As filed with the Securities and Exchange Commission on November 1, 2023

Registration Number 333-274547

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Serve Robotics Inc.

(Exact name of registrant as specified in its charter)

Delaware	3790	85-3844872
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

730 Broadway

Redwood City, CA 94063
(818) 860-1352
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ali Kashani
Chief Executive Officer
730 Broadway

Redwood City, California 94063
(818) 860-1352

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Albert Vanderlaan, Esq.
Orrick, Herrington & Sutcliffe LLP
222 Berkeley St., Suite 2000
Boston, MA 02116
(617) 880-2219

From time to time after this registration statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2023

PRELIMINARY PROSPECTUS

18,960,989 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 18,960,989 shares of common stock, par value $0.0001 per share, of Serve Robotics Inc. (the “Company”), which includes: (i) 4,121,632 shares of our common stock issued in a private placement offering in multiple closings on July 31, 2023, August 30, 2023 and October 26, 2023 (the “Private Placement”) (including 937,961 shares of our common stock issued upon conversion of the senior subordinated secured convertible notes offered and sold by Serve Operating Co., a privately held Delaware corporation (formerly known as Serve Robotics Inc.) (“Serve”), to accredited investors (the “Bridge Notes”)); (ii) 468,971 shares of our common stock issuable upon exercise of the warrants issued to investors in connection with the issuance of the Bridge Notes (the “Bridge Warrants”); (iii) an aggregate of 478,571 shares of our common stock issuable upon exercise of the warrants issued to (a) certain registered broker-dealers in connection with the sale of the Bridge Notes (the “Bridge Broker Warrants”) and (b) each of the U.S. registered broker-dealers in connection with the Private Placement (the “Placement Agent Warrants”); (iv) 142,730 shares of our common stock issuable upon exercise of the warrants of Serve that were assumed by the Company in connection with the Merger; and (v) 12,249,085 shares of our common stock privately issued to the selling stockholders on July 31, 2023 in exchange for the capital stock of Serve in connection with the closing of the merger between us and Serve (the “Merger”), which excludes the restricted stock held by the Company’s current or former employees who have waived their registration rights (the “Merger Shares”); and (vi) 1,500,000 shares of our common stock held by the stockholders of Patricia Acquisition Corp., our predecessor, prior to the Merger.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell the shares of common stock offered by this prospectus from time to time through the means described in this prospectus under the caption “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 95 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

There is not currently, and there has never been, any established public trading market for any of our securities. The common stock is not currently eligible for trading on any national securities exchange, including The Nasdaq Stock Market, LLC, or any over-the-counter markets, including the OTC Markets-OTCQB tier (the “OTCQB”). In connection with this offering, we intend to have a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another OTC system. We cannot assure you that the common stock will become eligible for trading on any exchange or market. Until such time as the common stock is quoted on the OTCQB or another public trading market otherwise develops, the selling stockholders identified herein may only sell their shares of common stock pursuant to this prospectus at a fixed price of $4.00 per share, the price per share in the offering discussed above, for a total offering amount of $75,843,956. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2023

i

ABOUT THIS PROSPECTUS

We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of our Business”, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

●	our reliance on third parties, including suppliers, delivery platforms, brand sponsors, software providers and service providers;

●	our ability to operate in public spaces and any errors caused by human supervisors, network connectivity or automation;

●	our robots’ reliance on sophisticated software technology that incorporates third-party components and networks to operate, and our ability to maintain licenses for this software technology;

●	our ability to commercialize our products at a large scale;

●	the competitive industry in which we operate which is subject to rapid technological change;

●	our ability to raise additional capital to develop our technology and scale our operations;

●	developments and projections relating to our competitors and our industry;

●	our ability to adequately control the costs associated with our operations;

●	the impact of current and future laws and regulations, especially those related to personal delivery devices;

●	potential cybersecurity risks to our operational systems, infrastructure, and integrated software by us or third-party vendors;

●	the development of a market for our common stock;

●	the impact of the COVID-19 crisis on our business, results of operations and future growth prospects;

●	our intended use of proceeds from the Private Placement (as defined below); and

●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus contains, any applicable prospectus supplement and any related free writing prospectus may contain, estimates, projections and other information concerning our industry, our business and the markets for certain robotics. Information based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

All references to “Serve” refer to Serve Operating Co. (formerly known as Serve Robotics Inc.), a privately held Delaware corporation and our direct, wholly-owned subsidiary. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Serve Robotics Inc. (formerly named Patricia Acquisition Corp.) together with its wholly-owned subsidiary, Serve. Serve holds all material assets and conducts all business activities and operations of Serve Robotics Inc.

This prospectus includes a number of technical terms. Please see “Glossary of Terms and Abbreviations” beginning on page 40.

Overview

We are on a mission to deliver a sustainable future.

Serve’s first product is an advanced, AI-powered, low-emissions sidewalk delivery robot (“delivery robots”) that serves people in public spaces, which started with last-mile food delivery in Los Angeles during the COVID-19 pandemic shutdowns. Serve’s current fleet of robots consists of over 100 robots, and we plan to expand our fleet by building and deploying hundreds of new robots in coming years after raising additional rounds of financing. We have platform-level integrations with the Uber Eats division of Uber Technologies, Inc. (“Uber”) and 7-Eleven, Inc. Our strategic investors include NVIDIA, Uber, 7-Ventures and Delivery Hero’s corporate venture units, alongside other world-class investors.

Our team comes with an unparalleled depth of expertise in food delivery, with our engineering team having extensive experience in AI, automation and robotics. Our leadership team includes veterans from Uber, Postmates Inc. (“Postmates”), Waymo, Apple Inc., Blue Origin, LLC, GoPro, Inc., GoDaddy Inc., and Anki, Inc. Our expertise uniquely positions us to service the ever-growing on-demand delivery market, including food delivery.

Based on our proprietary historical delivery data, approximately half of all delivery distances in the United States are less than 2.5 miles and well-suited to delivery by sidewalk robots. We provide a robotic delivery experience that delights customers, improves reliability for merchants and reduces traffic congestion and vehicle emissions. Moreover, at scale we expect our robots will complete deliveries at lower cost than human couriers, making on-demand delivery more affordable and accessible in the areas in which we operate.

Our Industry

Despite new technological innovations of the past few decades as well as growing adoption of online commerce and home delivery, last-mile delivery has remained costly and inefficient. In 2022, DoorDash, the largest food delivery platform in the United States, reported 35% revenue growth while net losses increased over 190%. Besides on-demand delivery, next-day parcel delivery has also struggled with last-mile cost. For example, in May 2023, Amazon announced a program to reduce its delivery costs by offering customers $10 to pick up items from nearby stores.

A number of factors have contributed to keeping last-mile costs high: labor shortages, wage inflation, and regulatory pressures to classify gig workers as employees. The aforementioned serve as tailwinds that are expected to accelerate the adoption of automation in last-mile delivery.

Deliveries vary by distance, cargo size, cargo sensitivity and timing requirements, among other factors. Today, most next-day parcels are delivered using trucks, while on-demand food delivery largely takes place in personal vehicles. Overall, a small percentage of short-distance deliveries are performed on bicycles. As automation is introduced, different automated technologies will be best suited for different deliveries. Autonomous vehicles (“AVs”) will be best for longer distance and larger deliveries, though experts currently believe AVs are still many years away from scaled, profitable operation. Delivery robots and aerial drones, however, have been commercially operating in a variety of environments for several years and are expected to scale rapidly over the coming years.

Sidewalk robots are best suited for short-distance deliveries in populated environments. The applications of robotics in delivery are wide-ranging, from on-demand food and grocery to convenience goods, alcohol, pharmaceuticals, parcels, and more. According to Business Insider, the market for delivery robots is predicted to grow to $1 trillion by 2030.

As automation increases the efficiency of last-mile delivery, we anticipate significant opportunities for impact by lowering delivery costs, increasing on-demand adoption, making reverse logistics easier, and increasing local commerce activity.

Also, replacing car deliveries with sidewalk robotic delivery can improve road safety and make cities friendlier for pedestrians and bicyclists. Due to their lower speed and weight, sidewalk delivery robots have significantly less kinetic energy than an average automobile: an average U.S. passenger car weighing 4,100 lbs and traveling at 30 miles per hour carries 167 kJ of kinetic energy which upon impact with a pedestrian may result in severe injury or fatality, whereas a Serve robot weighing 200 lbs and traveling at its maximum speed of 7 miles per hour carries 0.44 kJ, or 0.27% of the kinetic energy of the car, which is unlikely to cause severe injury or fatality. As such, to date there has been no reported case of severe injury caused by Serve delivery robots. We share incident and infrastructure data with jurisdictions in which we operate (currently West Hollywood and Los Angeles, California).

Lastly, according to a study published in Transportation Research Part D: Transport and Environment (Volume 85, August 2020,102443), greenhouse gases (“GHG”) emissions from operating sidewalk delivery robots, including emissions from charging battery and transportation to/from delivery hubs, are over 96% lower than emissions from operating internal combustion engine vehicles.

Risks Related to Our Business and Industry

Our ability to implement our current business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors.” These risks include, among others, the following:

●	Because we are an early-stage company with minimal revenue and a history of losses and we expect to continue to incur substantial losses for the foreseeable future, we cannot assure you that we can or will be able to operate profitably;

●	We have a limited operating history, which may make it difficult to evaluate our business and prospects;

●	If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market and launch new generations of our robotic systems successfully;

●	A significant portion of our revenue is concentrated with one customer;

●	Our future revenue plans rely on partnering with third-party delivery platforms, brand sponsors and/or direct sales to merchants. Delays with launching such partnerships, changes in delivery partner platform algorithms, and inability to fill our advertising inventory have in the past led to our inability to fully utilize our robotic fleet;

●	Failure of our service providers or disruptions to our outsourcing relationships, such as internet connectivity issues, have in the past and may in the future negatively impact our ability to conduct our business;

●	Our robots operate in public spaces and any errors caused by human supervisors, network connectivity issues, third-party software, or automation may adversely affect our commercial relationships;

●	Our robots rely on sophisticated software technology that incorporate third-party components and networks to operate, and the inability to maintain licenses for these software technology, errors in the software we license or the terms of open-source licenses could result in increased costs or reduced service levels, which would adversely affect our business; we have experienced interruptions to our service due to third party software or service availability issues in the past;

●	The benefit of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way;

●	We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively; and

●	We are substantially reliant on our relationships with suppliers and service providers for the parts and components in our robots, as well as for the manufacture of our robots. If any of these suppliers or service partners choose to not do business with us then we would have significant difficulty in procuring and producing our robots and our business prospects would be significantly harmed.

Recent Developments

Merger Agreement

On July 31, 2023, the Company, our wholly-owned subsidiary, Serve Acquisition Co., a corporation formed in the State of Delaware on July 10, 2023 (“Acquisition Sub”), and Serve entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on July 31, 2023 (the “Closing Date”), Acquisition Sub merged with and into Serve, with Serve continuing as the surviving corporation and our wholly-owned subsidiary (the “Merger”).

As a result of the Merger, we acquired the business of Serve, which designs, develops and operates an advanced, AI-powered robotics mobility platform, with last mile delivery in cities as its first application. See “Description of our Business” below. At the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each of Serve’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.8035 shares of our common stock (the “Common Share Conversion Ratio”) (in the case of shares held by accredited investors), with the maximum number of shares of our common stock issuable to the former holders of Serve’s capital stock equal to 20,948,917 shares after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 3,500,000 shares of Company common stock owned by our stockholders prior to the Merger were forfeited and canceled (the “Stock Forfeiture”). In addition, pursuant to the Merger Agreement, (i) options to purchase 1,984,951 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger under Serve’s 2021 Stock Plan (the “Serve Plan”) were assumed and converted into options to purchase 1,594,800 shares of our common stock, (ii) warrants to purchase 17,314 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 13,911 shares of our common stock, (iii) warrants to purchase 160,323 shares of Serve’s Series Seed preferred stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 128,819 shares of our common stock and (iv) simple agreement for future equity (“SAFEs”) totaling $15.55 million were converted into 4,372,613 shares of our common stock.

Following the closing of the Merger, Patricia Acquisition Corp. changed its name to Serve Robotics Inc.

See “Description of Capital Stock” below for more information. The issuance of shares of our common stock, options, or warrants to purchase shares of our common stock, to Serve’s former security holders are collectively referred to as the “Share Conversion.”

As a condition to the Merger, on July 31, 2023, we entered into indemnity agreements with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Serve is considered the acquirer for accounting purposes. Our historical financial statements before the Merger have been replaced with the historical financial statements of Serve before the Merger in the registration statement of which this prospectus is a part, and in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The securities issued pursuant to the Share Conversion (the “Converted Securities”) were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506(b) of Regulation D promulgated by the SEC thereunder. The Converted Securities may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirement. The Converted Securities, including the Merger Shares included in this prospectus, are also subject to further contractual restrictions on transfer under the lock-up agreement, pursuant to which, subject to certain exceptions, applicable holders are not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lockup agreement continuing through the date 12 months after the first date on which our common stock is first traded on the OTCQB or OTCQX market maintained by OTC Markets Group, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our common stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to the registration statement of which this prospectus forms a part.

Private Placement

Following the Effective Time of the Merger, we sold 4,121,632 shares of our common stock pursuant to a private placement offering, at a purchase price of $4.00 per share in multiple closings through October 26, 2023. The private placement offering is referred to herein as the “Private Placement.”

The aggregate gross proceeds from the Private Placement was approximately $15.74 million (including the aggregate principal amount of Bridge Notes converted as more fully described in the section titled “Description of the Merger, the Offering, and Related Transactions,” before deducting placement agent fees and expenses of approximately $1.74 million).

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated in the State of Delaware as Patricia Acquisition Corp. on November 9, 2020. On July 31, 2023, Serve Acquisition Corp. merged with and into Serve. Following the Merger, Serve was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding stock of Serve was converted into shares of our common stock. The business of Serve became our business as a result of the Merger. Following the consummation of the Merger, Serve changed its name to “Serve Operating Co.” Immediately after completion of the Merger, we changed our name to “Serve Robotics Inc.”

Prior to the Merger, Patricia Acquisition Corp. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Serve following the closing of the Merger.

Our principal executive offices are located at 730 Broadway, Redwood City, California 94063. Our telephone number is (818) 860-1352. Our website address is www.serverobotics.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by selling stockholders	18,960,989 shares

Common stock outstanding	24,832,814 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

Offering price	The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $4.00 per share until such time as our common stock is quoted on the OTCQB, or another public trading market for the common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market for our shares	There is not now and never has been any market for our securities and an active market may never develop. We have arranged for a broker-dealer to apply to have our common stock quoted on the OTCQB or another over-the-counter system. In the future, we intend to seek to have the common stock listed on a national securities exchange. However, we may not be successful in having our shares quoted on an over-the-counter market or listed on a national securities exchange.

The number of shares of common stock outstanding is based on an aggregate of 24,832,814 shares outstanding as of October 27, 2023 but excludes:

●	1,594,800 shares of common stock issuable upon the exercise of stock options outstanding that were subject to options originally granted under the Serve’s 2021 Stock Plan, with a weighted-average exercise price of $0.61 per share;

●	outstanding Bridge Warrants to purchase an aggregate of 468,971 shares of our common stock;

●	outstanding Bridge Broker Warrants to purchase an aggregate of 74,662 shares of our common stock;

●	outstanding Placement Agent A Warrants (defined below) to purchase an aggregate of 153,909 shares of our common stock;

●	outstanding Placement Agent B Warrants (defined below) to purchase an aggregate of 250,000 shares of our common stock; and

●	outstanding warrants to purchase an aggregate of 142,730 shares of our common stock assumed by us in connection with the Merger.

SUMMARY FINANCIAL DATA

The following tables set forth summary financial data as of, and for the six months ended, June 30, 2023 and 2022, and as of, and for the years ended, December 31, 2022 and 2021 and should be read together with our consolidated financial statements and the related notes, as well as the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and related notes. The summary consolidated financial data as of, and for the six months ended, June 30, 2023 and 2022 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In our opinion, these unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such consolidated financial data. The summary financial data as of, and for the years ended, December 31, 2022 and 2021 are derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results, and our operating results for the six-month period ended June 30, 2023 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2023 or any other interim periods or any future year or period. See Unaudited Pro Forma Combined Financial Statements reflecting the effect of the Merger on page F-43.

	Six Months Ended			For the period from January 15, 2021
	June 30,		Year Ended	(inception) to,
	2023 (unaudited)	2022 (unaudited)	December 31, 2022	December 31, 2021

Revenues	$102,261	$27,356	$107,819	-
Cost of revenues	758,628	379,681	1,148,426	-
Gross loss	(656,367)	(352,325)	(1,040,607)	-

Operating expenses:
General and administrative	1,986,806	1,713,452	3,786,124	2,465,570
Operations	1,114,335	874,407	2,035,063	924,501
Research and development	4,208,634	6,013,467	13,565,765	7,092,628
Sales and marketing	362,718	278,098	525,494	139,664
Total operating expenses	7,672,493	8,879,424	19,912,446	10,622,363

Loss from operations	(8,328,860)	(9,231,749)	(20,953,053)	(10,622,363)

Other income (expense), net:
Interest expense, net	(538,606)	(14,917)	(636,330)	-
Change in fair value of simple agreements for future equity	(1,236,912)	4,506	(265,744)	(11,043,155)
Total other income (expense), net	(1,775,518)	(10,411)	(902,074)	(11,043,155)

Provision for income taxes	-	-	-	-
Net loss	$(10,104,378)	$(9,242,160)	$(21,855,127)	$(21,665,518)

Weighted average common shares outstanding - basic and diluted	8,311,602	8,701,369	8,583,409	6,997,571
Net loss per common share - basic and diluted	$(1.22)	$(1.06)	$(2.55)	$(3.10)

ASSETS
Current assets:
Cash	$18,912	$2,715,719	7,965,861
Accounts receivable	-	23,697	-
Inventory	622,966	618,262	463,422
Prepaid expenses	65,086	81,339	-
Deferred offering costs	352,617	-	11,163
Total current assets	1,059,581	3,439,017	8,440,446
Property and equipment, net	2,445,148	3,376,427	119,616
Right of use asset	1,003,574	1,215,968	-
Deposits	512,659	512,659	96,647
Total assets	$5,020,962	$8,544,071	8,656,709

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$866,904	$162,034	336,314
Accrued liabilities	63,840	37,434	-
Note payable, current	1,000,000	1,000,000	-
Note payable - related party, net	335,160	-	-
Convertible notes payable, net of debt discount	2,655,949	-	-
Derivative liability	601,000	-	-
Right of use liability, current portion	556,124	483,186	-
Lease liability, current portion	2,271,144	2,214,348	-
Total current liabilities	8,350,121	3,897,002	336,314
Note payable, net of current portion	722,767	1,214,600	-
Simple agreements for future equity	17,054,609	13,150,745	-
Restricted stock award liability	157,271	162,747	-
Right of use liability	399,649	708,143	-
Lease liability	687,836	1,862,980	-
Total liabilities	27,372,253	20,996,217	336,314

Commitments and contingencies (Note 10)

Stockholders’ equity (deficit):
Series Seed preferred stock, $0.00001 par value; 4,008,079 shares authorized, 3,847,756, 3,847,756 and 3,527,110 shares issued and outstanding as of June 30, 2023, December 31, 2022 and December 31, 2021, respectively	38	38	35
Series Seed-1 preferred stock, $0.00001 par value; 3,037,227 shares authorized, issued and outstanding as of June 30, 2023, December 31, 2022 and December 31, 2021	30	30	30
Series Seed-2 preferred stock, $0.00001 par value; 2,599,497 shares authorized, issued and outstanding as of June 30, 2023, December 31, 2022 and December 31, 2021	26	26	26
Series Seed-3 preferred stock, $0.00001 par value; 445,347 shares authorized, issued and outstanding as of June 30, 2023, December 31, 2022 and December 31, 2021	4	4	4
Common stock, $0.00001 par value; 21,200,000 shares authorized, 8,612,580, 8,913,072 and 8,850,154 shares issued and 8,127,433, 8,495,771 and 8,850,154 shares outstanding as of June 30, 2023, December 31, 2022 and December 31, 2021, respectively	81	85	89
Additional paid-in capital	31,441,776	31,234,035	29,985,729
Subscription receivable	(168,223)	(165,719)	-
Accumulated deficit	(53,625,023)	(43,520,645)	(21,665,518)
Total stockholders’ equity (deficit)	(22,351,291)	(12,452,146)	8,320,395
Total liabilities and stockholders’ equity (deficit)	$5,020,962	$8,544,071	8,656,709

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risk Factors Summary

●	Because we are an early-stage company with minimal revenue and a history of losses and we expect to continue to incur substantial losses for the foreseeable future, we cannot assure you that we can or will be able to operate profitably.

●	We have a limited operating history, which may make it difficult to evaluate our business and prospects.

●	If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market and launch new generations of our robotic systems successfully.

●	A significant portion of our revenue is concentrated with one customer.

●	Our future revenue plans rely on partnering with third party delivery platforms, brand sponsors and/or direct sales to merchants.

●	Failure of our service providers or disruptions to our outsourcing relationships might negatively impact our ability to conduct our business.

●	Our robots operate in public spaces and any errors caused by human supervisors, network connectivity issues, third-party software, or automation may adversely affect our commercial relationships.

●	Our robots rely on sophisticated software technology that incorporate third-party components and networks to operate, and the inability to maintain licenses for these software technology, errors in the software we license or the terms of open-source licenses could result in increased costs or reduced service levels, which would adversely affect our business.

●	The benefit of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

●	We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

●	We are substantially reliant on our relationships with suppliers and service providers for the parts and components in our robots, as well as for the manufacture of our robots. If any of these suppliers or service partners choose to not do business with us, then we would have significant difficulty in procuring and producing our robots and our business prospects would be significantly harmed.

●	The evolving regulations around personal delivery devices (“PDDs”) could materially impact our business and growth prospects in new markets.

●	Defects, glitches, or malfunctions in our products or the software that operates them, failure of our products to perform as expected, connectivity issues or operator errors may result in product recalls, lower than expected return on investment for customers and cause significant safety concerns, each of which could adversely affect our results of operations, financial condition and our reputation.

●	Even if our products perform properly and are used as intended, if operators sustain any injuries while using our products, we could be exposed to liability and our results of operations, financial condition, and our reputation may be adversely affected.

●	We operate in a competitive industry that is subject to rapid technological change, and competitors may have or attain more resources and/or greater market recognition than we do.

●	If the Company cannot protect, maintain and, if necessary, enforce its intellectual property rights, its ability to develop and commercialize products will be adversely impacted.

●	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

●	Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors.

●	We will be required to raise additional capital in order to develop our technology and scale our commercial delivery operations. However, we may be unable to raise additional capital needed to fund and grow our business.

●	If use of the Internet via websites, mobile devices and other platforms, particularly with respect to online food ordering, does not continue, our business and growth prospects will be harmed.

●	Our products and services are disruptive to the delivery services industries, and important assumptions about the market demand, pricing, adoption rates and sales cycle, for our current and future products and services may be inaccurate.

●	Even if we successfully market our products and services, the purchase or subscription, adoption and use of the products and services may be materially and negatively impacted if our customers resist the use and adoption of the products and services.

●	Our systems, products, technologies and services and related equipment may have shorter useful lives than we anticipate.

●	We, any manufacturing partners, and suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

●	We may be unable to adequately control the costs associated with our operations.

●	Our ability to manufacture products of sufficient quality on schedule in the future is uncertain, and delays in the design, production and launch of our products could harm our business, prospects, financial condition and operating results.

●	We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our products and data processed by us or third-party vendors.

●	The shares of common stock issued in the Merger and the Private Placement, which are being registered and offered for resale, are “restricted securities” and, as such, may not be sold except in limited circumstances.

●	There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

●	We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Risks Related to Our Business and Industry

Because we are an early-stage company with minimal revenue and a history of losses and we expect to continue to incur substantial losses for the foreseeable future, we cannot assure you that we can or will be able to operate profitably.

We are an early-stage company. We were formed and commenced operations in January 2021. We face all the risks faced by newer companies, including significant competition from existing and emerging competitors, some of which are established and have better access to capital. In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. We will need to transition from an early-stage company to a company capable of supporting larger scale commercial activities. If we are not successful in such a transition, our business, results, and financial condition will be harmed.

We have not been profitable to date, and we expect operating losses for the near future. During the six months ended June 30, 2023, we generated $0.10 million in revenue and incurred a net loss of $10.10 million. During the years ended December 31, 2022 and 2021, we generated revenue of $0.11 million and $0, respectively, and we incurred net losses of approximately $21.86 million and $21.67 million, respectively. There can be no assurance that we will not continue to incur net losses in the future. We may not succeed in expanding our customer base and product offerings and even if we do, may never generate revenue that is significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Furthermore, we may not be able to control overhead expenses even where our operations successfully expand. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, diversify our product offerings, or even continue our operations.

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

We face the risks associated with businesses in their early stages, with limited operating histories and whose prospects are hard to evaluate. Any evaluation of our business and our prospects must be considered in light of the uncertainties, delays, difficulties and expenses commonly experienced by companies at this stage, which generally include unanticipated problems and additional costs relating to the development and testing of products, product approval or clearance, regulatory compliance, production, product introduction and marketing, and competition. For example, we have incurred losses for each of the past few years, driven mainly by our investments in research and development costs. Many of these factors are beyond the control of our management. In addition, our performance will be subject to other factors beyond our control, including general economic conditions and conditions in the robotics industry. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. As of December 31, 2022, the date of our last audited financial statements, we generated $0.11 million in revenue. We had sustained a net loss of $21.86 million and had an accumulated deficit of $43.52 million. Our ability to continue as a going concern until we reach profitability is dependent upon our ability to generate cash from operating activities and to raise additional capital to fund our operations. While we were successful in raising a total of approximately $58.17 million in debt and equity financing as of October 27, 2023, our ongoing operational expenses are now approximately $1.71 million per month without yet generating any material corresponding revenue. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market, and launch new generations of our robotic systems successfully.

We intend to invest significantly in order to expand our business. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, financial condition, and operating results. We intend to expand our operations significantly. We expect our expansion to include:

●	expanding the management, engineering, and product teams;

●	identifying and recruiting individuals with the appropriate relevant experience;

●	hiring and training new personnel;

●	launching commercialization of new products and services;

●	forecasting production and revenue;

●	entering into relationships with one or more third-party design for manufacturing partners and third-party contract manufacturers and/or expanding our internal manufacturing capabilities;

●	controlling expenses and investments in anticipation of expanded operations;

●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

●	expanding and enhancing internal information technology, safety, and security systems;

●	conducting demonstrations;

●	entering into agreements with suppliers and service providers; and

●	implementing and enhancing administrative infrastructure, systems, and processes.

Should achieved market penetration warrant, we intend to continue to hire a significant number of additional personnel, including engineers, design, production, and operations personnel and service technicians for our robotic systems and services. Because of the innovative nature of our technology, individuals with the necessary experience may not be available to hire, and as a result, we will need to expend significant time and expense to recruit and retain experienced employees and appropriately train any newly hired employees. Competition for individuals with experience designing, producing, and servicing robots and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in companies’ interests in our robotic delivery and branding services, companies’ available dollars to invest on our services, general economic conditions, our ability to market our company to companies, headcount and other operating costs, and general industry and regulatory conditions and requirements. The Company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

A significant portion of our revenue is concentrated with one customer.

A significant portion of our revenue is concentrated with one customer. For the six months ended June 30, 2023 and the year ended December 31, 2022, sales to one customer accounted for 50% of total revenue. For the year ended December 31, 2021, we had not yet commenced any revenue-generating activity. Sales to Uber represented 50% of our revenues for the six months ended June 30, 2023 and the year ended December 31, 2022. If Uber were to breach, cancel or amend our agreement, it may have an outsized effect on our revenue, cash on hand, and profitability. In addition, we may have an increased interest in accepting less favorable terms of any amendment as a result.

We are dependent on general economic conditions.

Our business model is dependent on companies purchasing our robotic delivery and branding services. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of dollars companies have to spend on our services, which would negatively impact our revenues and possibly our ability to continue operations. It is not possible to accurately predict the potential adverse impacts on the Company, if any, of current economic conditions on its financial condition, operating results and cash flow.

One of our directors currently holds multiple positions in our industry.

Our board member Buck Jordan currently serves as a director, officer, or advisor to multiple companies. Many of the companies that he holds titles in are in robotics and automation, which is the same industry as Serve. As such, at times there may be conflicts of interest between Serve and these other companies.

Unfavorable changes in interest rates and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

Fluctuations in interest rates and foreign exchange rates may negatively impact our business. These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Any of such widespread economic conditions could negatively impact our supply chain partners and the industry as a whole, which could materially decrease our profits and cash flow. We have experienced increased costs in acquiring parts for our robots as a result of the global semiconductor industry facing shortages in supply as well as inflation and increased interest rates. We, or our supply chain partners, could continue to increase prices as a result of other adverse macroeconomic conditions.

The inability of our supply chain to deliver certain key electrical components, such as semiconductors, could materially adversely affect our business, financial condition and results of operations.

Certain highly complex components used to manufacture our robots are obtained from single or limited sources that we may have to compete for with other participants in the robotics, consumer electronics, and automotive markets. If our supply chain fails to deliver products to us in sufficient quality and quantity on a timely basis, we will be challenged to meet our target production and development timelines and could incur significant additional expenses for expedited freight and other related costs. Our supply chain may also be adversely impacted by events outside of our control, including macroeconomic events, trade restrictions and economic recessions. Throughout 2022, we have experienced delays in supply chain deliveries, extended lead times and shortages of key components. These disruptions have delayed and may continue to delay the timing of production and maintenance of our robots, which in turn could negatively impact our business and results of operations.

Our robots are reliant on semiconductors. In recent years, there has been an ongoing shortage of semiconductors. The semiconductor supply chain is complex, with capacity constraints occurring throughout. We have and will continue to work closely with our suppliers to minimize any potential adverse impacts of the global semiconductor chip shortage and monitor the availability of semiconductor chips and other key components and any other supply chain inefficiencies that may arise. In an effort to mitigate these risks, in some cases, we may have to incur higher costs due to investment in supply chain resiliency and to secure available inventory or make non-cancellable purchase commitments with semiconductor suppliers, which introduce inventory risk if our forecasts and assumptions prove inaccurate. Furthermore, if we are not able to mitigate the impact of the semiconductor chip shortage, any direct or indirect supply chain disruptions may have a material adverse impact on our business, financial condition and results of operations.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

We are an innovative technology company. We may not be able to locate or attract qualified individuals for important positions, such as software engineers, robotics engineers, machine vision and machine learning experts and others, which could affect the Company’s ability to grow and expand its business.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. Claims made or threatened by our suppliers, distributors, customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

Our future revenue plans rely on partnering with third party delivery platforms, brand sponsors and/or direct sales to merchants.

Our largest stream of projected revenue comes from maximizing utilization of our robots to perform deliveries. We may be unable to maximize utilization due to a variety of reasons, including insufficient merchant participation, platform partner matching algorithms, failure to deliver a commercial grade product, and a lack of product acceptance by merchants and/or delivery recipients. To date, we have been able to continually increase our robot utilization in our partnership with Uber driven by the continued improvement in our integration, high merchant participation, and widespread product acceptance by users of the Uber platform. We have not yet achieved such levels of utilization with our other partners because those integrations are less complete. To achieve profitability, we would need to continue to improve our utilization targets with Uber above current levels and maintain those levels with other partners as well. As this requires cooperation by third parties, there is no guarantee that it will be achieved within a specific timeframe.

Our financial projections also anticipate generating revenues from brand sponsors who would pay to place their branding on our robots as a form of out-of-home (“OOH”) branding. OOH branding on robots is a new phenomenon and as such, an unproven model. To date, for our limited number of robots, we have been able to run periodic OOH advertising campaigns with several brands in varying sectors including real estate, fashion and entertainment, with nearly 50% of our 2022 revenue coming from OOH advertising. In the future, if we are unable to realize these sales, our business model and go-to-market strategy will be jeopardized.

Failure of our service providers or disruptions to our outsourcing relationships may negatively impact our ability to conduct our business.

Certain of our remote piloting services are currently provided by third-party vendors, and sometimes from service centers outside of the United States. Services provided pursuant to arrangements with these third-party vendors could be disrupted due to events outside of their control such as power failures, cybersecurity incidents, internet traffic congestion or increased latency, or deterioration in their economic condition. Similarly, the expiration of agreements associated with such arrangements or the transition of services between providers could lead to loss of institutional knowledge or service disruptions. While we have not experienced material impact of such disruptions to date, our reliance on others as service providers could have a material adverse effect on our business, financial condition, results of operations and cash flows in the future.

Our robots operate in public spaces and any errors caused by human supervisors, network connectivity issues, third-party software, or automation may adversely affect our commercial relationships.

Our ability to attract and retain customers (including merchants, platform partners, and brand sponsors) is heavily dependent on our ability to provide a safe and reliable service. Our safety and security track record have been instrumental in helping us attract and retain our existing customers. Because we operate on public sidewalks, the performance of our robots is highly visible and we have to maintain the highest standards for public safety. Our operating procedures and automated systems are designed to ensure that our robots yield the right of way to vehicles, pedestrians, and other sidewalk and road users. Examples include only crossing controlled intersections during a pedestrian “walk” signal and slowing down or stopping if a pedestrian approaches the robot from any direction. Our partners, such as Uber, require timely reporting of any material safety incidents, and if they are not able to ascertain our ability to maintain safe operations, our commercial relationships may be jeopardized. To date, we have not experienced material safety incidents nor have our partners raised any concerns about our safety standards and track record. However, any actual or perceived public safety incidents that may be caused by our human supervisors, network connectivity issues, third-party software, or automation may put our commercial relationships and financial viability at risk.

Our robots rely on sophisticated software technology that incorporate third-party components and networks to operate, and the inability to maintain licenses for software technology, errors in the software we license or the terms of open-source licenses could result in increased costs or reduced service levels, which would adversely affect our business.

Our robots require certain third-party software and networks to function safely and effectively, and our business relies on certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business. Furthermore, performance degradation or lack of access to such software and networks can result in poor delivery performance or even grounding of our entire fleet until it is resolved, which can adversely impact our ability to continue our operations.

Additionally, the software powering our technology systems incorporates software covered by open-source licenses. The terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. In the event that portions of our proprietary software are determined to be subject to an open-source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology systems. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition, and results of operations.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way. We cannot be sure that alternative technologies or improvements to artificial intelligence, industrial automation or other technologies, processes or industries will not match or exceed the benefits of our products or be more cost effective than our products. The development of any alternative technology that can compete with or supplant our products may materially and adversely affect our business, prospects, financial condition and operating results, including in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products, which could result in the loss of competitiveness of our robotic systems and solutions, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to new or changing technologies. While we plan to upgrade and adapt our robotic systems and solutions as we or others develop new technology, our robotic systems and solutions may not compete effectively with alternative products if we are not able to source and integrate the latest technology into our systems and solutions.

We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

We have limited experience commercializing robotic systems at a large scale and may not be able to do so efficiently or effectively. A key element of our long-term business strategy is the continued growth in sales, marketing, training, customer service and maintenance and servicing operations, including hiring personnel with the necessary experience. Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of our products into new markets. In addition, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending level could have unintended negative effects on our revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

We are substantially reliant on our relationships with suppliers and service providers for the parts and components in our robots, as well as for the manufacture of our robots. If any of these suppliers or service partners choose to not do business with us, then we would have significant difficulty in procuring and producing our robots and our business prospects would be significantly harmed.

Our robots contain hundreds of components which are assembled by third-party manufacturing partners. Collaboration with third parties for the manufacturing of robots is subject to risks with respect to operations that are outside our control. Global supply chain problems directly impact our ability to obtain these components cost-effectively. We could experience delays to the extent our current or future partners do not continue doing business with us, meet agreed upon timelines, experience capacity constraints or otherwise are unable to deliver components or manufacture robots as expected. For example, we have had to delay increasing the number of robots in our fleet due to previous third-party supply restraints. Serve has an agreement with a leading LIDAR vendor to purchase LIDARs at highly competitive prices within a limited timeframe. Failure to leverage this agreement, or secure similar supplier agreements for components that may face availability constraints due to supply chain disruptions can result in higher prices for those components, which in turn increases the cost of manufacturing robots and result in an adverse financial impact to our delivery economics.

There is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partner manufacturers’ robots or other robots manufactured by the same partner. In addition, although we intend to be involved in material decisions in the supply chain and manufacturing process, given that we also rely on our partners to meet our quality standards, there can be no assurance that we will be able to maintain high quality standards.

We may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party, and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business.

The evolving regulations around personal delivery devices (“PDDs”) could materially impact our business and growth prospects in new markets.

Sidewalk robots, as opposed to autonomous vehicles operating on public streets, are not by default prohibited from operations in most jurisdictions. But there is no guarantee that the current permissive environment will not change in the future, especially as more sidewalk robots get deployed. While we currently have the requisite permits and support from local municipalities in areas we operate, any change in regulations or permit requirements could adversely impact our business. Therefore, we proactively engage with lawmakers, academics, standards-setting organizations, urban planning nonprofits, disability rights advocates, senior citizen organizations, and regional bicycle coalitions to anticipate and mitigate potential regulatory challenges.

Over a dozen states across the United States have enacted legislation regulating PDDs, using a definition that includes sidewalk robots such as ours. While these regulations have been largely industry-friendly and intended to streamline the rollout of PDDs in those jurisdictions, they are not yet uniform and may present some challenges as we seek to deploy in new markets. For example, Washington State and the District of Columbia have a 100lb unladen weight restriction and the City of Santa Monica prohibits the operation of autonomous devices on sidewalks, that would require amending in order for us to expand into those jurisdictions.

Furthermore, the cellular network and radio systems contained in our robots are regulated by the Federal Communications Commission, which allocates cellular and wireless bandwidth to ensure minimal conflict between operators. And the battery packs within our robots use custom lithium-ion cells. The transportation and effective storage of lithium-ion batteries is tightly regulated by the U.S. Department of Transportation and other regulatory bodies. Any failure to comply with the Department of Transportation’s storage and transport requirements or the Federal Communications Commission’s regulations on wireless communications could result in fines, loss of permits and licenses or other regulatory consequences, which could limit our ability to manufacture and deliver our robotic systems and negatively affect our business, prospects, financial condition, results of operations, and cash flows.

Defects, glitches, or malfunctions in our products or the software that operates them, failure of our products to perform as expected, connectivity issues or operator errors may result in product recalls, lower than expected return on investment for customers and cause significant safety concerns, each of which could adversely affect our results of operations, financial condition and our reputation.

The design, manufacture, and marketing of our products involve certain inherent risks. Manufacturing or design defects, glitches, malfunctions, connectivity issues between the central processing unit and peripheral vehicle subsystems, operator errors, unanticipated use of our robotic systems, inadequate disclosure of risks relating to the use of sidewalk robots, among others, can lead to injury, property damage or other adverse events. We conduct extensive testing of our units, in some instances in collaboration with our customers, to ensure that any such issues can be identified and addressed in advance of commercial launch of the products. However, there can be no assurance that we will be able to identify all such issues or that, if identified, efforts to address them will be effective in all cases.

In addition, if the manufacturing of our products is outsourced, we may not be aware of manufacturing defects that could occur. Such adverse events could lead to unexpected failures in our products and could result, in certain cases, in the removal of our products from the market. A product recall could result in significant costs. To the extent any manufacturing defect occurs, our agreement with the third-party manufacturer may contain a limitation on the third-party manufacturer’s liability, and therefore we could be required to incur the majority of related costs. Product defects or recalls could also result in negative publicity, damage to our reputation or, in the event of regulatory developments, delays in new product acceptance.

Our products incorporate sophisticated computer software. Complex software frequently contains errors, especially when first introduced. Our software may experience errors or performance problems in the future. If any part of our products’ hardware or software were to fail, the service mission could be compromised. Additionally, users may not use our products in accordance with safety protocols and training, which could amplify the risk of failure. Any such occurrence could cause delay in market acceptance of our products, damage to our reputation, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

We anticipate that as part of our ordinary course of business we may be subject to product liability claims alleging defects in the design or manufacture of our products. A product liability claim, regardless of our merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts.

Even if our products perform properly and are used as intended, if operators sustain any injuries while using our products, we could be exposed to liability and our results of operations, financial condition, and our reputation may be adversely affected.

Our products contain complex technology and must be used as designed and intended in order to operate safely and effectively. While we expect to develop a training, customer service and maintenance and servicing infrastructure to ensure users are equipped to operate our products in a safe manner, we cannot be sure that the products will ultimately be used as designed and intended. In addition, we cannot be sure that we will be able to predict all the ways in which use or misuse of the products can lead to injury or damage to property, and our training resources may not be successful at preventing all incidents. If operators were to cause any injuries or damage to property while using our products, in a manner consistent with our training and instructions or otherwise, we could be exposed to liability and our results of operations, financial condition and our reputation may be adversely affected.

We operate in a competitive industry that is subject to rapid technological change, and competitors may have or attain more resources and/or greater market recognition than we do.

Our competitor base may change or expand as we continue to develop and commercialize our robotic systems in the future. Some of these companies are direct competitors, while others provide adjacent services such as delivery with autonomous vehicles on streets that could impact our market. A number of these companies may have, or may attain, more resources and/or greater market recognition than we do. These or other competitors may develop new technologies or products that provide superior results to customers or are less expensive than our products. Our technologies and products could have reduced competitiveness by such developments.

Our competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, manufacturing and other resources than we do, or may be more successful in attracting potential customers, employees and strategic partners. In addition, potential customers could have long-standing or contractual relationships with competitors. Potential customers may be reluctant to adopt our products, particularly if they compete with or have the potential to compete with or diminish the need/utilization of products or technologies supported through these existing relationships. If we are not able to compete effectively, our business, prospects, financial condition, and operating results will be negatively impacted.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the robotics market on the whole and, accordingly, our business.

If the Company cannot protect, maintain and, if necessary, enforce its intellectual property rights, its ability to develop and commercialize products will be adversely impacted.

The Company’s success, in large part, depends on its ability to protect and maintain the proprietary nature of its technology. The Company must prosecute and maintain its existing patents and obtain new patents. Some of the Company’s proprietary information may not be patentable, and there can be no assurance that others will not utilize similar or superior solutions to compete with the Company. The Company cannot guarantee that it will develop proprietary products that are patentable, and that, if issued, any patent will give a competitive advantage or that such patent will not be challenged by third parties. The process of obtaining patents can be time consuming with no certainty of success, as a patent may not issue or may not have sufficient scope or strength to protect the intellectual property it was intended to protect. The Company cannot assure you that its means of protecting its proprietary rights will suffice or that others will not independently develop competitive technology or design around patents or other intellectual property rights issued to the Company. Even if a patent is issued, it does not guarantee that it is valid or enforceable. Any patents that the Company or its licensors have obtained or obtain in the future may be challenged, invalidated, or unenforceable. If necessary, the Company will initiate actions to protect its intellectual property, which will be costly and time consuming.

We may be subject to claims of infringement of third-party intellectual property rights.

Our operating results may be adversely affected if third parties claim that our products infringed their patent, copyright, or other intellectual property rights. Such assertions could lead to expensive and unpredictable litigation, diverting the attention of management and technical personnel. An unsuccessful result in such litigation could adversely affect our business, including injunctions, exclusion orders, and royalty payments to third parties.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and manufacturing activities to provide us with competitive advantages. We protect this information by entering into confidentiality agreements with our employees, consultants, strategic partners, and other third parties. We also design our computer systems and networks and implement various procedures to restrict unauthorized access to the dissemination of our proprietary information.

We face internal and external data security threats. For example, current, departing, or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain, or misappropriate our proprietary information or otherwise interrupt our business. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we are devoting increasing resources to the security of our information technology systems. However, we cannot assure that such system improvements will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our intellectual property. Moreover, these events may result in the diversion of the attention of management and critical information technology and other resources, or otherwise adversely affect our internal operations and reputation or degrade our financial results and stock price.

We may be subject to theft, loss, or misuse of personal data by or about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

In the ordinary course of our business, we have access to sensitive, confidential, or personal data or information regarding our employees and others that is subject to privacy and security laws and regulations. Therefore, the theft, loss, or misuse of personal data collected, used, stored, or transferred by us to run our business, or by our third-party service providers, including business process software applications providers and other vendors that have access to sensitive data, could result in damage to our reputation, disruption of our business activities, significantly increased business and security costs or costs related to defending legal claims. For example, in July 2023, we experienced an incident where third-party actors attempted to steal a robot. We are not aware that any data was obtained during any incident of vandalism or attempted theft. We are also aware of certain media reports relating to the use of our robots as elements in law enforcement surveillance efforts. As a general policy, we do not share data with law enforcement, except in certain narrow circumstances where (1) we are required to share data when served with a warrant or subpoena, or (2) there are insurance claims, active incident investigations, or acts of armed violence or theft attempts involving the Company’s personnel or property.

Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. For example, the European Union has adopted the General Data Protection Regulation (“GDPR”), which requires companies to comply with rules regarding the handling of personal data, including its use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of worldwide revenue. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe, and elsewhere are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with our data practices. As a result, complying with these changing laws has caused, and could continue to cause, us to incur substantial costs, which could harm our business and results of operations. Further, failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged non-compliant activity. Finally, even our inadvertent failure to comply with federal, state, or international privacy-related or data protection laws and regulations could result in audits, regulatory inquiries, or proceedings against us by governmental entities or others.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors.

We will require significant capital to operate our business and fund our capital expenditures for the next several years. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. While we expect that we will have sufficient capital to fund our currently planned operations, it is possible that we will need to raise additional capital to fund our business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that we have limited experience commercializing our delivery robotic systems on a large scale, coupled with the fact that our products represent a new product category in the commercial and delivery robotic market, means we have limited historical data on the demand for our robotic systems. In addition, we expect our capital expenditures to continue to be significant in the foreseeable future as we continue generational improvements for our commercial products, and that our level of capital expenditures will be significantly affected by customer demand for our robotic systems. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all, or that such funds, if raised, would be sufficient.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.

If we cannot raise additional funds when we need or want them, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We will be required to raise additional capital in order to develop our technology and scale our commercial delivery operations. However, we may be unable to raise additional capital needed to fund and grow our business.

We will need additional capital to develop the next version of the Serve robots and scale our commercial delivery operations. We will not be able to continue product development and our commercial deliveries if we cannot raise additional debt and/or equity financing.

We may not be able to increase our capital resources by engaging in additional debt or equity financings. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing investor base. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our stockholders.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. We maintain a banking relationship with Silicon Valley Bank and are required to keep deposits with Silicon Valley Bank. Although the Company had debt with Silicon Valley Bank at the time of its closure, following the closure, the debt was subsequently assumed by First Citizens Bank & Trust and we have experienced no impacts from the closure. However, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

If use of the Internet via websites, mobile devices and other platforms, particularly with respect to online food ordering, does not continue, our business and growth prospects will be harmed.

Our business and growth prospects are substantially dependent upon the continued use of the Internet as an effective medium of transactions by diners. Internet use may not continue to develop at historical rates, and diners may not continue to use the Internet and other online services to order their food at current or increased growth rates or at all. In addition, the Internet and mobile applications may not continue to be accepted as a viable platform or resource for a number of reasons, including:

●	actual or perceived lack of security of information or privacy protection;

●	possible disruptions, computer viruses or other damage to Internet servers, users’ computers or mobile applications;

●	excessive governmental regulation; and

●	unacceptable delays due to actual or perceived limitations of wireless networks.

Our business depends on discretionary spending patterns in the areas in which the restaurants on our partners’ platforms operate and in the economy at large. Economic downturns or other events (like coronavirus variants or similar widespread health/pandemic outbreaks) impacting the United States and global economy could materially adversely affect our results of operations.

Purchases at restaurants and food and beverage hospitality services locations are discretionary for consumers and we are therefore susceptible to changes in discretionary spending patterns or economic slowdowns in the geographic areas in which restaurants on our partners’ platforms operate and in the economy at large. Discretionary consumer spending can be impacted by general economic conditions, unemployment, consumer debt, inflation, rising gasoline prices, interest rates, consumer confidence, and other macroeconomic factors. We believe that consumers generally are more willing to make discretionary purchases, including delivery, dine-in or carryout of restaurant meals, during favorable economic conditions. Disruptions in the overall economy (including disruptions due to coronavirus or similar health/pandemic events), including high unemployment, inflation, rising gasoline prices, financial market volatility and unpredictability, and the related reduction in consumer confidence, could negatively affect food and beverage sales throughout the restaurant industry, including orders through our partners’ platforms. Additionally, merchants on our partners’ platforms may be negatively impacted by general economic conditions, supply chain issues, labor shortages, inflation, or other macroeconomic factors, which could negatively impact their ability to fulfill orders. There is also a risk that if uncertain economic conditions persist for an extended period of time or worsen, consumers might make long-lasting changes to their discretionary spending behavior, including ordering food for delivery, dine-in or carryout less frequently. The ability of the U.S. economy to handle this uncertainty is likely to be affected by many national and international factors that are beyond our control. These factors, including national, regional and local politics and economic conditions, continued impact of the COVID-19 pandemic, disposable consumer income and consumer confidence, also affect discretionary consumer spending. If any of these factors cause restaurants to cease operations or cease using our partners’ platforms, it could also significantly harm our financial results, for the reasons set forth elsewhere in these risk factors. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and diners’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets.

Moreover, inflation also increases the cost of labor and materials needed to build and operate robots. For example, we have observed an increase in cost of labor for managing and maintaining robots in the field in the past year. However, over a longer time horizon, technological improvements continue to reduce the cost of our key components such as sensors, batteries and computers. While the unit cost of labor for operating robots will increase over time with inflation, robotic delivery leverages labor more efficiently than manual courier delivery. As such, labor inflation increases the cost of the alternatives to robotic delivery more than it increases robotic delivery cost. At the same time, improvements in robot autonomy will continue to reduce the rate of labor usage.

Our products and services are disruptive to the delivery services industries, and important assumptions about the market demand, pricing, adoption rates and sales cycle, for our current and future products and services may be inaccurate.

The market demand for and adoption of our delivery robots is unproven, and important assumptions about the characteristics of targeted markets, pricing, and sales cycles may be inaccurate. Although we have engaged in ongoing dialogue with potential customers, we have no binding commitments to purchase products and services. Existing or new regulatory or safety standards, or resistance by customer employees and labor unions, all of which are outside of our control, could cause delays or otherwise impair adoption of these new technologies, which will adversely affect our growth, financial position, and prospects. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets we expect to target. If one or more of the targeted markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be fully developed into commercial products. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results because of the risks included in this “Risk Factors” section, among others. If demand does not develop as expected or if we cannot accurately forecast pricing, adoption rates and sales cycle for our products, our business, results of operations and financial condition will be adversely affected.

The benefits of our products to customers and projected return on investment have not been substantiated through long-term trials or use.

Our core products’ benefits to customers and projected return on investment have not been substantiated through long-term trials or use. We currently have a limited frame of reference by which to evaluate the performance of our delivery robotic systems upon which our business prospects depend. There can be no assurance that such units will provide the expected benefit to customers. Our robotic systems may not perform consistently with customers’ expectations or consistently with other robotics products which may become available. Any failure of our robotic systems and software to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by competitors or others in the delivery robotics market could, by association, have a negative impact on perception and customer demand for our delivery robotic systems.

Even if we successfully market our products and services, the purchase or subscription, adoption and use of the products and services may be materially and negatively impacted if our customers resist the use and adoption of the products and services.

We have designed and developed our robotic systems with the goal of reducing operating costs and greenhouse gases. Even if we successfully market our products and services to customers, the purchase, adoption and the use of the products may be materially and negatively impacted if our customers resist or delay the use and adoption of these new technology products and services. Customers may resist or delay the adoption of our products and services for several reasons, including lack of confidence in autonomous and semi-autonomous delivery vehicles. If our customers resist or delay adoption of our robotic delivery services, our business, prospects, financial condition and operating results will be materially and adversely affected.

Our systems, products, technologies and services and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on developing systems, products, technologies, and services. These reusable systems, products, technologies and services and systems will have a limited useful life. While we intend to design our products and technologies for a certain lifespan, which corresponds to a number of cycles, there can be no assurance as to the actual operational life of a product or that the operational life of individual components will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during launch and in orbit. In addition, any improvements in technology may make our existing products, designs, or any component of our products prior to the end of its life obsolete. If our systems, products, technologies and services and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow on work and new business, which would have a material adverse effect on our business, financial condition, and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our products and equipment using less of our currently installed equipment, which could render our existing inventory obsolete.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership, and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute, or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, and a failure to obtain such approvals and licenses could result in delays and increased costs and may disrupt our business strategy. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors, and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Our management team will have broad discretion in making strategic decisions to execute their growth plans, and there can be no assurance that our management’s decisions will result in successful achievement of our business objectives or will not have unintended consequences that negatively impact our growth prospects.

Our management will have broad discretion in making strategic decisions to execute their growth plans and may devote time and company resources to new or expanded solution offerings, potential acquisitions, prospective customers or other initiatives that do not necessarily improve our operating results or contribute to our growth. Management’s failure to make strategic decisions that are ultimately accretive to our growth may result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of the common stock to decline.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our facilities or operations or those of any third-party manufacturers or suppliers could be adversely affected by events outside of our or their control, such as natural disasters, wars, health epidemics, and other calamities. Our robots are charged overnight and rely on broadband internet connectivity to operate; therefore, power outages and broadband connectivity disruptions would adversely impact our operations. Furthermore, as hardware, our robots can be damaged or irreparably destroyed by the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist or malicious attacks or similar events.

We, any manufacturing partners, and suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We, any third-party manufacturing partners, and suppliers may rely on complex machinery for the production, assembly, repair, and maintenance of our robotic systems, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our operational facilities, and those of any third-party manufacturing partners and suppliers consist or are expected to consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our or any third-party manufacturing partners’ and suppliers’ control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition and operating results.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our commercial robotic systems and other products, establishing or expanding design, research and development, production, operations and maintenance and service facilities and building our brand and partnerships. We have incurred and expects to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, business development, operation and integration expenses as we build and deploy our robotic fleet, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs servicing, maintaining and refurbishing our robots, and we expect that the cost to repair and service our robots will increase over time as they age. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our robots to meet projected performance metrics, identify and investigate new areas of demand and successfully market our robotic services, but also to sell, whether outright or through subscriptions, our systems at prices needed to achieve our expected margins and control our costs, including the risks and costs associated with operating, maintaining and financing our robots. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and service our robots in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Our ability to manufacture products of sufficient quality on schedule in the future is uncertain, and delays in the design, production and launch of our products could harm our business, prospects, financial condition and operating results.

Our future business depends in large part on our ability to execute our plans to design, develop, manufacture, market, deploy and service our products. We intend to outsource the manufacturing of our robotic systems to a third-party manufacturing partner. While this arrangement may lower operating costs, it may have an adverse effect on our flexibility to respond to changing conditions.

We also plan to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of our units. While this allows us to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to our specifications or delivered in a timely manner to meet our program timing requirements.

Laws, regulations, and other legislative efforts related to climate change, environmental concerns, and health and safety could result in increased operating costs, reduced demand for our products and services, or the loss of future business.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilize energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our products. Environmental regulations may require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in compulsory recovery and recycling of our products or components. We are unable to predict how any future changes will impact us and if such impacts will be material to our business.

Further, climate change laws, environmental regulations, and other similar measures may have an effect on the operating activities of our customers, which may, in turn, reduce the demand for our products and services. To the extent increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation.

We must also comply with extensive government laws and regulations related to, among other things, health, safety and the environment, which govern the offshore and other areas where our robotic systems operate, including vessel and port security laws. Since we have no prior history of offshore operations, we may be unable to meet the compliance standards of such laws and regulations, and our inability to do so may cause us to lose prospective business and adversely affect our financial condition and results of operations. Further, environmental, health and safety and vessel and port security laws change frequently, and we may not be able to anticipate such changes or the impact of such changes. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future. Changes in laws or regulations concerning our offshore activities, the cost or availability of insurance, and decisions by clients, governmental agencies or other industry participants could reduce demand for our services or increase our costs of operations, which could have a negative impact on our financial position, results of operations or cash flows, but we cannot reasonably or reliably estimate that such changes will occur, when they will occur or if they will impact us.

We may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing, or use of our products, including as a result of climate change, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase cost, or make our business unviable if we are unable to modify our products to comply.

We may become subject to new or changing international, federal, state and local regulations, including laws relating to the design, manufacturing, marketing, distribution, servicing or use of our products. Such laws and regulations may require us to pause sales and modify our products, which could result in a material adverse effect on our revenues and financial condition. Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury and cleanup costs. Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. Any failure to comply with such laws or regulations could lead to withdrawal or recall of our products from the market.

Climate change laws and environmental regulations could result in increased operating costs and reduced demand for our services.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way we manufacture robots or utilize energy to deliver our services. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our robots. Environmental regulations may require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in compulsory recovery and recycling of our robots or components. We are unable to predict how any future changes will impact us and if such impacts will be material to our business.

Further, climate change laws, environmental regulations, and other similar measures may have an effect on the operating activities of our customers, which may, in turn, reduce the demand for our products and services. To the extent increasing concentrations of greenhouse gasses in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation.

Severe weather conditions and climate change could have a material adverse impact on our business by reducing the operating hours of our robots.

Our robots are designed to operate in common environmental conditions. Currently we limit Serve’s operation to warm and dry climates, and we do not operate robots under rare or extreme conditions such as strong storms or unusually high or low temperatures. While with each new generation of robots we plan to continually expand their operating envelope (e.g., introducing the ability to manage ice and snow), which in turn would expand our geographic reach, there is no guarantee that our efforts will successfully overcome all severe weather conditions.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our products and data processed by us or third-party vendors.

Our business and operations involve the collection, storage, processing, and transmission of personal data and certain other sensitive and proprietary data of collaborators, customers, and others. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information and personal data relating to our employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. We may be a target for attacks by state-sponsored actors and others designed to disrupt our operations or to attempt to gain access to our systems or data that is processed or maintained in our business. The ongoing effects of the COVID-19 pandemic have increased security risks due to personnel working remotely.

We are at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our units; or (e) customer data that we processes or that our third-party vendors or suppliers process on our behalf. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against a target, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and may face delays in our detection or remediation of, or other responses to, security breaches and other privacy-and security-related incidents. Such incidents could: materially disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our units. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

We plan to include product services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We intend to use our product services and functionality to log information about each unit’s use in order to aid us in diagnostics and servicing. Our customers may object to the use of this data, which may require us to implement new or modified data handling policies and mechanisms, increase our unit maintenance costs and costs associated with data processing and handling, and harm our business prospects.

Although we are in the process of implementing certain systems and processes that are designed to protect our data and systems within our control, prevent data loss, and prevent other security breaches and security incidents, these security measures cannot guarantee security. The IT and infrastructure used in our business may be vulnerable to cyberattacks or security breaches, and third parties may be able to access data, including personal data and other sensitive and proprietary data of us and our customers, collaborators and partners, our employees’ personal data, or other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our units, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any actual or perceived security breach or security incident, or any systems outages or other disruption to systems used in our business, could interrupt our operations, result in loss or improper access to, or acquisition or disclosure of, data or a loss of intellectual property protection, harm our reputation and competitive position, reduce demand for our products, damage our relationships with customers, partners, collaborators, or others, or result in claims, regulatory investigations, and proceedings and significant legal, regulatory, and financial exposure, and any such incidents or any perception that our security measures are inadequate could lead to loss of confidence in us and harm to our reputation, any of which could adversely affect our business, financial condition, and results of operations. Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers) could have similar effects. We expect to incur significant costs in an effort to detect and prevent privacy and security breaches and other privacy- and security-related incidents and may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security laws and regulations, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or otherwise adversely affect our business, prospects, financial condition and operating results.

We are subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information, including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose and enact similar laws. For example, Virginia has enacted the Virginia Consumer Data Protection Act, which provides for obligations similar to the CCPA, and which will go into effect January 1, 2023. As we expand our operations, the CCPA, CPRA, and other laws and regulations relating to privacy and data security may increase our compliance costs and potential liability. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations.

Additionally, as our international presence expands, we may become subject to or face increasing obligations under laws and regulations in countries outside the United States, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the European Economic Area (“EEA”). The GDPR also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can go up to the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year. Many other jurisdictions globally are considering or have enacted legislation providing for local storage of data or otherwise imposing privacy, data protection and data security obligations in connection with the collection, use and other processing of personal data.

We publish privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information and/or other confidential information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance, including if our employees, contractors, service providers or vendors fail to comply with our published policies and documentation. Such failures can subject us to potential action by governmental or regulatory authorities if they are found to be deceptive, unfair, or misrepresentative of our actual practices. We are also aware of certain media reports relating to the use of our robots as elements in law enforcement surveillance efforts. As a general policy, we do not share data with law enforcement, except in certain narrow circumstances where (1) we are required to share data when served with a warrant or subpoena, or (2) there are insurance claims, active incident investigations, or acts of armed violence or theft attempts involving the Company’s personnel or property. Any actual or perceived inability of us to adequately address privacy and security concerns or comply with applicable laws, rules and regulations relating to privacy, data protection or data security, or applicable privacy notices, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities. Any such claims or other proceedings could be expensive and time-consuming to defend and could result in adverse publicity. Any of the foregoing may have an adverse effect on our business, prospects, results of operations, and financial condition.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

We have direct and indirect interactions with foreign officials, including in furtherance of sales to governmental entities in non-U.S. countries. We sometimes leverage third parties to conduct our business abroad, and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of our employees or these third parties, even if we do not explicitly authorize or have actual knowledge of such activities. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives, and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Additionally, we are aware of certain media reports relating to the use of our robots as elements in law enforcement surveillance efforts. As a general policy, Serve does not share data with law enforcement, except in certain narrow circumstances where (1) we are required to share data when served with a warrant or subpoena, or (2) there are insurance claims, active incident investigations, or acts of armed violence or theft attempts involving the Company’s personnel or property. Public perception of our involvement in such surveillance activities could harm our reputation, and consequently, our business prospects and financial condition.

The impact of COVID-19 could slow development of our product and utilization of our services.

Due to the continued effects of COVID-19, the Company may experience delays related to manufacturing, assembly, and deployment of our robots as well as impact the availability and utilization of our services. The impact continues to evolve, and its future effects are uncertain. Due to COVID-19, the Company may be limited at times with regard to the number of engineers that can work on the product and operations personnel responsible for the successful deployment and performance of our services at any given time in order to maintain safe social distancing. Furthermore, as mentioned above, the Company relies on third-party manufacturers, and those manufacturers may experience delays as well. Such delays would adversely impact our ability to generate revenues.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic, outbreaks of other contagious diseases, and other catastrophic events.

The COVD-19 health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19, outbreaks of other contagious diseases, and other catastrophic events (such as wars, weather events, or terrorism) could cause further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which any catastrophic event affects our business and financial results will depend on future developments, including the duration of such event and the global response to it, its impact on capital and financial markets, its impact on global supply chains, and whether the impacts may result in temporary or permanent changes in consumer behavior among others, which are highly uncertain and cannot be predicted

In addition, we cannot predict the impact any future pandemic or outbreak of a disease, or a catastrophic event will have on our business partners and third-party merchants and suppliers, and we may be adversely impacted as a result of the adverse impact our business partners and third-party merchants and suppliers suffer. For example, if we are unable to produce our robots due to manufacturing strains, we may not be able to build and deploy our robots as planned and scale our business. This impact would mean we’d need to raise additional capital in order to cover our operating expenses and meet our revenue targets. To the extent a pandemic or other catastrophic event adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Any of the foregoing factors, or other cascading effects of the pandemic that are not currently foreseeable, could adversely impact our business, financial performance and condition, and results of operations.

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Our management as a group has limited experience in operating a publicly traded company.

Our management team may not successfully or effectively manage operating as a public company subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Our executive officers as a group have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by us to effectively and efficiently meet our obligations as a publicly traded company could have a material adverse effect on our business, prospects, financial condition and operating results and/or result in legal liability or other negative consequences.

Risks Related to Ownership of Our Common Stock

The shares of common stock issued in the Merger and the Private Placement, which are being registered and offered for resale, are “restricted securities” and, as such, may not be sold except in limited circumstances.

As of the closing of the Merger and the Private Placement, no shares of common stock have been registered under the Securities Act or registered or qualified under any state securities laws. The shares of common stock issued in the Merger and Offering were sold and/or issued pursuant to exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 under the Securities Act until the effectiveness of this registration statement and must, therefore, be held indefinitely unless registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws. The book entries representing the shares of common stock issued in the Merger reflect their restricted status.

We are registering the shares of common stock issued in the Merger and the Private Placement. There can be no assurance, however, that the SEC will declare this registration statement effective, thereby enabling the shares of common stock issued in the Merger or the Private Placement to be freely tradable. In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months, will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing of this prospectus. Because, we are a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates for the shares of common stock issued in the Merger and the Private Placement cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act.

There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our common stock is highly illiquid, and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

Our common stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We have contacted an authorized market maker for an over-the-counter quotation system for sponsorship of our common stock, but we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The market price and trading volume of our common stock may be volatile and could decline significantly following the Merger.

The quotation systems, including the OTC Markets QB tier, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed in the future have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price of our common stock as of the date of the consummation of the Merger. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTCQB market, or following our potential up listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

●	publication of research reports about us, or our industry;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and

●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. If our common stock is deemed “penny stock”, because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Because the Merger was a reverse merger, the registration statement we file with respect to the shares of common stock received by investors in the Merger might be subject to heightened scrutiny by the SEC, and we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares of common stock pursuant to Rule 144. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. Because we became a public reporting operating company through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to provide analyst coverage of our capital stock or business in the future.

Following the consummation of the Merger, we are obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

The Company is currently a public company and is required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting on its annual report on Form 10-K. Following the Merger, we are subject to the same requirements. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act following the consummation of the Merger, its independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal control and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain quoted on any over-the-counter trading system, or following any potential listing, listed on any securities exchange.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of our initial public offering. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.24 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.00 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the completion of the Merger.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation and our amended and restated bylaws that became effective upon completion of the Merger contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting; and

●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated certificate of incorporation provides that the federal district courts of the United States of America will, unless we consent in writing to an alternative forum, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTC Markets QB tier, if any, or following our potential listing on a securities exchange, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

DESCRIPTION OF THE MERGER, THE PRIVATE PLACEMENT, AND RELATED TRANSACTIONS

The Bridge Financing

In April 2023, Serve offered and sold in a private placement (the “Bridge Financing”) to accredited investors $3,001,500 principal amount of its senior subordinated secured convertible notes (the “Bridge Notes”). The Bridge Notes bore interest at 10% per annum and were payable on October 21, 2023, subject to earlier conversion as described below. Among the accredited investors who participated in the Bridge Financing were Ali Kashani, our Chief Executive Officer, and Mark Tompkins, who holds greater than 5% of the common stock of the Company.

Interest on the Bridge Notes would have been payable at maturity; however, upon conversion of the Bridge Notes as described below, accrued interest was forgiven. The Bridge Notes were secured by a second priority security interest on all of the assets of Serve and its subsidiary, subject to certain limited exceptions. This security interest terminated upon conversion of the Bridge Notes.

The offering of the Bridge Notes, and the grant of the Bridge Warrants and Bridge Broker Warrants (each as defined below) was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder. The Bridge Notes were sold to “accredited investors,” as defined in Regulation D, and the offering was conducted on a “reasonable best efforts” basis.

Upon the closing of the Merger and the Private Placement, the outstanding principal amount of the Bridge Notes was automatically converted into 937,961 shares of our common stock at a conversion price of $3.20 per share, and investors in the Bridge Notes received a warrant to purchase a number of shares of common stock equal to 50% of the number of shares of common stock into which the Bridge Notes were converted, at an exercise price of $3.20 per share for a term of three years (the “Bridge Warrants”). If at any time after the Registration Effectiveness Date (as defined below) there is no effective registration statement registering for resale, or the prospectus contained therein is not available for the resale of, the shares of common stock issuable upon exercise of the Bridge Warrants by the holder, the Bridge Warrants may also be exercised, in whole or in part, at such time by means of a “cashless” net exercise. The Bridge Warrants have weighted average anti-dilution protection, subject to customary exceptions.

In connection with the sale of the Bridge Notes, Serve paid to Laidlaw & Company (UK) Ltd. and Network 1 Financial Services, Inc. (collectively, the “Bridge Brokers”), each a U.S. registered broker-dealer, cash commissions of 8% of funds raised, or 4% in the case of funds raised from current officers, directors, and stockholders of Serve and their respective friends and family (“Insider Investors”), and agreed to cause the Company to issue to them, upon closing of the Merger and the Private Placement, warrants to purchase a number of shares of Serve’s common stock equal to 8% of the number of shares of common stock into which Bridge Notes, other than those purchased by Insider Investors, would convert at the closing of the Merger and Offering, with an exercise price per share of $3.20 and a term of three years (the “Bridge Broker Warrants”). The Bridge Broker Warrants have weighted average anti-dilution protection, subject to customary exceptions.

The Bridge Brokers were paid an aggregate commission of $239,400 and were entitled to be issued Bridge Broker Warrants to purchase an aggregate of 74,662 shares of our common stock. Serve also reimbursed them $25,000 for their legal and other expenses incurred in connection with the Bridge Financing.

We agreed to indemnify the Bridge Brokers, to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the Bridge Notes, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the placement agents and its sub-agents may be required to make in respect of such liabilities.

All descriptions of the Bridge Warrants and the Bridge Broker Warrants herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

Reverse Merger

On July 31, 2023, the Company, Acquisition Sub and Serve entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on July 31, 2023, Acquisition Sub merged with and into Serve, with Serve continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Serve, which designs, develops and operates an advanced, AI-powered robotics mobility platform, with last mile delivery in cities as its first application. See “Description of our Business” below. At the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware, each of Serve’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.8035 shares of our common stock (in the case of shares held by accredited investors), with the maximum number of shares of our common stock issuable to the former holders of Serve’s capital stock equal to 20,948,917 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 3,500,000 shares of Company common stock owned by our stockholders prior to the Merger were forfeited and cancelled.

In addition, pursuant to the Merger Agreement, (i) options to purchase 1,984,951 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger under Serve’s 2021 Stock Plan were assumed and converted into options to purchase 1,594,800 shares of our common stock, (ii) warrants to purchase 17,314 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 13,911 shares of our common stock, (iii) warrants to purchase 160,323 shares of Serve’s Series Seed preferred stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 128,819 shares of our common stock and (iv) simple agreement for future equity totaling $15,551,953 were converted into 4,372,613 shares of our common stock.

See “Description of Capital Stock” below for more information. The issuance of shares of our common stock, options, or warrants to purchase shares of our common stock, to Serve’s former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, on July 31, 2023, we entered into indemnity agreements with our former officer and directors, pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Serve is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Serve before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Converted Securities were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506(b) of Regulation D promulgated by the SEC thereunder. The Converted Securities may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirement, and they, including the Merger Shares included in this prospectus, are subject to further contractual restrictions on transfer as described below under “Shares Eligible for Future Sales.”

The Private Placement

Immediately following the Effective Time of the Merger, we sold 4,121,632 shares of our common stock in a private placement offering pursuant to the Subscription Agreement by and between the Company and the purchasers of common stock (the “Subscription Agreement”) at a purchase price of $4.00 per share (the “Sale Price”) in multiple closings. The private placement offering is referred to herein as the “Private Placement.”

The aggregate gross proceeds from the Private Placement were approximately $15.74 million (including the aggregate principal amount of Bridge Notes converted as described above, and before deducting placement agent fees and expenses of the Private Placement, which are estimated at $1.74 million).

The Offering, including the grant of the Placement Agent Warrants (as defined below), was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder. The common stock in the Private Placement was sold to “accredited investors,” as defined in Regulation D, and the Private Placement was conducted on a “reasonable best efforts” basis.

In addition, as a result of the foregoing, we issued to the holders of the Bridge Notes prior to their conversion, Bridge Warrants to purchase 468,971 shares of our common stock.

In connection with the Private Placement and subject to the closing of the Private Placement, we agreed to pay the placement agents, Aegis Capital Corp. and Network 1 Financial Services, Inc. (the “Placement Agents”), each a U.S. registered broker-dealer, a cash placement fee of 8% of the gross proceeds raised from investors in the Private Placement (or 4% of gross proceeds raised from Insider Investors) and to issue (a) to them warrants to purchase a number of shares of our common stock equal to 8% of the number of shares of common stock sold in the Private Placement (other than to Insider Investors), with a term expiring three years after the common stock begins to trade on Nasdaq or New York Stock Exchange and an exercise price of $4.00 per share (the “Placement Agent A Warrants”) and (b) to each of them warrants to purchase 125,000 shares of common stock with the same term as the Placement Agent A Warrants and an exercise price of $0.001 per share (the “Placement Agent B Warrants” and together with the Placement Agent A Warrants, the “Placement Agent Warrants”). We also agreed to pay certain expenses of the Placement Agents in connection with the Private Placement.

As a result of the foregoing, we paid the Placement Agents an aggregate commission of $687,925 (not including the commission paid in connection with the sale of the Bridge Notes) and issued to them Placement Agent A Warrants to purchase 122,307 shares of our common stock and Placement Agent B Warrants to purchase an aggregate of 250,000 shares of our common stock in connection with the closing of the Private Placement. We have also reimbursed the Placement Agents for approximately $60,000 of expenses incurred in connection with the Private Placement.

Subject to certain customary exceptions, we have agreed to indemnify the Placement Agents to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

Registration Rights

In connection with the Merger and the Private Placement, on July 31, 2023, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed that promptly, but no later than 60 calendar days from the final closing of the Private Placement, we would file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering (i) the shares of our common stock issued in the Private Placement (including those issued upon conversion of the Bridge Notes); (ii) the shares of our common stock issuable upon exercise of the Bridge Warrants; (iii) the shares of our common stock issuable upon exercise of the Bridge Broker Warrants and the Placement Agent Warrants; (iv) the Merger Shares; and (v) 1,500,000 shares of our common stock held by our stockholders prior to the Merger ((i)-(v) collectively, the “Registrable Securities”). We also undertook to use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 120 calendar days after the final closing of the Private Placement.

Subject to customary exceptions, if (i) we are late in filing the Registration Statement, (ii) the Registration Statement is not declared effective within 120 days after the final closing of the Private Placement (provided that such failure of the Registration Statement to be declared effective within one hundred twenty (120) calendar days is the result of any action or failure to act on the part of the Company) (the “Registration Effectiveness Date”), (iii) we fail to maintain the effectiveness of the Registration Statement, (iv) the holders of Registrable Securities cannot use the Registration Statement to resell the Registrable Securities for a period of more than 15 consecutive trading days (except for suspension of the use of the Registration Statement during certain Blackout Period (as defined below)), or (v) following the listing or inclusion for quotation on the OTC Markets, the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) or the NYSE American, trading of our common stock is suspended or halted for more than three full, consecutive trading days ((i)-(v) collectively, “Registration Events”), we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the Sale Price; provided that the maximum amount of monetary penalties paid by us will not exceed 5% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Securities removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Securities that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Securities excluded from a registration statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Securities that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 120 days after the final closing of the Private Placement, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (c) a holder of any Registrable Securities must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be applied to the Registrable Securities pro rata based on the total number of such shares held by or issuable to each holder thereof. Pursuant to the Registration Rights Agreement “Blackout Period” means, a period in which the Company determines that the registration or distribution of the Registrable Securities to be covered by such registration statement, would be seriously detrimental to the Company and its stockholders, commencing on the day the Company notifies the stockholders that they are required to suspend offers and sales of Registrable Securities and ending on the earlier of (i) the date on which the material non-public information resulting in the Blackout Period is disclosed to the public or ceases to be material and (ii) such time that the Company notifies the stockholders that sales pursuant to the registration statement may resume.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all Registrable Securities have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent public accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

OTC Quotation

Our common stock is currently not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Following completion of the Private Placement, we intend to cause our common stock to be quoted on the OTC Markets QB tier as soon as practicable following the effectiveness of the Registration Statement. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors—There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.”

DESCRIPTION OF OUR BUSINESS

Formation History

Serve Operating Co. was incorporated in the State of Delaware on January 15, 2021. Serve is a spin-off of Uber Technologies Inc. (“Uber”), a global ride-hailing and last mile delivery platform. The Serve initiative was initially formed in 2017 as the X division of Postmates Inc. (“Postmates”), a pioneering food delivery startup in the United States. Uber acquired Postmates in 2020, including the Postmates X division.

At the beginning of 2021, Uber’s leadership agreed to contribute the intellectual property developed by the Postmates X division team, the related assets, as well as a capital investment to Serve in return for a minority equity interest in the business.

Serve’s website address is www.serverobotics.com and we can be contacted at investor.relations@serverobotics.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

Glossary of Terms and Abbreviations

The following is a glossary of technical terms used in this prospectus:

AI — Artificial Intelligence

AV — Autonomous Vehicle

GHG — Greenhouse Gases

GPS — Global Positioning System

GPU — Graphical Processing Unit

IMU — Inertial Measurement Unit

LIDAR — A digital sensor for measuring distance to objects which uses the principle of radar, but uses light from a laser

ODD — Operating Design Domain describes the specific operating conditions in which the automated driving system is designed to properly operate, including but not limited to roadway types, speed range, and environmental conditions

Reverse Logistics — A type of supply chain management that moves goods from customers back to the sellers or manufacturers

Company Overview

We are on a mission to deliver a sustainable future by transforming how goods move among people.

Serve has developed an advanced, AI-powered robotics mobility platform, with last mile delivery in cities as its first application. According to the Bureau of Transportation Statistics (2017), 45% of car trips are taken for shopping and errands, while FedEx has stated that over 60% of merchants’ customers live within three miles of a store location (2019). By eliminating unnecessary car traffic, and by reducing the cost of last mile transportation, Serve aims to reshape cities into sustainable, safe, and people-friendly environments, with thriving local economies.

Serve’s first product is a low-emissions robot that serves people in public spaces, starting with food delivery. In 2017, our core technology development began by our co-founders and a growing product and engineering team. In 2020, the team launched a fleet of sidewalk delivery robots (hereafter simply referred to as “delivery robots”) in Los Angeles performing contactless restaurant deliveries during the COVID-19 pandemic shutdowns. By the end of that year, Serve robots had successfully completed over 10,000 commercial deliveries for Postmates in California, augmenting Postmates’ fleet of human couriers.

After the spin-off in 2021, Serve established a commercial partnership with Uber, with deliveries starting in January 2022 at a small scale. In May 2022, Uber announced a pilot program with Serve, and by June, it executed a commercial-scale agreement with Serve to deploy up to 2,000 of its robots across the United States.

Serve’s current fleet consists of over 100 robots, and we plan to expand our fleet by building and deploying hundreds of new robots in coming years after raising additional rounds of financing. Our goal is to deploy all 2,000 Uber robots by the end of 2025, though the exact timing and robot quantity will be determined by future capital availability. We currently do not expect to be able to build and deploy robots in 2024 based on our existing capital. We have platform-level integrations with Uber Eats and 7-Eleven, Inc. and have successfully conducted pilots for Walmart, a major pizza quick service restaurant, and a major coffee shop chain. Our strategic investors include NVIDIA, Uber, 7-Ventures and Delivery Hero’s corporate venture units, alongside other world-class investors.

Because Serve started within a food delivery company, our team comes with an unparalleled depth of expertise in food delivery. Additionally, the engineering team has extensive experience in AI, automation and robotics. Our leadership team includes veterans from Uber, Postmates, Waymo, Apple Inc., Blue Origin, LLC, GoPro, Inc., GoDaddy Inc., and Anki, Inc. Our expertise uniquely positions us to service the ever-growing on-demand delivery market, including food delivery.

Based on our proprietary historical delivery data, approximately half of all delivery distances in the United States are less than 2.5 miles and well-suited to delivery by sidewalk robots. We provide a robotic delivery experience that delights customers, improves reliability for merchants and reduces traffic congestion and vehicle emissions. Moreover, at scale we expect our robots will complete deliveries at lower cost than human couriers, making on-demand delivery more affordable and accessible in the areas in which we operate.

Last Mile Delivery Costs

Despite new technological innovations of the past few decades as well as growing adoption of online commerce and home delivery, last mile delivery has remained costly and inefficient. By our own estimate, issues such as refunds and crediting caused by driver error (e.g., failed deliveries or missing items) and fraud increase average delivery cost by over $1.00 per delivery. In 2022, DoorDash, the largest food delivery platform in the United States, reported 35% revenue growth while net losses increased over 190%.

Besides on-demand delivery, next-day parcel delivery has also struggled with last mile cost. For example, in May 2023, Amazon announced a program to reduce its delivery costs by offering customers $10 to pick up items from nearby stores.

Tailwinds for Automation

While an ever-growing share of consumers is shopping online and demanding faster deliveries, a number of factors have contributed to keeping last mile costs high:

●	Labor shortages caused by the aging population and the COVID-19 pandemic have led to wage inflation.

●	On-demand delivery companies in many jurisdictions are battling regulatory pressures to classify gig workers as employees, which would in turn increase labor costs.

●	More recently, cities across the United States have introduced maximum limits on how much delivery platforms can charge restaurants and merchants, highlighting the need to lower underlying delivery costs.

Labor cost inflation and regulatory pressures serve as tailwinds that are expected to accelerate the adoption of automated robotic last mile delivery. While labor costs typically increase over time, hardware and technology costs typically decrease. We expect the cost of cameras, GPU processors, electric motors, batteries, and advanced sensors such as LIDAR to continue to decrease, while mobile networks will become faster and more reliable with higher bandwidth and geographic coverage, which will lead to a downward trend in the cost of building and operating robots.

Delivery Robots, Aerial Drones and Autonomous Vehicle

Deliveries vary by distance, cargo size, cargo sensitivity and timing requirements, among other factors. Today, most next-day parcels are delivered using trucks, while on-demand food delivery largely takes place in personal vehicles. Overall, a small percentage of short distance deliveries are performed on bicycles.

As automation is introduced, different automated technologies will be best suited for different deliveries. AVs will be best for longer distance and larger deliveries, though experts currently believe AVs are still many years away from scaled, profitable operation. Delivery robots and aerial drones, however, have been commercially operating in a variety of environments for several years and are expected to scale rapidly over the coming years. Robots are best suited for short distance deliveries in populated environments and drones are best suited for longer distances and less populated areas. When different automated vehicles emerge at scale, we expect to see a considerable share of deliveries completed using multiple technologies collaboratively.

For example, while aerial drones may provide faster delivery experience across longer distances and less populated areas, they face many challenges when it comes to picking up orders from many restaurants located in densely populated areas: safety concerns to sidewalk pedestrians, noise pollution, and lack of availability of dedicated real estate at every store front, among others. Instead, we expect delivery robots will be able to pick up items on busy streets and urban environments, and deliver them to a drone at a nearby hand-off location. While in motion, a battery-powered delivery robot often generates less noise and carries considerably less kinetic energy than a flying drone. By blending with existing infrastructure without introducing significant noise or safety concerns, delivery robots may enable drones to access items in the most populated spaces that may otherwise be challenging for drones to access in the future.

Similarly, when AVs become commercially viable, they will face challenges accessing merchants on congested streets where parking is limited. Restaurant waiting staff are often too busy to walk to the nearest available parking space to load an AV. We expect delivery robots will facilitate this process and help accelerate the adoption of AVs by allowing them to commercialize within existing urban infrastructures.

In summary, delivery robots, aerial drones and AVs are each efficacious for deliveries with different attributes, and all three will work collaboratively to create the most efficient automated last mile delivery network.

Delivery Robot Operations

Our sidewalk delivery robots start each day at a central hub located near their operating area. Employees at the hub prepare robots for dispatch every morning by ensuring robots are cleaned, regular maintenance items are performed, and robots pass daily diagnostic tests. While most robots deploy to and return from their operating area automatically and without further vehicular assistance, some robots may be transported to and from operating areas that are further away in a human-driven vehicle.

While in the field, we estimate that Serve robots are able to navigate over 80% of their environment autonomously. They are supervised through mobile connectivity and video streaming by remote human operators who can assist robots when necessary, such as at intersection crossings or when robots are unable to navigate certain conditions (e.g., blocked paths, construction zones, etc.). In less frequent occasions, if a robot requires physical assistance, such as when a robot is too low on battery to return home or if it has been damaged, a nearby employee is dispatched to repair or return the robot. The majority of robots return to base without any physical assistance each day.

Throughout the day, each robot receives a series of delivery orders from partnered merchants and delivery platforms. Upon acceptance of any such order, the robot navigates to the pick-up location, waits outside, and notifies merchant staff, often through their existing delivery tablets or point-of-sale devices. Once the merchant staff load the package into the robot, it navigates to its drop-off destination. A similar sequence of events results in customers meeting the robot at the curb, unlocking its cargo using their delivery app or on-screen instructions, and retrieving their package.

At night, robots return to their central hub to be recharged, maintained, upgraded when necessary, and prepared for next morning’s deployment. Also, various robot components are occasionally replaced due to wear and tear (e.g., tires, motors and batteries). Other components such as computers and key sensors like LIDAR have multi-year lifespans and are rarely replaced. Overall, the useful life of a robot is measured in years, as calculated based on the average lifespan of individual components weighted by their cost.

Sidewalk delivery robots have inherent limitations on how much cargo they can carry and how quickly they can move given the constraints of the sidewalk environment. Current Serve robots carry up to 50 lbs and can move at a maximum speed of 7 mph. This imposes limits on addressable deliveries, travel time, and rate of utilization of robots. For example, due to their speed, delivery robots are best suited for short-distance deliveries, though the majority of restaurant deliveries in the United States are under 2.5 miles and thus within the delivery range of sidewalk robots. Additionally, given the expected customer delivery wait time of 30 minutes, food delivery robots operating 12 hours per day could perform a maximum of 20 to 30 deliveries per day, depending on the rate of batched deliveries.

Impact of Robotic Delivery

As automation decreases the cost of last mile delivery and leads to increased adoption, we anticipate significant opportunities for impact:

●	Reduced GHG Emissions: Robots and drones can substantially reduce emissions caused by large vehicles used today for moving small packages.

●	Lower Delivery Costs: While all automated delivery vehicles still require a certain amount of human involvement (e.g., loading & unloading, maintenance, remote supervision), the labor is leveraged more efficiently resulting in more deliveries per unit of human effort. Just as automation has done in the past, it is expected that this will significantly reduce delivery costs.

●	Increased On-Demand Adoption: On-demand services are largely luxuries afforded by affluent consumers today. Reducing delivery costs could make home delivery services affordable to more people.

●	Easier Reverse Logistics: Reducing the cost for last mile transportation is likely to increase adoption of reverse logistics applications as well (e.g., more convenience package returns).

●	More Local Commerce: We expect that the increased adoption of home delivery will result in more commerce for local businesses. When the cost of delivering a product from a local store is no more than ordering from a centralized warehouse, and the local order could arrive within minutes rather than days, we believe more consumers will choose to shop locally.

Moreover, faster and cheaper local deliveries as well as easier and more cost-effective reverse logistics will likely result in new consumer behaviors and increased use of online commerce. For example, a customer ordering a pair of shoes from Amazon may wait several days only to receive an ill-fitting pair that must be returned while they wait more days for the next pair. In contrast, a customer ordering shoes from a local store could have three pairs of varying sizes delivered to their front door by a robot within an hour. They may try them on, pick the best fitting pair, and leave the other pairs in the robot to return.

●	More Local Jobs: Increased adoption of on-demand services, increased local commerce activities, new applications for home delivery and reverse logistics, and new consumer behaviors are expected to lead to more local jobs, ranging from increased staffing of local businesses to service additional demand, logistics operators who enable automated delivery networks to function, and human couriers who perform deliveries that automated services cannot perform. A similar impact was observed upon the introduction of Automated Teller Machines (ATMs) in banking, when the reduced cost of banking caused by automation resulted in an influx of new bank customers, which in turn resulted in more bank teller jobs being created to serve those customers.

●	Higher Delivery Quality: Like most automated systems, robots are less prone to error. For example, customers of food delivery platforms often experience missing items, mistaken orders, and lost or missed deliveries altogether. Robots promise to reduce such errors, creating a better experience for customers and merchants alike.

●	Safer Roads: According to the National Highway Traffic Safety Administration, there were 6,516 pedestrians and 932 cyclists killed in motor vehicle crashes in 2020 in the United States. This represents a 4% increase in pedestrian deaths and a 4.5% increase in bicyclist deaths from 2019. The deaths accounted for 19% of all traffic fatalities in the United States in 2020. In addition to the fatalities, there were also an estimated 54,769 pedestrians and 38,886 cyclists injured in motor vehicle crashes in 2020. These injuries can be serious and life-changing, and they can also have a significant financial impact on the victims and their families. There are many factors that contribute to pedestrian and bicyclist fatalities and injuries, including: speeding, distracted driving, drunk driving, and aggressive driving.

Delivery robots weigh significantly less and move at lower speeds than cars; as a result, on average, a single car carries over a thousand times more kinetic energy than a single robot. We anticipate that replacing cars with delivery robots could result in safer cities for pedestrians and cyclists.

●	Friendlier Cities: Today it is estimated that as much as one half of city land area in the United States is dedicated to streets, parking lots, driveways, and other car-related uses according to the University of Michigan. With mass adoption of automated last mile delivery vehicles, such as robots and drones, more spaces in cities can be reclaimed from vehicles and used to create social and green spaces.

Serve Technology

Our robotic technology has been developed based on the following key principles:

1.	Humans and Machines: We believe that the most effective way to quickly unleash the benefits of AI and autonomy in our lives is by designing solutions that leverage both human and machine intelligence in ways that collaborate and complement each other. Creating fully autonomous machines that are safe and reliable without any human intervention requires substantially more time and capital investment than creating machines that are mostly automated but can rely on occasional human support, especially when it comes to high consequence safety-critical decisions.

2.	Labor-Optimized: We believe the cost of advanced sensors and hardware will continue to decrease over the coming years, and optimizing against such costs can be premature and an investment with diminishing long term returns. Instead, we have continued to innovate by designing uniquely capable hardware and software solutions for robotic last mile delivery that optimize against the largest cost of delivery: labor.

3.	Robots Among People: We believe that building world-class hardware, software, AI and autonomy for robots to share spaces with people is how we are uniquely positioned to build market value and create a lasting legacy.

4.	Robotic Platform: Our mission is to build a superior robotic platform that can accelerate the adoption of robotic solutions beyond last mile delivery.

The following are key highlights of our approach to technology development:

Artificial Intelligence — AI empowers Serve robots to navigate city sidewalks and interact with their environment safely and efficiently. We use the latest AI methodologies to design, train and deploy a host of models on Serve robots. Currently, our AI models are used to perform a variety of tasks, including identification of sidewalk surfaces, intersections, traffic signals, obstacles, pedestrians and vehicles, and projecting the trajectory of other dynamic agents.

For the last six years of development, we have continued to create AI models with new capabilities, while improving the performance of existing models. We expect to continue developing increasingly more capable AI models to improve robots’ performance and differentiate Serve from alternative products and solutions. As the broader field of Artificial Intelligence advances, we expect to benefit from such advances by increasing efficiency and effectiveness of our robots.

Level 4 Autonomy — In January 2022, we announced the deployment of a new generation of delivery robots capable of operating at Level 4 autonomy.

Level 4 autonomous robots can drive without humans in the loop for periods of time while they are operating in their intended operating environments (also known as “ODDs”). Specifically, Serve robots are capable of driving autonomously on certain sidewalks without a remote human supervisor having to oversee their movement. This capability makes it possible to operate our robots at lower cost than remotely operated robots used by our competitors, because it enables a single remote operator to simultaneously perform multiple deliveries.

Currently, we estimate that Serve robots can autonomously navigate over 80% of their operating environment with the help of a number of different AI models that detect people, objects and terrains, and predict future state of dynamic actors. Serve robots’ autonomous capabilities enable one remote supervisor to safely monitor up to four moving robots.

Through frequent software updates, Serve’s AI models are continuously improved. We believe that over the coming years, we can steadily increase our robots’ autonomous capabilities using new and improved AI models and more training data including new edge cases encountered every day by our operating fleet.

Safety — Achieving Level 4 autonomy required Serve robots to maintain safety even when operating without supervision. As such, we have designed robust onboard safety systems that rely heavily on Serve’s advanced sensors and AI capabilities. This significantly reduces the possibility of collisions even when the robots are being supervised.

In fact, we believe robots that rely heavily on humans for safety are not sufficiently safe, because without automated onboard safety features, humans are prone to error. Also, data networks used for remote supervision frequently fail, slow down or get interrupted. Therefore, over-reliance on error-prone humans and failure-prone data networks makes human-in-the-loop safety inadequate.

In contrast, current Serve robots are equipped with an extensive array of onboard technologies that ensure safe and reliable operation without over-reliance on humans. Serve robots utilize multiple layers of redundant systems for critical navigation functions, including multiple sensor modalities—active sensors such as LIDAR and ultrasonics, as well as passive sensors such as cameras—to navigate safely on busy city sidewalks. Our robots have a wide range of capabilities, such as:

●	Automatic emergency braking: If a remote supervisor mistakenly puts a robot at risk of collision, the robot will automatically override the remote supervisor and come to a stop.

●	Vehicle collision avoidance: While Serve robots and their remote supervisors are trained to ensure legal and safe crossing of intersections and driveways, drivers of vehicles can still cause vehicle-to-robot collisions. Similar driver errors cause thousands of fatalities and injuries to pedestrians and cyclists every year. As such, Serve robots are equipped with AI features that assess the risk of collision with nearby vehicles and minimize such risks by taking necessary actions such as stopping prior to a collision.

●	Fail-safe mechanical braking: Another unique and innovative capability of Serve robots is their fail-safe emergency braking. No matter how reliable and well tested, batteries, electronics and computer systems occasionally fail. During any such failures, Serve robots automatically come to a full stop through a mechanically designed fail safe braking system. Some robots used by competitors solely rely on electronic braking, which can become ineffective during power or computer failures.

Robot Design — As a division of Postmates during Serve’s inception, we had access to millions of historical delivery records. This enabled us to design robots from the ground up based on unique insights about last mile delivery.

Current Serve robots consist of a number of key systems:

●	Drivetrain: Serve’s innovative four-wheel drive system is custom-made for navigating city sidewalks. It includes Ackerman steering similar to road vehicles, emergency fail-safe braking, and a bogie suspension mechanism. Our unique design is a result of years of iteration and field testing.

Rather than a fixed wheelbase, our robots use a bogie that connects the pair of wheels on each side of the robot together via a differential. Relative to the main chassis, each pair of wheels can rotate in opposite directions to maintain full traction on all four wheels regardless of road surface irregularities. As a result, Serve robots can reliably navigate challenging city sidewalks that include tree wells, fallen branches, tree roots and other unexpected obstacles.

Our bogie design was inspired by the suspension arrangement first developed by NASA in 1988 for the Mars rover Sojourner. Since then, NASA has used similar designs in Mars rovers Spirit, Opportunity, Curiosity, and, most recently Perseverance.

●	Power System: Serve’s custom designed power distribution system and redundant batteries enable it to operate reliably from morning to night without requiring charging or battery swaps. Robots charge within a few hours upon returning to their home station at night.

●	Connectivity: Serve robots include redundant LTE modems and antennas that ensure they can consistently connect to cloud services used to dispatch and route their movements, as well as be monitored by remote supervisors.

●	Sensing & Compute: Serve robots are equipped with an array of cameras, ultrasonic sensors, a pair of stereo cameras, an infrared-based depth sensor, GPS sensors, IMUs, and a 360-degrees LIDAR sensor. Additionally, the robots use multiple CPU and GPU chips to process sensor information, run AI models, perform actions, interact with pedestrians, and connect to the internet.

●	Secured Cargo: Serve’s cargo bin is designed for maximum capacity, ease of use, customizability, and operational efficiency. The bin fits two large shopping bags or four large pizzas. During operation the bin remains locked and is only accessible to designated restaurant staff and delivery customers, who can use their delivery app or the PIN pad on the robot’s touchscreen to unlock the cargo. Once the user completes loading or unloading, the cargo lid shuts down and locks automatically, without requiring additional human assistance. Lastly, the cargo space is designed to remain sufficiently clean and operational even if there is liquid spillage. Upon returning to the base, the interior of the bin can be removed for cleaning and sanitization.

●	Display and Lights: In order to create a user-friendly experience for merchants and customers that requires no training or onboarding, as well as to create a friendly and positive experience for pedestrians and other sidewalk users, Serve’s design includes a touchscreen display for indicating robot status and providing instructions. The design also includes a number of functional lights, including a light ring around the bin, brake lights, front headlights, and a pair of circular eyes for expressing intentions and anthropomorphizing the robots.

Stage of Development — Though still early in their development maturity cycle, Serve robots are the result of over six years of engineering and development. Every day, we continue to work on improving our robots’ capabilities, including making them faster, safer, smarter and more affordable.

The following table provides a list of Serve robots’ current specifications:

Speed	7 mph (max)
Range	23 miles, 10 hours
Weather	Light Rain, 32-104°F
Autonomy	>80% Autonomy Capability
Cargo	13 GAL (2 Lg Shopping Bags, 4 Lg Pizzas)

Serve robots are designed to operate in common environmental conditions in each operating market. Currently we limit Serve’s operation to warm and dry climates, and do not operate robots under rare or extreme conditions such as strong storms or unusually high or low temperatures.

With additional financing required for further development, we expect each new generation of robots to continually expand their operating envelope (e.g., introducing the ability to manage ice and snow), which in turn expands our market reach. Our roadmap includes a new generation of robots launched in 2024 that includes faster drivetrain, increased battery life, increased range of temperature and rain tolerance, and more. The efforts towards the new robot generation began earlier this year and will require continued financing to complete.

Development Process — Our development efforts began in 2017 with extensive market research. Using proprietary historical Postmates delivery data, we ran thousands of simulation scenarios to define desirable robot specifications, best deployment and operation models, as well as go-to market strategies to achieve the most efficient, low-cost and scalable last-mile robotic delivery. The resulting specifications led to the development of prototype robots that were quickly deployed in San Francisco and Los Angeles to learn from real-life operations while serving customers and merchants.

Today, every subsequent robot generation and incremental software improvement starts with prototyping, followed by iterative rounds of testing and developments. Prior to deployment, we perform extensive quality assurance testing using an expanding array of predefined validation tests, online simulations, and in-house testing facilities. The validation tests include safety verifications to ensure any new software or hardware is capable of matching or exceeding pre-defined safety standards. When safety verifications fail, additional cycles of development and testing are required.

Once robots pass pre-deployment testing, a small-scale deployment test is initiated with a representative set of robots. Upon collecting sufficient amounts of performance metrics, the final go/no-go decision is made on whether any new software or hardware will be deployed across the entire fleet.

The design and development process is also informed by regulatory requirements in certain geographies, such as a number of states and municipalities, that have implemented permitting frameworks for robotic delivery. The requirements include limits to robot weight, speed, operating conditions, availability of lights and identifying labels, etc. Lastly, there are also hardware design requirements around electromagnetic radiations and battery safety that are considered during the design and development process.

For each new generation of hardware that introduces changes to relevant components, we build an initial set of evaluation units and use them to obtain necessary certifications. Currently, such hardware certification requirements for sidewalk robots in the United States include FCC 47 CFR 15 for Radio Frequency Devices, and UN 38.3 and IEC 62133-2 for battery safety.

Manufacturing — Our robots are designed by Serve’s high caliber team of mechanical, electrical, and system engineers to not only meet product requirements but also supply availability of components and manufacturing and assembly for scalability.

Most components are widely available in supply and/or fabricated from raw materials using common manufacturing processes including machining, molding, stamping, and additive manufacturing from multiple sources. However, certain highly complex components are obtained from single or limited sources that we may have to compete for with other participants in the robotics, consumer electronics, and automotive markets. Therefore, these components can be at times subject to industry-wide shortages, resulting in long lead times and significant pricing fluctuations. Under these circumstances and to maintain production schedules, it may be necessary to temporarily source alternate higher-priced compatible components. Key suppliers of single and limited source components include NVIDIA and Ouster, Inc., in addition to vendors providing cameras, ultrasonic sensors, electronic motors, and modems. To mitigate such supply risks, we routinely search for more available alternatives and/or enter into strategic partnerships and agreements to secure pricing and supply of components.

Finally, manufacturing and assembly of robots take place by a third-party contract manufacturer after component supply has been secured. We have proven, first-hand experience designing and assembling multiple generations of Serve robots and we believe our designs are highly manufacturable for contract manufacturers to outsource. Therefore, we are not dependent on any particular outsourcing partner and we are, instead, able to vet top tier contract manufacturers for their DFM (Design for Manufacturing) capabilities and leverage their existing scale to assemble robots in the most cost-effective and timely manner. This typically starts with SMT (Surface Mount Technology) pick and place machines to assemble PCBAs (Printed Circuit Board Assemblies) in batches followed by FATP (Final Assembly Test & Pack) on all the remaining components by subassemblies into fully completed robots before being shipped out and deployed into our markets.

The most recent batch of Serve robots was assembled by a tier 1 contract manufacturer in California within a few months and came in at our highest yield and throughput, all at a manufacturing cost that makes up a small fraction of our total robot cost. This speaks to our ability to design and execute with all our component suppliers and contract manufacturers and we expect to improve even further as we scale with higher volumes.

We plan to use contract manufacturing partners to build future robots. Our goal is to secure adequate funding and resources to begin scaling our fleet starting with a fleet of 2,000 robots deployed for Uber before the end of 2025. We currently do not expect to be able to build and deploy robots in 2024 based on our existing capital.

We are party to a Lease Agreement with Farnam Street Financial, Inc. (“Farnam Street”) dated as of June 6, 2022 (the “Farnam Lease”), pursuant to which we lease the hardware of our robots. The Farnam Lease has an initial term of 24 months. Pursuant to the Farnam Lease we have a purchase option allowing us to purchase the equipment subject to the Farnam Lease on the last day of the initial lease term, in whole and not in part, for either 40% of the original equipment cost, plus applicable taxes, or at a mutually-agreed upon purchase price not to exceed 40% of the original equipment cost. The Farnam Lease also includes a right of first refusal requiring us to notify Farnam of any bona fide offer from a third party to lease robots from us (a “Third-Party Offer’) which we intend to accept. Prior to accepting such an offer, we must make an offer to Farnam on the same terms and conditions as the Third-Party Offer. This right of first refusal expires concurrently with the Farnam Agreement.

Robots That Win Hearts and Minds

New technologies often face initial resistance and skepticism before becoming widely accepted. We believe delivery robots are no exception. As such, we have invested significant time and effort in creating robots that would be welcomed by society. Our years of commercial operations to date suggest we are on track to accomplish our mission.

In order to make robots acceptable by the public, we set out our design efforts with a number of key objectives:

●	Be familiar: Our robot design is inspired by familiar sidewalk objects such as baby strollers and shopping carts. Unfamiliar form factors can elicit strong resistance, whereas familiar-looking robots with blinking eyes and personalized names seem to already belong.

●	Be fresh: First impressions are lasting impressions. Thanks to decades of negative and dystopian portrayal of robots in science fiction, introducing robots to the public requires a strong first impression that would encourage a readjustment in existing preconceptions. One way to achieve this is by creating a robot design that is pleasantly surprising and unexpected, so that it would bring into question whatever fearful or dystopian views one might hold prior to meeting a Serve robot in person.

●	Be deferential: We believe robots are here to serve people, and therefore during everyday interactions on city sidewalks, robots must make every effort to stay respectful and compliant of people they share space with. For example, when their motion trajectory conflicts with a person, robots should always yield and prioritize people.

●	Be considerate: Sidewalks are a shared space where people from every walk of life, language, and physical ability come together. Robots must be designed with all users of public spaces in mind. For example, while waiting to cross an intersection, our robots are trained to avoid blocking curb ramps needed by wheelchairs.

●	Serve’s talented design team has applied the above principles as they studied human-robot interactions on sidewalks, and they have created a robot design that stands in a class of its own.

Business Plan

After six years of research and development investment in AI, autonomy, safety, and efficiency of our robots, we are in a leading position to partner with the world’s largest food delivery platforms, restaurants, retailers, and convenience brands to augment their last-mile human delivery capabilities. Our business model relies on providing partners with a complete end-to-end delivery solution and charging a fee per delivery—or per hour depending on the type of partnership.

Additionally, robots can perform other value-add tasks while in operation, and capture additional revenues. For example, in 2022 while roughly 50% of our revenue was generated by delivery fees on the Uber Eats platform, the other 50% was generated through branding. Brands have used Out of Home (OOH) branding on transit vehicles since the age of streetcars in the 1800s. Similar to billboards and buses today, brands are placing ads on Serve robots’ exteriors.

We anticipate additional revenue opportunities from delivery robots in the future. For example, robots can provide a new, more granular and timely data source to mapping providers. They can also enable cities to identify infrastructure problems. As robots become more common, we expect to identify new ways for robots to create value while operating.

New revenues from robot branding and other services supplement delivery revenues, and as a result position delivery robots with better economics compared with existing delivery solutions.

Partnerships

We operate a fleet of robots that perform deliveries for delivery platforms or partnered merchants as either a part of a shared fleet or dedicated, exclusive fleet. For our robots to perform deliveries, they would need to have some level of integration with our partners’ platforms in order to receive an order, determine its suitability for robotic delivery, accept or reject that order, and provide status updates and notifications to the merchants and recipients throughout the course of the delivery.

All of our currently active commercial engagements are based on the shared fleet model, whereby a partner sends us their request for robotic delivery and only pays us for those requests we choose to accept and complete. In the current shared fleet model, we have legal custody of the robots and maintain and operate them at all times, receiving payment for performing deliveries and placement of advertising on our robots while incurring all costs and risks relating to the robots and their operation. We may explore other partnership paradigms in the future, such as providing an exclusive fleet to a partner who would maintain and house the robots and pay us a monthly fee for operations and rental of the robots.

In 2021, we signed a commercial agreement with Uber Technologies Inc. Pilot deliveries began in early 2022, which successfully led to the execution of an additional agreement in June 2022 to enable the commercial expansion of our service with up to 2,000 robots across multiple markets. Currently, this is our only large-scale commercial contract.

Uber launched its first-of-a-kind autonomy APIs in August 2022, with Serve as one of its first integrated partners. Since last year, we have completed thousands of deliveries for Uber Eats customers in Los Angeles and continue to expand our operations. Uber is also a strategic investor in Serve and has participated in multiple financing rounds, and as a result it owns a minority stake in our company.

In addition to Uber and 7-Eleven, Serve has performed pilots for Walmart at its headquarters in Bentonville, Arkansas, for a major pizza quick service restaurant in Vancouver, Canada, and for a major coffee shop chain in Los Angeles, California. All three pilots were successful in achieving their respective targeted performance criteria and the next phase of our engagement with those parties are subject to further negotiations.

Serve is also in discussions with Delivery Hero, also a strategic investor, to identify suitable markets outside North America to launch their first deployment.

Lastly, Serve is at various stages of discussions with a number of other restaurant brands, restaurant integrator platforms, delivery platforms, and logistics companies.

Traction

Currently, with a fleet of over 100 robots, we provide robotic delivery to more than 300 restaurants on the Uber Eats platform in a number of neighborhoods in Los Angeles. To date, we have completed tens of thousands of deliveries to Uber Eats customers, with thousands more completed each month and our delivery volume has grown over 30% month-over-month since early 2022.

Serve robots’ delivery reliability is most notable. Our proprietary historical delivery data suggest that on average, human couriers fail to complete five or more orders per every 1,000 deliveries (i.e., 99.5% reliability). In contrast, in the most recent month, Serve robots have achieved a delivery reliability as high as 99.94%. Improved delivery quality enhances both customers’ and restaurants’ experiences, and reduces the added cost of refunds caused by courier error.

By rapidly growing our delivery volume and proving that our robots are more reliable than human couriers, we have successfully concluded the pilot phase of our partnership with Uber and signed an agreement to deploy up to 2,000 robots across the United States. Our goal is to deploy those robots in 2025, conditioned on securing required capital. We currently do not expect to be able to build and deploy robots in 2024 based on our existing capital.

Growth Strategy

We plan to continue growing our delivery operations and establish Serve as the de facto global leader in automated last mile delivery. Our growth will be facilitated by continued investment in our hardware, software and AI developments that increase the performance and efficiency of our fleet.

Over the next 18 months, we plan to grow our operation fleet by 10 times and operate in at least two markets. To do this, we must first secure additional capital. Our existing partnerships enable us to access sufficient demand for our projected growth over that period and beyond.

Additionally, we plan to continue partnership discussions with a number of food and grocery brands, as well as other delivery and restaurant ordering platforms.

Currently, we do not have plans to expand operations beyond the United States and Canada, but we do engage in partnership discussions from time to time to evaluate the potential to expand into different geographies.

Strategic Investments and Relationships

In addition to revenue partnerships, we have developed strategic relations and collaborate with market leaders in robotics and delivery. Such collaborations have allowed us to improve our product, accelerate our growth, explore new market opportunities, and access additional capital.

NVIDIA — The leading provider of high-performance GPU computing chips, NVIDIA is an early technology collaborator of Serve. We have worked with NVIDIA’s robotics and engineering teams for over five years. In 2022, NVIDIA invested a total of $10 million in Serve.

Delivery Hero SE — A German multinational online food ordering platform with significant presence in Europe and Asia, Delivery Hero is also an early investor of Serve.

Uber Technologies Inc. — As discussed earlier, Uber holds a minority stake in Serve by contributing Serve’s initial IP and assets developed at Postmates X, as well as by participating in multiple financing rounds. Uber is a key commercial partner and has enabled us to reach hundreds of restaurants and thousands of customers within weeks of launching on their platform.

7-Eleven Inc. and 7-Ventures, LLC — Global convenience retailer with over 13,000 locations in the US and Canada , 7-Eleven is another early strategic investor in Serve. Our partnership discussions began in 2020 when Serve was a part of Postmates. 7-Eleven is our first foray into the convenience market, as well as our first direct integration with a retail chain. 7-Ventures, LLC, is an investment firm which operates as the venture capital arm of 7-Eleven®. The firm invests primarily in companies with emerging retail technology, consumer-focused services, and disruptive CPG products that complement 7-Eleven’s legacy of innovation.

In addition to the existing partnerships, we are in discussions with other potential strategic partners that would enable us to grow faster and reach more customers.

Economics of Robotic Delivery

The unit cost of robotic delivery can be divided into two major components: labor costs related to fleet management personnel (remote supervision, field operations, and hardware operations) and costs related to the robots (licensed software, mobile data fees, and robot lease payments). In our shared fleet model, both labor and robot costs are incurred by us.

The two most important drivers of delivery cost efficiency are autonomy and robot utilization. Increased autonomy reduces the cost of labor by increasing the number of deliveries per remote supervisor and field operator. Similarly, increasing robot utilization (i.e., number of deliveries per robot per day) leads to lower per delivery cost as fixed costs would be divided over more deliveries, and labor would be more efficiently leveraged.

Additional cost drivers include hardware amortization period, upfront capital costs, and hourly wages for field and remote operations.

It is worth noting the importance of the amortization period in hardware design choices. Designing a more durable robot, as well as using reusable components, will help reduce the cost of delivery. For example, LIDAR sensors and GPU computers have a higher initial cost of capital, and as such some have decided against using them; however, they are long-lasting components that can be amortized over a number of years, and most importantly, they increase autonomy performance and reduce the more significant labor costs.

Besides increasing autonomy performance and robot utilization, achieving operational profitability requires scaling the fleet. Scaled operations allow labor to be more efficiently utilized, while building robots at a higher volume also reduces the unit cost of hardware.

Competition

There are existing direct competitors in the sidewalk robotic space including Kiwibot, Starship Technologies, Coco, and Cartken. Kiwibot and Starship primarily focus on college campuses. College campus environments are smaller markets compared to our target market of urban environments. According to the Education Data Initiative, nearly 18 million students were enrolled in American colleges in 2022, compared to over 274 million people who live in urban environments according to University of Michigan’s Center for Sustainable Systems.

Similar to Serve, Coco focuses on urban delivery but does not have a direct marketplace integration with a major third-party delivery platform, significantly constraining its ability to scale. Integrating with an existing delivery marketplace such as Uber Eats allows Serve to reach customers and merchants in new markets quickly and cost-efficiently without the need to sign every merchant and acquire every customer. Direct marketplace integration also increases robot utilization, and as a result, reduces cost per delivery by increasing the pool of deliveries available to robots and ensuring they are more likely to receive delivery assignments well suited for robots. Direct marketplace integration also benefits marketplaces by reducing their cost per delivery.

Finally, Coco lacks advanced autonomy and requires a human remote operator to drive each robot at all times, diminishing cost-effectiveness, scalability, and safety. Cartken is a newer entrant to the space with limited operations.

Why Is Serve Positioned to Win

Our world-class team, superior technology, and market-leading partnerships position us well to win the robotic delivery race.

Serve’s approach to product development and go-to-market strategy has been informed by the proprietary historical delivery data we had the privilege to access inside Postmates. We developed sophisticated simulation tools to anticipate the dynamics of robotic delivery, and design our hardware, software and operations accordingly.

As a result of our unique data, we have created the following:

●	Unique Robot: We have designed a one-of-a-kind robot, purpose-built for last mile urban delivery, with a uniquely suitable drivetrain, battery life, cargo design, and more.

●	Best-in-Class Autonomy: Having understood the importance of autonomy for profitable unit economics from early simulations, we invested considerably in suitable sensors, computing stack, and AI models to achieve Level 4 autonomous capability.

●	Fastest, Most Scalable Go-to-Market: We have led competition in our go-to-market approach in urban environments, with the largest number of restaurant partners and highest density of partners per geographic region.

●	Highest Robot Utilization: We have achieved higher robot utilization than other robotic delivery providers, as a result of our robot design, partnership strategy and integrations.

●	Efficient Unit Economics: Leading in autonomy and robot utilization results in cheaper delivery economics.

●	Safest: Our robots are equipped with the most sophisticated sensors, more redundancy in sensing than competition, and more robust safety features such as mechanical fail-safe braking.

In addition to having the best-in-class technology, strongest strategic partnerships, and significant deployment contracts, we have also assembled a high integrity, talented team, with a wealth of experience and a history of execution in creating innovative products and businesses.

Serve Values

Serve is a mission-driven company based on a set of values that drive who we are and what we do:

Empower People — We serve our neighborhoods and support local businesses. We go beyond self-interest, taking our community into account. We empower each other with trust and autonomy to solve big problems to build a sustainable future.

Passionate, Authentic and Kind — We are mission driven. We value each other. We celebrate milestones and moments, both at Serve and in our personal lives.

Trustworthy — We operate with integrity. We do what we say we will do. We are honest, transparent, and respectful.

Safety Is Not Negotiable — We set the standard for safety. Our goal is to eliminate risks to safety. Our commitment goes beyond the sidewalk—we protect our customers’ data, our employees, and the public.

Take Ownership, Give Credit — It’s not mine, it’s not yours, it’s ours. We solve big audacious problems working together as a distributed, cross-functional team. We take pride in the quality of our work and no task is beneath us.

Put the Marshmallow on Top — We are humbled by unknowns, not defeated. We see opportunity in ambiguity. We don’t need turn-by-turn directions, but plan our own routes and even scout for others. We embrace experimentation in the face of uncertainty.

Find Truth on the Sidewalk — We experiment rapidly and discover eagerly in the real world. We move fast, gather data, and learn by delivering.

Deliver Delight — Both to our customers or to each other! We exceed customer expectations. We bring joy to our work and to our neighborhoods.

Environmental Impact

Based on our internal data, we estimate that well over 95% of deliveries completed by Serve robots over the last year would otherwise be performed by personal vehicles. At scale, we estimate that delivery robots can reduce global GHG emissions by nearly 650 megatons annually by replacing deliveries by personal vehicles, which represents approximately 1.8% reduction in the 36.8 billion metric tons of global emissions (IEA 2022).

According to the International Energy Agency, three billion metric tons of CO2 were emitted by passenger vehicles in 2020. Assuming the 2017 estimate by the Bureau of Transportation Statistics that 45% of car trips were taken for shopping and errands, and our proprietary delivery data indicating half of all shopping trips can be completed by delivery robots, this suggests that the scaled use of robotic delivery could reduce global passenger car emissions of such trips from approximately 675 megatons to less than 27 metagons per year, which is a reduction of over 96% as estimated by a study published in Transportation Research Part D: Transport and Environment (Volume 85, August 2020,102443).

Government Regulations

In the United States, by default delivery robots are allowed to operate on sidewalks. Over twenty states and a number of cities have put in place legal frameworks to explicitly permit the use of delivery robots. The instances of cities welcoming delivery robots far exceed the few examples in which their operations were banned. This positive regulatory momentum for delivery robots may be due to a number of factors:

●	Robots Inherently Safer: Cars carry over 1,000 times more kinetic energy than robots. As a result of having much lower kinetic energy, robots do not pose the same risk for injury or fatality that cars do. Meanwhile, cars injure and kill thousands of pedestrians and cyclists each year. Removing unnecessary car trips can make cities safer for pedestrians and cyclists.

●	Robots Reduce Emissions: Many cities have established targets for reducing carbon emissions, and robots can help advance their environmental initiatives.

●	Robots Reduce Congestion: Deliveries often originate in high traffic regions where restaurants and shops tend to be located. As a result, removing delivery car traffic can reduce congestion and parking issues in cities.

●	Robots Reduce Delivery Cost for Local Merchants: Recently, a number of cities have implemented restrictions on how much delivery platforms can charge restaurants for their services. Robots can offer a cheaper alternative to help local restaurants and merchants reduce their delivery costs.

We are currently operational in West Hollywood, CA, which has an ongoing PDD permitting program, and Los Angeles, CA, which is currently implementing administrative rules to govern PDD deployment. Other states and municipalities across the United States may have legal requirements for PDD deployment, but they are not applicable to our operations at this time.

West Hollywood’s PDD permitting program is administered via a Call for Application and subsequent procurement process. Serve Robotics submitted an application and received an operating permit as of September 2022. The permit limits operation to twenty (20) or fewer robots and requires monthly submission of a report outlining incidents, geographic data, and areas for infrastructure improvement within the city.

Under Municipal Code Section 71.30, the Los Angeles Department of Transportation is empowered to enact a PDD pilot program. These rules include size and weight requirements, speed limits, 3-1-1 integration, braille identifying markers on the devices, integration with the Mobility Data Specification for location reporting, and regular communication of incidents that may take place. The updated rules have not yet been made public, but we are currently working with the city on compliance.

California currently has no statewide requirements governing the operation of PDDs. Under California Health and Safety Code Sections 113982 and 113930.5, restaurants that deliver meals by means of third-party delivery services are required to use tamper evident packaging. Additionally, the Los Angeles County Department of Public Health provides guidance on food delivery and pickup by third party delivery service drivers. However, there are currently no requirements specifically addressing automated and robotic delivery vehicles such as PDDs.

As we expand our operations, we will continue to engage with local municipalities and regulators, to collaboratively introduce our innovative technology to new communities.

Currently, hardware certification requirements for sidewalk robots in the United States include the UN 38.3 and IEC 62133-2 for battery safety, which Serve robots are in compliance with, and the Federal Communications Commission’s 47 Code of Federal Regulations 15 for Radio Frequency Devices, for which we are in the process of obtaining compliance.

Intellectual Property

We have applied for 18 patents in China (1 patent), the United States (11 patents), Canada (6 patents), and through the Patent Cooperation Treaty.

We have thus far been granted nine of the 18 patents for which we have applied—4 in the United States, 4 in Canada and 1 in China. Our granted patents will expire between May 2029 and June 2039, assuming that all maintenance fees are paid, no portion of the patent has been terminally disclaimed and the patent has not been invalidated. In certain jurisdictions, and in certain circumstances, patent terms can be extended or shortened.

Employees

Our employees are our greatest assets. We value and support hiring exceptional talent to develop our core technology and drive our business growth. We strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace. In addition, we provide opportunities for our employees to grow and develop their careers.

As of October 27, 2023, Serve has 62 employees in the United States and nine employees in Canada through our wholly-owned Canadian subsidiary. By primary job function, about 65% of our employees have engineering or product roles, 24% are in operations and 11% have business development or other administrative roles. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Competitive Pay and Benefits

We provide compensation and benefits packages that we believe are competitive within our industry. We use a combination of cash and equity compensation and other benefits to attract, motivate and retain our employees, including stock option awards, retirement programs, flexible or paid time off based on department, and health and wellness benefits. In addition, we benchmark our compensation and benefits packages periodically to remain competitive with our peers and attract and retain talent throughout our organization.

Employee Recruitment, Retention, and Development

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We have enjoyed high employee retention since becoming an independent company in 2021 and monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled technical staff.

Diversity, Equity, and Inclusion

We value the uniqueness that an inclusive and diverse team brings to our company. Therefore, we are focused on creating an environment that leverages the perspectives and contributions of each employee.

Safety, Health, and Wellness

We prioritize safe working conditions. We are committed to an injury-free workplace and provide comprehensive workplace training and support to reduce or eliminate health and safety risks.

Property

Our current headquarters are located in Redwood City, California, where we lease 4,200 square feet of office and industrial space pursuant to a lease that expires in 2025. We have an option to extend that lease by a four-year term. Our headquarters contain research and development, operations and selling, general and administrative functions as well as test tracks for our robots. We also lease two other offices in Los Angeles, our current delivery area.

We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

Available Information

Serve’s website is www.serverobotics.com, and we can be contacted at investor.relations@serverobotics.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.serverobotics.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus. Accordingly, you should review the disclosure under the heading “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

On July 31, 2023, Patricia Acquisition Corp., Acquisition Sub, and Serve entered into a Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Serve, with Serve continuing as the surviving corporation and our wholly owned subsidiary. As a result of the Merger, we acquired the business of Serve and will continue the existing business operations of Serve as a public reporting company under the name Serve Robotics Inc. On the Closing Date, Serve’s predecessor was renamed Serve Operating Co.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes and Serve is considered the acquirer for accounting purposes. As a result of the Merger and the change in our business and operations, a discussion of the past financial results of Patricia Acquisition Corp. is not pertinent, and under applicable accounting principles, the historical financial results of Serve, the accounting acquirer, prior to the Merger are considered our historical financial results.

Our discussion and analysis are organized as follows:

●	Executive Summary – Summary analysis of financial and other highlights to provide context for the discussion and analysis.

●	Results of Operations – An analysis of our financial results.

●	Liquidity, and Capital Resources – An analysis of changes in our balance sheets and cash flows and a discussion of our financial condition and potential sources of liquidity.

●	Critical Accounting Estimates – Accounting estimates that management believes are the most important to understanding the assumptions and judgments incorporated in our financial results and forecasts and involve a significant level of estimation uncertainty.

Serve Robotics

Serve is shaping the future of sustainable, self-driving delivery. We design, develop, and operate low-emissions robots that serve people in public spaces, starting with food delivery. Starting in 2017, our core technology was developed by our co-founders and a majority of our product and engineering team in San Francisco, California as a special project within Postmates, one of the pioneering food delivery startups in the United States. By the end of 2020, the team had developed a fleet of sidewalk robots that had successfully performed over 10,000 commercial deliveries for Postmates in California, augmenting Postmates’ fleet of human couriers. Postmates was acquired by Uber in 2020, and in February of 2021, Uber’s leadership team agreed to contribute the intellectual property developed by the team and assets relating to this project to Serve. In return for this contribution and an investment of cash into the Company, Uber acquired a minority equity interest in the business. By the end of the first quarter of 2021, the majority of the team that had worked on this project at Postmates joined Serve as full time employees.

Because we started this project within a food delivery company, our team comes with a depth of combined expertise in food delivery, automation, and robotics. Our expertise uniquely positions us to service the growing on-demand delivery market, including food delivery, where approximately half of all deliveries are less than 2.5 miles and well-suited to delivery by sidewalk robots. We provide a robotic delivery experience that delights customers, improves reliability for merchants, and reduces traffic congestion and eliminates vehicle emissions. At scale, our delivery robots can complete deliveries at lower cost than human couriers, making on-demand delivery more affordable and accessible in areas we operate.

Recent Developments

Merger Agreement

On July 31, 2023, Patricia Acquisition Corp., Acquisition Sub, and Serve entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Serve, with Serve continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Serve, a leading autonomous sidewalk delivery company based in Redwood City, California. See “Description of our Business.” At the Effective Time, each of Serve’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.8035 of a share of our common stock (in the case of shares held by accredited investors), with the maximum number of shares of our common stock issuable to the former holders of Serve’s capital stock equal to 20,948,917 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 3,500,000 shares of our common stock owned by our stockholders prior to the Merger were forfeited and canceled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, (i) options to purchase 1,984,951 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger under the Serve Plan were assumed and converted into options to purchase 1,594,800 shares of our common stock, (ii) warrants to purchase 160,323 shares of Serve’s Series Seed preferred stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 128,819 shares of our common stock, and (iii) warrants to purchase 17,314 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 13,911 shares of our common stock and (iv) SAFEs totaling $15,551,953 were converted into 4,372,613 shares of our common stock.

Private Placement

Following the Effective Time of the Merger, we sold 4,121,632 shares of our common stock pursuant to the Private Placement. We may hold one or more subsequent closings, to sell the remaining shares in the Private Placement. We may also sell up to an additional 2,500,000 shares of common stock at the Sale Price to cover over-subscriptions in the event the Private Placement is oversubscribed.

Each investor in any subsequent closing will be required to represent that, at the time of the applicable closing, it (i) has a substantive, pre-existing relationship with us, or has direct contact with us or the Placement Agents or other enumerated parties outside of the Private Placement and (ii) did not independently contact us as a result of general solicitation by means of this prospectus, any press release or any other public disclosure disclosing the material terms of the Private Placement.

Note Payable – Related Party

In June 2023, the Company issued a senior secured promissory note to its Chief Executive Officer for up to $500,000. Through June 30, 2023, the Company received $399,000 in proceeds. The note was to bear interest at 7.67% per annum and mature upon the Merger. The agreement contained a clause that the terms would be updated if subsequent notes were issued at a more favorable term. Accordingly, based on loans in July 2023 (See Note 11), notes were issued that contained a 16% exit fee. Accordingly, the terms of the note were deemed modified. Accordingly, the Company recognized an accrued exit fee of $63,840, which was included as a debt discount and will be amortized to interest expense over the life of the loan. As of June 30, 2023, note payable - related party, net of the debt discount of $63,840, was $335,160. Subsequent to June 30, 2023 an additional $50,000 was advanced under the note.

Secured Subordinated Promissory Notes

On July 6, 2023, Serve issued Secured Subordinated Promissory Notes (the “Promissory Notes”) to accredited investors in an aggregate principal loan amount of $750,000. Pursuant to the Promissory Notes, the loans accrued interest on the unpaid principal amount at a rate of 18.00% per annum, computed as simple interest. Each holder of the Promissory Notes was entitled to an exit fee equal to 16% of the stated principal amount of such holder’s Promissory Note, less the total amount of interest that accrued on such Promissory Note prior to the Closing of the Merger (the “Exit Fee”). Serve repaid the Promissory Notes and the Exit Fee upon the Closing of the Merger.

Outlook And Challenges Facing Our Business

There are a number of industry factors that affect our business which include, among others:

Overall Demand for Last Mile Delivery on Partner Platforms.

Our potential for growth depends significantly on continued demand for last-mile delivery of food and other items on our partner platforms. This demand can fluctuate based on various market cycles and weather and local community health conditions, as well as evolving competitive dynamics. Our largest stream of projected revenue comes from maximizing utilization of our robots to perform deliveries on our partner platforms. Matching algorithms on these platforms as well as the extent of their merchant and end-customer participation in robotic delivery directly impacts the utilization rate of our robots, both of which can be challenging to predict. These uncertainties make demand difficult to forecast for us and our partners.

Customer Concentration.

We currently have a limited number of customers. Sales to Uber represented 50% of our revenues for the year ended December 31, 2022, and if Uber were to breach, cancel, or amend our agreement, it may have an outsized effect on our revenue, cash on hand, and profitability. Our business development team is actively pursuing new delivery and branding customers to diversify our customer base.

Inflation and Market Considerations; Availability of Materials, Labor & Services.

We consider most on-demand purchases as discretionary spending for consumers, and we are therefore susceptible to changes in discretionary spending patterns and economic slowdowns in the geographic areas in which merchants on our partners’ platforms operate and in the economy at large. Discretionary consumer spending can be impacted by general economic conditions, unemployment, consumer debt, inflation, rising gasoline prices, interest rates, consumer confidence, and other macroeconomic factors. Inflation can lead to increased cost of material and labor for restaurants and merchants who may in turn raise prices on the item they sell and result in a reduction in demand for those items. To the extent inflation reduces economic activity and consumer demand for items we deliver, it could negatively impact our financial results. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and consumers’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets. It is important to note, however, that inflation can also serve as a tailwind that would accelerate the adoption of automated robotic last mile delivery as labor becomes more expensive and drives up the cost of delivery by humans.

Intellectual Property.

We rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities, and other core competencies of our business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality, and non-disclosure agreements, as well as other security measures are important. While we believe we have a strong patent portfolio and there is no actual or, to our knowledge, threatened litigation against us for patent-related matters, litigation or threatened litigation is a common method to effectively enforce or protect intellectual property rights. Such action may be initiated by or against us and would require significant management time and expenses.

Supply Chain Constraints.

The global supply shortage of electrical components, including semiconductor chips and other hardware components essential to the manufacturing and maintenance of our robots, continued to impact our supply chain throughout 2022. As a result, we experienced increases in our lead times and costs for certain components to build our robots. We cannot be sure whether global supply chain shortages will impact our future robot build plans. In order to mitigate supply chain risks, we would need to incur higher costs to secure available inventory and place non-cancellable purchase commitments with our suppliers, which could introduce inventory risk if our forecasts and assumptions prove inaccurate. Higher costs of components would impact our cash runway and delays in the manufacturing of our robots would push out our revenue forecasts.

Governmental and Regulatory Conditions.

Our potential for growth depends on continued permission and acceptance by local governments and municipalities where our robots perform deliveries. Changes in regulations such as the imposition of a cap on the number of robots or technical requirements such as robot size and weight restrictions or limitations on autonomy within a certain geographic area could reduce or limit our ability to generate revenues and/or impact our unit economics in those markets.

Future Prospects.

We anticipate that we will continue to experience operating losses in 2023 and 2024 as we seek to implement our long-term strategic plan, using the net proceeds from the Private Placement to accelerate our development through increased research and development spending, scale our robotic fleet, expand our sales and business development efforts, and increase our overall headcount in order to achieve efficiencies through scaled growth. Our goal over the next two years is to scale our operating fleet by a factor of 10 and expand our geographic coverage to new markets beyond our current operating area in Los Angeles. With such an increase, we anticipate proportional increases in capital costs, overhead, and operating expenses. We aim to initially achieve profitability in 2025, with increased profitability thereafter; however, doing so is dependent upon numerous factors, including the development of revenues, general business and economic conditions, and other risks and uncertainties, including those listed under the caption “Risk Factors.”

Components of Results of Operations

Revenue

Our revenue currently consists of (1) delivery revenues and (2) revenues from branding.

Operating Expenses

Cost of revenue. Cost of revenue consists of (1) robot costs (depreciation), (2) headcount from operations, and (3) software & network related costs.

Operations. Operations expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and associated travel costs. Operations expenses also include costs associated with software, networking, and facilities.

Research and Development. Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and costs associated with first generation robots and design, testing, and repair of our robots. We expense research and development expenses as incurred. As we continue to invest in developing our technology for new products, we expect research and development expenses to moderately increase.

Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and associated travel costs. Sales and marketing expenses also include costs associated with our support of business development efforts. We expense sales and marketing expenses as incurred. We expect sales and marketing expenses to increase in future periods as we increase our sales and expand our business development and marketing organization.

General and Administrative. General and administrative expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and travel. In addition, general and administrative expenses include third-party consulting, legal, audit, and accounting services, allocations of overhead costs, such as rent, facilities, and information technology, and amortization of our intangible assets. We expect general and administrative expenses to increase in future periods due to additional legal, accounting, insurance, investor relations, and other costs associated with being a public company, as well as other costs associated with growing our business.

Interest Expense

Interest expense consists of stated rates of interest on financing instruments, fees incurred related to financing instruments or accretion of debt discounts.

Changes in Fair Value of future equity obligations

Changes in the fair value of the simple agreements for future equity (“SAFEs”) relate to updated assumptions and estimates are recognized within the statements of operations.

Other Income, Net

Other income, net of other expenses, consists primarily of income generated from our interest-bearing deposit account.

Results of Operations

The following table sets forth our summarized consolidated financial information for the periods indicated:

	Six Months Ended
	June 30,
	2023	2022	Change

Revenues	$102,261	$27,356	$74,905
Cost of revenues	758,628	379,681	378,947
Gross loss	(656,367)	(352,325)	(304,042)

Operating expenses:
General and administrative	1,986,806	1,713,452	273,354
Operations	1,114,335	874,407	239,928
Research and development	4,208,634	6,013,467	(1,804,833)
Sales and marketing	362,718	278,098	84,620
Total operating expenses	7,672,493	8,879,424	(1,206,931)

Loss from operations	(8,328,860)	(9,231,749)	902,889

Other income (expense), net:
Interest expense, net	(538,606)	(14,917)	(523,689)
Change in fair value of simple agreements for future equity	(1,236,912)	4,506	(1,241,418)
Total other income (expense), net	(1,775,518)	(10,411)	(1,765,107)

Provision for income taxes	-	-	-
Net loss	$(10,104,378)	$(9,242,160)	$(862,218)

Revenues increased $0.08 million to $0.10 million for the six months ended June 30, 2023 from $0.03 million for the same period in 2022. The increase is due primarily to the larger fleet size and platform-level integration with Uber Eats. In 2022, we entered into a multi-year contract with Uber, pursuant to which we can deploy up to 2,000 robots on their platform.

Cost of revenues increased $0.38 million to $0.76 million for the six months ended June 30, 2023, compared with $0.38 million for the same period in 2022, due primarily to the larger scale of the fleet operated.

General and administrative expenses increased $0.27 million to $1.99 million for the six months ended June 30, 2023, from $1.71 million for the same period in 2022, due primarily to an increase in headcount to support growth of the company.

Operations expenses increased $0.24 million to $1.11 million for the six months ended June 30, 2023, from $0.87 million for the same period in 2022, due primarily to servicing the larger scale of the fleet.

Research and development expense, which represents 54.9% and 67.7% of our total operating expenses for the six months ended June 30, 2023, and 2022, respectively, decreased $1.80 million to $4.20 million for the six months ended June 30, 2023, from $6.01 million for the same period in 2022, due primarily to a reduction in workforce effective December 2022.

Sales and marketing expenses increased $0.08 million to $0.36 million for the six months ended June 30, 2023, compared with $0.28 million in the same period in 2022, due primarily to an increase in headcount and public relations spend.

Operating expenses decreased $1.21 million to $7.67 million for the six months ended June 30, 2023, 2023 from $8.88 million for the same period in 2022, primarily due to the reduction in workforce effective December 2022.

Interest expense of $0.54 million for the six months ended June 30, 2023, is related to the debt from Silicon Valley Bank and the amortization of debt discount. Interest expense of $0.01 million for the six months ended June 30, 2022, is related to the Amortization of Debt Discount as the loan contract with Silicon Valley Bank was entered into in March 2022.

The change in fair value of SAFEs was an expense of $1.24 million for the six months ended June 30, 2023, compared with other income of $4,506 for the six months ended June 30, 2022. The increase in expense was attributed to the underlying assumptions on the outstanding SAFEs.

Net losses were $10.10 million and $9.24 million for the six months ended June 30, 2023, and 2022, respectively. The increase in net loss was primarily attributable to an increase in other expenses, mainly the change in fair value of SAFEs, which was offset slightly by the decrease in overall operating costs.

The following table sets forth our historical consolidated statements of operations data for the periods indicated:

	Year Ended	Period from January 15, 2021 (inception) to
	December 31,	December 31,
	2022	2021	Change

Revenues	$107,819	$-	$107,819
Cost of revenues	1,148,426	-	1,148,426
Gross loss	(1,040,607)	-	(1,040,607)

Operating expenses:
General and administrative	3,786,124	2,465,570	1,320,554
Operations	2,035,063	924,501	1,110,562
Research and development	13,565,765	7,092,628	6,473,137
Sales and marketing	525,494	139,664	385,830
Total operating expenses	19,912,446	10,622,363	9,290,083

Loss from operations	(20,953,053)	(10,622,363)	(10,330,690)

Other income (expense), net:
Interest expense, net	(636,330)	-	(636,330)
Change in fair value of simple agreements for future equity	(265,744)	(11,043,155)	10,777,411
Total other income (expense), net	(902,074)	(11,043,155)	10,141,081

Provision for income taxes	-	-	-
Net loss	$(21,855,127)	$(21,665,518)	$(189,609)

Weighted average common shares outstanding - basic and diluted	8,583,409	6,997,571	1,585,838
Net loss per common share - basic and diluted	$(2.55)	$(3.10)	$0.55

Revenues were $0.11 million for the year ended December 31, 2022, compared with $0 for the year ended December 31, 2021. Our 2022 revenue was attributable primarily to delivery revenues and revenues from branding.

Cost of revenues was $1.15 million for the year ended December 31, 2022, compared with $0 for the year ended December 31, 2021. Cost of revenues in 2022 was attributable to robot costs (depreciation), headcount from operations, and software & network related costs.

General and administrative expense increased $1.32 million to $3.79 million for the year ended December 31, 2022 from $2.47 million for the year ended December 31, 2021, due primarily to an increase in costs related to administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses.

Operations expense increased $1.11 million to $2.04 million for the year ended December 31, 2022, compared with $0.93 million for the year ended December 31, 2021, due primarily to servicing the larger scale of the fleet.

Research and development expense, which represented 68.1% and 66.8% of total operating expenses for the year ended December 31, 2022 and 2021, respectively, increased $6.47 million to $13.57 million for the year ended December 31, 2022 from $7.09 million for the year ended December 31, 2021, due primarily to an increase in personnel expenses for product design, hardware, and software.

Sales and marketing expenses increased $0.39 million to $0.53 million for the year ended December 31, 2022 from $0.14 million for the year ended December 31, 2021, due primarily to an increase in personnel costs and public relations expenses.

Operating expense increased $9.29 million to $19.91 million for the year ended December 31, 2022 from $10.62 million for the year ended December 31, 2021, due primarily to an increase in robot costs (depreciation and lease robots), headcount from operations and software & network related costs.

Interest expense consisted of $0.64 million for loan and equipment financing for the year ended December 31, 2022. We had no interest expense for the year ended December 31, 2021.

The change in fair value of future equity obligations decreased by $10.78 million to $0.27 million for the year ended December 31, 2022, compared to $11.04 million for the year ended December 31, 2021 primarily due to the revaluation of SAFEs immediately prior to conversion into preferred stock.

Other Expenses were $0.90 million and $11.04 million for each of the years ended December 31, 2022 and 2021, respectively primarily due to the conversion of SAFEs into preferred stock.

Net loss increased $0.19 million to $21.86 million for the year ended December 31, 2022 from $21.67 million for the same period in 2021. The increase in net loss was primarily attributed to a loss of $10.33 million from operations and cost of revenues which was offset by a gain of $10.14 million in other income (expense) primarily due to the revaluation of SAFEs immediately prior to conversion into preferred stock.

Key metrics

We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Key Metrics
Daily Active Robots	25	12
Daily Supply Hours	169	66

Daily Active Robots: We define daily active robots as the average number of robots performing daily deliveries during the period. Daily active robots reflect our operation team’s capacity to have active robots in the field performing deliveries and/or generating branding revenues. We closely monitor and strive to increase our daily active robots efficiently as we improve our autonomy and resultant human-to-robot ratios and increase the number of merchants and brand advertisers on our platform.

Daily Supply Hours: We define daily supply hours as the average number of hours our robots are ready to accept offers and perform daily deliveries during the period. Supply hours represent the aggregate number of robot hours per day during which we can utilize our robots for delivery. Supply hours increase as we add active robots and increase the operating window of those robots in a day. We closely monitor and strive to efficiently increase our fleet’s daily supply hours.

Liquidity and Capital Resources

Net cash generated by financing activities is our primary source of liquidity. As of June 30, 2023, we had current assets of $1.06 million and current liabilities of $8.35 million, which included $0.02 million in cash and cash equivalents.

We plan to raise additional working capital to fund operations through the issuance of stock to investors and/or issuance of notes payable. We believe, but there is no assurance, that the net proceeds of approximately $10 million from the initial closing of the Private Placement and our existing cash and cash equivalents will be sufficient to fund our current operating plans for the short term.

Our ability to continue as a going concern is dependent on our ability to raise adequate capital to fund operating losses until we can generate liquidity from our business operations. To the extent sufficient financing is not available, we may not be able to, or may be delayed in, developing our offerings and meeting our obligations. We will continue to evaluate our projected expenditures relative to our available cash and evaluate financing alternatives in order to satisfy our working capital and other cash requirements.

Cash Flows

As of June 30, 2023, our cash and cash equivalents were $0.02 million. The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30,
	2023	2022	Change
Net cash (used in) provided by:
Operating activities	$(6,590,205)	$(13,952,943)	$7,362,738
Investing activities	-	(473,298)	473,298
Financing activities	3,893,398	14,085,000	(10,191,602)
(Decrease) in cash and cash equivalents	$(2,696,807)	$(341,241)	$(2,355,566)

Operating Activities

Net cash used in operating activities was $6.59 million and $13.95 million for the six months ended June 30, 2023, and 2022, respectively. The decrease of $7.36 million was attributable primarily to reduction in inventory purchases in the first half of 2023, stabilization of costs for general operations, and non-cash activity in 2023.

Investing Activities

Net cash used in investing activities was $0 and $0.47 million for the six months ended June 30, 2023, and 2022, respectively. Cash used in investing activities in the six months ended June, 2022 was primarily attributable to security deposits for leased office space and equipment financing.

Financing Activities

Net cash provided by financing activities was $3.90 million and $14.09 million for the six months ended June 30, 2023, and 2022, respectively. Net cash provided by financing activities during the six months ended June 30, 2023, was primarily related to proceeds from SAFEs. Net cash provided by financing activities during the six months ended June 30, 2022, was primarily attributable to proceeds from SAFEs. The decrease of $10.19 million was primarily attributable to a decrease in proceeds from SAFEs.

	Year Ended December 31,
	2022	2021	Change
Net cash (used in) provided by:
Operating activities	$(21,402,786)	$(10,709,450)	$(10,693,336)
Investing activities	(4,060,962)	(258,732)	(3,802,230)
Financing activities	20,213,606	18,934,043	1,279,563
(Decrease) increase in cash and cash equivalents	$(5,250,142)	$7,965,861	$(13,216,003)

Operating Activities

Net cash used in operating activities was $21.40 million and $10.71 million for the years ended December 31, 2022 and 2021, respectively. The increase of $10.69 million was attributable primarily to increase in operating expenses including headcount & personnel costs, research and development, and support to revenue producing activities.

Investing Activities

Net cash used in investing activities was $4.06 million for the year ended December 31, 2022 and net cash provided by investing activities was $0.26 million for the year ended December 31, 2021. The $3.80 million change in cash used in investing activities was attributable primarily to the increase in property and equipment for second generation robots.

Financing Activities

Net cash provided by financing activities was $20.21 million and $18.93 million for the years ended December 31, 2022 and 2021, respectively. The increase of $1.28 million was attributable primarily to proceeds from SAFEs and proceeds from Silicon Valley Bank loan.

Indebtedness

In March 2022, we entered into a term loan with Silicon Valley Bank for gross proceeds of $2.50 million with a maturity date of March 1, 2025. The loan accrues interest at the greater of 3.25% or prime rate. Principal payments commenced on October 1, 2022, and the loan is repayable in 30 installments of principal and accrued interest.

We also entered into an equipment financing lease agreement with Farnam Street in June 2022, commencing November 2022, for the cost of building robots, calling for 24 monthly payments of approximately $0.19 million based on an expected total cost of $4.46 million of robot parts and manufacturing costs.

Contractual Obligations and Commitments

The following is a summary of our significant contractual obligations as of December 31, 2022.

	Within One Year	More than One Year and Less than Three Years	More than Three Years and Less than Five Years	More than Five Years	Total
Operating lease obligations	$483,186	$742,759	$-	$-	$1,225,945
Loan Financing Facility	1,000,000	1,250,000	-	-	2,250,000
Equipment Financing Facility	2,214,348	1,862,980	-	-	4,077,328
Total	$3,697,534	$3,855,739	$-	$-	$7,553,273

On December 31, 2021, the company entered into a strategic supply agreement with a manufacturer of component parts used for the Company’s robot assets. The agreement calls for a minimum of $2.30 million in purchases over a two-year period ending December 2023. At the end of the two-year period, the vendor may invoice the Company for any shortfall in orders.

The company has minimum spend agreements related to simulation software and storage services. The purchase commitments extend for a period of two to three years.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Estimates

Our consolidated financial statements and the related notes thereto included in this prospectus are prepared in accordance with United States generally accepted accounting principles. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606 – Revenue from Contracts with Customers (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

To date, the Company has generated initial revenues from its delivery services as well as branding fees. For delivery services, the Company satisfies its performance obligation when the delivery is complete, which is the point in time control of the delivered product transfers to the customer. The Company recognizes branding fees over time as performance obligations are completed over the term of the agreement.

Lease Recognition

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016 02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 on January 1, 2022, and did not require retrospective medication.

The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)	there is an identified asset;

(ii)	the Company obtains substantially all of the economic benefits of the asset; and

(iii)	the Company has the right to direct the use of the asset.

The Company’s operating lease agreements include office and warehouse space. Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expenses in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to either early adopt or delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of the Effective Time (i) Grassi & Co., CPAs, P.C. (“Grassi”), was dismissed as the independent registered public accounting firm of the Company, and (ii) our board of directors engaged dbbmckennon (“dbbmckennon”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ending December 31, 2022 and 2021.

During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period through the date of Grassi’s dismissal, there were no disagreements with Grassi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi, would have caused it to make reference to the subject matter thereof in connection with its report, nor did its report contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period through the date of Grassi’s dismissal, neither the Company nor anyone acting on its behalf consulted dbbmckennon regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

We have provided Grassi with a copy of this registration statement prior to the filing hereof and have requested that Grassi furnish to us a letter addressed to the SEC stating whether Grassi agrees with the statements made herein. Grassi has furnished such letter, which is filed as Exhibit 16.1 hereto, as required by Item 304(a)(3) of Regulation S-K.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of October 27, 2023:

Name	Age	Positions
Executive Officers
Ali Kashani	39	Chief Executive Officer and Chairman of the Board
Touraj Parang	50	President, Chief Operating Officer and Director
April Pannell	41	Chief Financial Officer
Euan Abraham	46	Senior Vice President of Hardware Engineering

Non-Employee Directors
James Buckly Jordan(2)(3)	43	Director
Sarfraz Maredia	40	Director
Ali Pourdad(1)(2)	41	Director
Olivier Vincent(2)(3)	59	Director

(1)	Member of the nominating and governance committee.

(2)	Member of the audit committee.

(3)	Member of the compensation committee.

Executive Officers

Ali Kashani co-founded Serve Robotics Inc. in January 2021 and has served as its Chief Executive Officer and a member of the board of directors of Serve (the “Board”) since then. Prior to co-founding Serve, he served as Vice President of Postmates Inc., an on-demand food delivery platform, from July 2017 to January 2021. Dr. Kashani received both his Bachelor of Science in Computer Engineering and his Doctorate in Robotics from the University of British Columbia. Dr. Kashani has served on the Board since the Company’s formation, and we believe he is qualified to remain on the Board due to the institutional knowledge he brings as Co-Founder and Chief Executive Officer of the Company and his business and robotics experience.

Touraj Parang has served as Serve’s Chief Operating Officer and as a member of the Board since March 2021, and was appointed President of Serve in July 2022. Prior to joining Serve, Mr. Parang worked at GoDaddy Inc. (NYSE: GDDY) from May 2014 to March 2021, where he began as Senior Director of Corporate Development and most recently served as Vice President of Corporate Development. Mr. Parang received his Bachelor of Arts in Philosophy and Economics from Stanford University and his Juris Doctorate from Yale Law School. We believe that Mr. Parang is qualified to serve on the Serve’s Board due to his extensive experience with early-stage startups and prior leadership role at a publicly traded company.

Euan Abraham has served as Serve’s Senior Vice President of Hardware Engineering since January 2022. Prior to joining Serve, Mr. Abraham served as Senior Vice President, Hardware Engineering at Latch, Inc. (NASDAQ: LTCH) from October 2018 to September 2021. Prior to that, he served as Vice President, Hardware Engineering at GoPro, Inc. (NASDAQ: GPRO) from October 2015 to October 2018. Mr. Abraham received his Bachelor of Engineering at the University of Sheffield.

April Pannell has served as Serve’s Chief Financial Officer since May 1, 2023. Ms. Pannell has also served as Managing Partner and Director of AKW Financial since January 2019 and previously served as Chief Financial Officer and Global Controller of Fluitec, a company that provides green treatment solutions for hydraulic fluids, from August 2011 to December 2018. Ms. Pannell holds a Bachelors degree in Accounting from American International College.

Non-Employee Directors

James Buckly Jordan has served as a member of Serve’s Board since October 2021. Mr. Jordan founded Vebu Labs, a food robotics and automation solutions company, in October 2018 and has served as its Chief Executive Officer since then. He is also the co-founder of Miso Robotics, a food robotics company, which he co-founded in 2016 and for which he currently serves as the acting President and Chairman of the Board of Directors. Mr. Jordan also founded Canyon Creek Capital, a venture capital fund, in July 2018 and has served as its Managing Partner since then. He received his Bachelor of Arts in Political Science from Indiana University and his Master of Business Administration from the University of California, Los Angeles Anderson School of Management. We believe Mr. Jordan is qualified to serve on our Board due to his early-stage investment experience in technology companies.

Sarfraz Maredia has served as a member of our Board since the Closing of the Merger. Since September 2014, Mr. Maredia has been employed at Uber, most recently as Vice President for Delivery and Head of Americas at Uber, where he leads the largest segment of Uber Eats’ marketplace business across the United States, Canada, and Latin America as well as overseeing Postmates. In September 2011, Mr. Maredia joined IQVIA (formerly IMS Health), a global information and technology services company focused on healthcare, where he was promoted to and served as Vice President of Corporate Development until September 2014. He previously advised technology clients as a management consultant at Bain & Company and worked as a private equity and public markets investor at TPG and Dodge & Cox, respectively. Mr. Maredia received his Bachelor’s Degree in Finance from the University of Texas at Austin. We believe that Mr. Maredia’s unique position leading one of the world’s largest on-demand delivery platforms, and his experience in leadership, operations, finance, and technology qualify him to serve on the Board.

Ali Pourdad has served as a member of our Board since the Closing of the Merger. Since March 2021, Mr. Pourdad has served as Chief Executive Officer of Quantfury Trading Limited, a global financial technology broker-dealer headquartered in the Bahamas (“Quantfury”). Prior to being named Chief Executive Officer, Mr. Pourdad was an advisor to Quantfury from September 2019 to March 2021. From January 2013 to September 2019, Mr. Pourdad served as Chief Executive Officer of Progressa, a consumer financial technology company. Mr. Pourdad is a Canadian Chartered Professional Accountant and holds a Bachelors degree in Finance from Simon Fraser University. We believe that Mr. Pourdad is qualified to serve on our Board due to his prior board experience and significant public company audit experience, including for NYSE and TSX listed companies.

Olivier Vincent has served as a member of our Board since the Closing of the Merger. Mr. Vincent co-founded and has served as Chief Executive Officer of Autozen Technology Ltd., a marketplace start-up in the automobile world since March 2020. Prior to joining Autozen, Mr. Vincent served as Chief Executive Officer of Spliqs, an AI technology company from January 2019 until March 2020. From December 2016 until January 2019, Mr. Vincent served as President of WeatherBug, a weather application. Mr. Vincent has served on the board of directors of Wishpond Technologies Ltd., a Canadian public company traded on the TSX (OTCMKTS: WPNDF), since December 2020. Mr. Vincent holds a Masters of Engineering in Computer Science from Ecole Nationale Superieure de Techniques Avancées (ENSTA) Paris and a Masters of Business, Entrepreneurship from Hautes Etudes Commerciales (HEC) Paris. We believe that Mr. Vincent is qualified to serve on our Board due to his experience growing and managing technology companies.

Corporate Governance

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors provided, however, that the board of directors may empower the Chief Executive Officer of the Company to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

Board Composition

Our board of directors currently consists of six members: James Buckly Jordan, Ali Kashani, Sarfraz Maredia, Touraj Parang, Ali Pourdad and Olivier Vincent.

Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal.

Classified Board of Directors

Our board of directors consists of six members, divided into three classes of directors, designated Class I, Class II and Class III, with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors are divided among the three classes as follows:

●	the Class I directors are Sarfraz Maredia and Ali Pourdad, and their terms will expire at the first annual meeting of stockholders;

●	the Class II directors are James Buckly Jordan and Olivier Vincent, and their terms will expire at the second annual meeting of stockholders; and

●	the Class III directors are Ali Kashani and Touraj Parang, and their terms will expire at the third annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Our amended and restated certificate of incorporation and amended and amended and restated bylaws authorize, subject to the special rights of the holders of any series of preferred stock to elect directors, only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

Director Independence

Our securities are not listed on a national securities exchange or quoted on any inter-dealer quotation system that has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors except Ali Kashani and Touraj Parang are independent directors. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of listing. In addition, rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and corporate responsibility committees be independent. Under such rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Messrs. Jordan, Maredia, Pourdad and Vincent are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships by between or among the members of the Board or other executive officers of the Company.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which, pursuant to its respective charter, have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of Messrs. Jordan, Pourdad and Vincent. Mr. Pourdad is the chair of our audit committee. Each member of our audit committee is financially literate. Our board of directors has determined that each member of our audit committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. Our board of directors has also determined that Mr. Pourdad qualifies as an “audit committee financial expert” under the rules of the SEC.

The primary purpose of our audit committee is to discharge the responsibilities of the board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of our audit committee include, among other things:

●	helping the board of directors oversee our corporate accounting and financial reporting processes;

●	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

●	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	overseeing our policies on risk assessment and risk management;

●	overseeing compliance with our code of business conduct and ethics;

●	reviewing related person transactions; and

●	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is composed of Messrs. Jordan and Vincent. Mr. Vincent is the chair of our compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of the board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of our compensation committee include, among other things:

●	reviewing, approving and determining, or making recommendations to the board of directors regarding, the compensation of our chief executive officer, other executive officers and senior management;

●	reviewing, evaluating and recommending to the board of directors succession plans for our executive officers;

●	reviewing and recommending to the board of directors the compensation paid to our non-employee directors;

●	administering our equity incentive plans and other benefit programs;

●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Each member of our compensation committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. Our board of directors has also determined that each member of our compensation committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

Nominating and Governance Committee

Our nominating and governance committee is composed of Ali Pourdad who also serves as the chair of our nominating and governance committee. Our nominating and governance committee’s principal functions include, among other things:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

●	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

●	instituting plans or programs for the continuing education of the board of directors and the orientation of new directors;

●	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters;

●	overseeing our corporate governance practices;

●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors; and

●	contributing to succession planning.

Our nominating and governance committee does not currently satisfy the listing standards of Nasdaq, and therefore we are ineligible to be listed on the exchange until we satisfy these requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. In addition, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board during fiscal 2022. Our board of directors did not have a compensation committee prior to the Effective Time.

EXECUTIVE COMPENSATION

Information with respect to the Company’s directors and executive officers after the closing of the Merger is described in the section titled “Management” beginning on page 66.

Non-Employee Director Compensation

Since our incorporation, no compensation has been earned or paid to Ian Jacobs or Mark Tompkins, who were our sole directors prior to the Merger. Serve became our wholly-owned subsidiary upon the closing of the Merger on July 31, 2023. In connection with the closing of the Merger, Messrs. Jacobs and Tompkins resigned from our board directors, and the current members were appointed to our board of directors, effective as of July 31, 2023.

Currently, the Company does not have a policy or program for the compensation of its non-employee directors. The Board intends to adopt an outside director compensation policy, which will set forth the terms upon which non-employee directors will be compensated for their service on the Board consistent with market-standard practices.

Executive Compensation

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to Serve prior to the closing of the Merger, and to the Company and its subsidiaries after the closing of the Merger.

This section discusses the material components of the executive compensation program for the Company’s named executive officers who appear in the “2022 Summary Compensation Table” below. In 2022, the “named executive officers” and their positions with the Company were as follows:

●	Ali Kashani: Chief Executive Officer

●	Touraj Parang: President & Chief Operating Officer

●	Euan Abraham: Senior Vice President of Hardware Engineering

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the Company’s most recent fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ali Kashani Chief Executive Officer	2022	$192,991	—	—	—	—	—	$192,991
Touraj Parang
President & Chief Operating Office	2022	$260,583	—	—	—	—	—	$260,583
Euan Abraham
Senior Vice President of Hardware Engineering	2022	$295,000	—	—	—	—	—	$295,000

(1)	Stock awards and option awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense for 2022, please see Note 9 of the Company’s financial statements for the year ended December 31, 2022.

Salaries

In fiscal year 2022, Dr. Kashani, Mr. Parang, and Mr. Abraham received an annual base salary of $192,991, $260,583, and $295,000, respectively, to compensate them for services rendered to Serve. The base salary payable to each of Dr. Kashani, Mr. Parang, and Mr. Abraham was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Equity Awards

On April 27, 2021, Dr. Kashani purchased 1,866,667 shares of Serve common stock for an aggregate purchase price of $1,866.67 (the “Kashani Time-Based Award”). On May 6, 2021, Mr. Parang purchased 666,040 shares of Serve common stock for an aggregate purchase price of $666.04 (the “Parang Time-Based Award”). On December 23, 2021, Mr. Abraham was granted an option to purchase 250,000 shares of Serve common stock (the “Abraham Time-Based Award” and together with the Kashani Time-Based Award and the Parang Time-Based Award, the “Time-Based Awards”). The Kashani Time-Based Award, the Parang Time-Based Award, and the Abraham Time-Based Award are each scheduled to vest as to 25% of the shares on February 18, 2022, March 22, 2022, and November 1, 2022, respectively, and as to 1/48th of the shares monthly over the 36 month-period thereafter, subject to the executive’s continued employment through each vesting date.

On April 27, 2021, Dr. Kashani purchased 933,333 shares of Serve common stock for an aggregate purchase price of $933.34 (the “Kashani Milestone-Based Award”). On May 6, 2021, Mr. Parang purchased 333,020 shares of Serve common stock for an aggregate purchase price of $333.02 (the “Parang Milestone-Based Award”). On December 23, 2021, Mr. Abraham was granted an option to purchase 125,000 shares of Serve common stock (the “Abraham Milestone-Based Award” and together with the Kashani Milestone-Based Award and the Parang Milestone-Based Award, the “Milestone-Based Awards”).

The Milestone-Based Awards are each scheduled to vest as to 1/48th of the shares monthly over the 48 month-period following the achievement of a milestone prior to September 30, 2022. Between October and November 2022, the Board retroactively amended the vesting schedule to permit the 48-month vesting period to run from June 15, 2022, regardless of milestone achievement.

Serve 2021 Stock Plan

General. Serve’s board of directors originally adopted, and Serve’s stockholders approved, the Serve Robotics Inc. 2021 Stock Plan (the “2021 Stock Plan”) in 2021. The 2021 Stock Plan provided for the grant of incentive stock options to Serve employees (and employees of any parent or subsidiary of Serve) and for the grant of non-statutory stock options, restricted stock and restricted stock purchase rights to Serve employees, directors and consultants (and employees and consultants of any parent, subsidiary or affiliate of Serve). The Serve board of directors terminated the 2021 Stock Plan, effective as of and contingent upon the closing of the Merger. Following termination of the 2021 Stock Plan, no new awards will be granted under such plan, but previously granted awards will continue to be subject to the terms and conditions of the 2021 Stock Plan and the stock award agreements pursuant to which such awards were granted.

Plan Administration. The Serve board of directors has administered the 2021 Stock Plan.

Types of Awards. The 2021 Stock Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock and restricted stock purchase rights.

Stock Options. The Serve board of directors granted stock options under the 2021 Stock Plan. The exercise price per share applicable to such options was equal to at least the fair market value per share of Serve common stock on the date of grant. The term of options granted under the 2021 Stock Plan did not exceed 10 years; provided, however, that any incentive stock option granted to a participant who owned more than 10% of the total combined voting power of all classes of Serve stock, or of certain of Serve’s subsidiary corporations, did not have a term in excess of five years and had an exercise price per share of at least 110% of the fair market value per share of Serve common stock on the grant date. Subject to the provisions of the 2021 Stock Plan, the Serve board of directors determined the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases except for a termination for cause, the option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the option will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock. The Serve board of directors granted stock options under the 2021 Stock Plan. Subject to the provisions of the 2021 Stock Plan, the Serve board of directors determined the terms of the restricted stock, including the number of shares that the participant will be entitled to purchase, the price to be paid, if any, the time within which such participant must accept the offer to purchase the restricted stock, and the other terms applicable to the award. Unless the Serve board of directors determines otherwise, the restricted stock purchase agreement evidencing the award grants Serve a repurchase option exercisable upon the voluntary or involuntary termination of the participant’s service for any reason at a purchase price equal the original purchase price paid by the participant. The Serve board of directors determines the rate at which the repurchase option lapses. Once the restricted stock is purchased by the participant, the participant will have the rights equivalent to those of a holder of Serve capital stock, and shall be a record holder when his or her purchase and the issuance of the shares is entered upon the records of the duly authorized transfer agent of the Company.

Non-transferability of Awards. Unless the Serve board of directors provided otherwise, the 2021 Stock Plan generally did not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an option may exercise such an award during his or her lifetime.

Certain Adjustments. In the event of certain corporate events or changes in Serve’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2021 Stock Plan, the Serve board of directors will make adjustments to the number of shares reserved for issuance under the 2021 Stock Plan, the exercise prices of and number of shares subject to each outstanding stock option and the purchase prices of and number of shares subject to each other outstanding stock award.

Corporate Transaction. The 2021 Stock Plan provides that in the event of certain significant corporate transactions, including: (i) a transfer of all or substantially all of Serve’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of Serve with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of Serve’s then outstanding capital stock, each outstanding award will be treated as the Serve board of directors determines.

Amendment or Termination. Serve’s board of directors may amend or terminate the 2021 Stock Plan at any time, provided such action does not materially and adversely affect the rights of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws. The Serve board of directors terminated the 2021 Stock Plan, effective as of and contingent upon the closing of the Merger. Following termination of the 2021 Stock Plan, no new awards will be granted under such plan, but previously granted awards will continue to be subject to the terms and conditions of the 2021 Stock Plan and the stock award agreements pursuant to which such awards were granted.

Benefits

In 2022, the Company provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in the Company’s 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised stock option or unvested stock award held by each named executive officer as of December 31, 2022.

	Option awards(1)					Stock awards(2)
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)(3)	Option expiration date ($)	Number of shares that have not vested (#)		Market value of shares that have not vested ($)(4)
Ali Kashani	4/27/2021	—	—	—	—	812,428	(5)	$404,445
	4/27/2021	—	—	—	—	656,191	(6)	$326,667
Touraj Parang	5/6/2021	—	—	—	—	301,029	(7)	$149,859
	5/6/2021	—	—	—	—	234,134	(6)	$116,557
Euan Abraham	12/23/2021(8)	54,403	146,471	$0.31	12/22/2031	—		—
	12/23/2021(9)	12,554	87,882	$0.31	12/22/2031	—		—

(1)	All stock options listed above cover shares of our common stock following the closing of the Merger and were granted under the 2021 Stock Plan.

(2)	All restricted shares listed above cover shares of our common stock following the closing of the Merger. The restricted shares held by Mr. Parang were issued pursuant to the 2021 Stock Plan, while the restricted shares held by Dr. Kashani were issued outside of the 2021 Stock Plan.

(3)	This column represents the fair market value of a share of Serve common stock on the date of grant, as determined by the Serve board of directors.

(4)	This column represents the number of unvested restricted shares outstanding as of December 31, 2022, multiplied by $0.40, which is the per share value of Serve common stock as of December 31, 2022, divided by the exchange ratio of 0.8035.

(5)	The restricted shares are subject to a 4-year vesting schedule, with 25% of the shares vesting on February 18, 2022 and 1/48th of the shares vesting monthly over the 36 month-period thereafter, subject to the executive’s continued employment through each vesting date.

(6)	The restricted shares are subject to a 4-year vesting schedule running from the date the Board retroactively determined that vesting should run regardless of Milestone achievement, with 1/48th of the shares vesting on July 15, 2022 and monthly thereafter, subject to the executive’s continued employment through each vesting date.

(7)	The restricted shares are subject to a 4-year vesting schedule, with 25% of the shares vesting on March 22, 2022 and 1/48th of the shares vesting monthly over the 36 month-period thereafter, subject to the executive’s continued employment through each vesting date.

(8)	The options are subject to a 4-year vesting schedule, with 25% of the option shares vesting on November 1, 2022 and 1/48th of the option shares vesting monthly over the 36 month-period thereafter, subject to the executive’s continued employment through each vesting date.

(9)	The options are subject to a 4-year vesting schedule running from the date the Board retroactively determined that vesting should run regardless of Milestone achievement, with 1/48th of the option shares vesting on July 15, 2022 and monthly thereafter, subject to the executive’s continued employment through each vesting date.

Executive Compensation Arrangements

Touraj Parang Offer Letter

On March 1, 2021, Serve entered into an offer letter with the Company’s President and Chief Operating Officer, Touraj Parang, pursuant to which Mr. Parang is entitled to an annual base salary of $250,000 per year.

Mr. Parang is eligible to participate in the Company employee benefits plans maintained by the Company and generally made available to similarly situated employees. Mr. Parang’s employment is “at-will” and may be terminated by either party at any time.

Mr. Parang will continue to be employed by the Company under the terms of his offer letter with the Company.

For additional information regarding a termination payment letter entered into with Mr. Parang in fiscal year 2021, please see the section below titled “Potential Payments Upon Termination or Change in Control — Parang Termination Payment Letter” in this Current Report on Form 8-K.

Euan Abraham Offer Letter

On October 7, 2021, Serve entered into an offer letter whereby Euan Abraham agreed to serve as the Company’s Senior Vice President of Hardware Engineering beginning January 1, 2022 pursuant to which Mr. Abraham is entitled to an annual base salary of $300,000 per year. In November 2022, Mr. Abraham’s annual base salary was adjusted to $240,000 per year.

Mr. Abraham is eligible to participate in the Company employee benefits plans maintained by the Company and generally made available to similarly situated employees. Mr. Abraham’s employment is “at-will” and may be terminated by either party at any time.

Mr. Abraham will continue to be employed by the Company under the terms of his offer letter with the Company.

Potential Payments Upon Termination or Change in Control

Time-Based Awards and Milestone-Based Awards

The Time-Based Awards and Milestone-Based Awards granted to Dr. Kashani and Mr. Parang will fully vest upon a termination of service by the Company without “cause” or upon the executive’s resignation for “good reason” (each, an “involuntary termination”). The acceleration of the Kashani Time-Based Award and the Kashani Milestone-Based Award is subject to Dr. Kashani’s return of all Company property in his possession within 10 business days following the date of involuntary termination and his execution of a general release of all claims that becomes effective no later than the 30th day after the date of involuntary termination.

In the event the applicable executive’s service with the Company terminates for any reason, any unvested shares subject to the Time-Based Awards and Milestone-Based Awards granted to Dr. Kashani and Mr. Parang may be repurchased by the Company within 3 months following the date of termination at the original purchase price paid for the shares. In addition, in the event the applicable executive’s service with the Company terminates for any reason on or prior to February 18, 2025, any vested shares subject to the Milestone-Based Awards granted to Dr. Kashani and Mr. Parang may be repurchased by the Company within 3 months following the date of termination at the lesser of (x) a purchase price per share of the Company’s common stock equal to $500 million divided by the then fully diluted capitalization of the Company or (y) the then current fair market value per share of the Company’s common stock (the “Award Call Option”).

For purposes of the Time-Based Awards and the Milestone-Based Awards granted to Dr. Kashani and Mr. Parang, “cause” means: (i) any material breach by the executive of any material written agreement between the executive and the Company and the executive’s failure to cure such breach within 30 days after receiving written notice thereof; (ii) any failure by the executive to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of the executive’s duties and the executive’s failure to cure such condition within 30 days after receiving written notice thereof; (iv) the executive’s repeated failure to follow reasonable and lawful instructions from the Company’s board of directors and the executive’s failure to cure such condition within 30 days after receiving written notice thereof; (v) the executive’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) the executive’s commission of or participation in an act of fraud against the Company; (vii) the executive’s intentional material damage to the Company’s business, property or reputation; or (viii) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company.

For purposes of the Kashani Time-Based Award and the Kashani Milestone-Based Award, “good reason” means the executive’s resignation due to the occurrence of any of the following conditions which occurs without the executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) the executive’s then-current base salary is reduced by more than 10% (other than as part of an across-the-board salary reduction applicable to all similarly situated employees); (ii) a material reduction of the executive’s duties, authority, responsibilities or reporting relationship, relative to the executive’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditions the executive’s continued service on the executive being transferred to a site of employment that would increase the executive’s one-way commute by more than 50 miles from the executive’s then-principal residence. In order for the executive to resign for good reason, the executive must provide written notice to the Company of the existence of the good reason condition within 30 days of the initial existence of such condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the condition and not be required to provide for the acceleration described herein as a result of such proposed resignation. If the condition is not remedied within such 30-day period, the executive may resign based on the condition specified in the notice effective no later than 60 days following the expiration of the Company’s 30-day cure period.

For purposes of the Parang Time-Based Award and the Parang Milestone-Based Award, “good reason” means the executive’s resignation due to the occurrence of any of the following conditions which occurs without the executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a reduction of the executive’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (ii) a change in the executive’s position with the Company that materially reduces the executive’s duties, level of authority or responsibility; or (iii) the Company conditions the executive’s continued service with the Company on the executive’s being transferred to a site of employment that would increase the executive’s one-way commute by more than 35 miles from Purchaser’s then principal residence.

Parang Termination Payment Letter

On June 23, 2021, Serve entered into a termination payment letter agreement with Mr. Parang (the “Termination Payment Letter”), which provides that if (i) the Company terminates Mr. Parang’s service with the Company without cause on or prior to February 18, 2025 and (ii) the Company exercises its Award Call Option with respect to all or a portion of the Parang Milestone-Based Award, then the Company will pay Mr. Parang a termination payment equal to the product of (i) the shares repurchased by the Company pursuant to the Award Call Option, multiplied by (ii) the excess, if any, of (x) the purchase price per share of the Company’s common stock equal to $500 million divided by the Company’s then fully diluted capitalization as of the date of termination over (y) the per share fair market value of the Company’s common stock as of the date of termination. The termination payment will be paid in a lump sum on the first regularly scheduled payroll date after the 30th day following the date of termination. The termination payment is subject to Mr. Parang’s return of all Company property in his possession within 10 business days following the date of involuntary termination and his execution of a general release of all claims that becomes effective no later than the 30th day after the date of termination.

Kashani Termination Payment Letter

On September 27, 2021, Serve entered into a termination payment letter agreement with Dr. Kashani (the “Termination Payment Letter”), which provides that if (i) the Company terminates Dr. Kashani’s service with the Company without cause on or prior to February 18, 2025 and (ii) the Company exercises its Award Call Option with respect to all or a portion of the Kashani Milestone-Based Award, then the Company will pay Dr. Kashani a termination payment equal to the product of (i) the shares repurchased by the Company pursuant to the Award Call Option, multiplied by (ii) the excess, if any, of (x) the purchase price per share of the Company’s common stock equal to $500 million divided by the Company’s then fully diluted capitalization as of the date of termination over (y) the per share fair market value of the Company’s common stock as of the date of termination. The termination payment will be paid in a lump sum on the first regularly scheduled payroll date after the 30th day following the date of termination. The termination payment is subject to Dr. Kashani’s return of all Company property in his possession within 10 business days following the date of involuntary termination and his execution of a general release of all claims that becomes effective no later than the 30th day after the date of termination.

Description of the 2023 Equity Incentive Plan

Set forth below is a summary of the material features of the 2023 Plan. The 2023 Plan is set forth in its entirety as an Exhibit to this this registration statement on Form S-1, and all descriptions of the 2023 Plan contained in this section are qualified by reference to the complete text of the 2023 Plan.

Purpose

The 2023 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals, (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.

Types of Stock Awards

The 2023 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2023 Plan, the maximum aggregate number of shares of common stock that may be issued under the 2023 Plan will not exceed 1,594,800 shares. The shares may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2023 Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2023 Plan pursuant to Incentive Stock Options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2023 Plan.

The number of shares available for issuance under the 2023 Plan may, at the discretion of the Plan Administrator (as defined below), be increased on October 1st of each fiscal year beginning with the 2023 fiscal year until the 2023 Plan terminates, in each case, in an amount equal to the lesser of (i) at the discretion of our board of directors, 4% of the shares of common stock issued and outstanding on the last day of the immediately preceding month on a fully-diluted and as-converted basis and (ii) such other number of shares determined by our board of directors.

Lapsed Awards

To the extent, stock awards or awards or shares issued under the 2021 Plan that are assumed by the Company pursuant to the Merger Agreement (“Existing Plan Awards”) expire or are forfeited or becomes unexercisable for any reason without having been exercised in full, or are surrendered pursuant to an exchange program (as defined in the 2023 Plan), the unissued shares that were subject thereto shall continue to be available under the 2023 Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by us upon exercise of a stock award or Existing Plan Award in order to satisfy the exercise or purchase price for such stock award or Existing Plan Award or any withholding taxes due with respect to such stock award or Existing Plan Award shall be treated as not issued and shall continue to be available under the 2023 Plan for issuance pursuant to future stock awards. Shares issued under the 2023 Plan or an Existing Plan Award and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2023 Plan. To the extent a stock award under the 2023 Plan or Existing Plan Award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2023 Plan.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under the 2023 Plan or (b) granting a stock award under the 2023 Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2023 Plan if the other company had applied the rules of the 2023 Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code (“Section 409A”), the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2023 Plan shall not reduce the number of shares authorized for grant under the 2023 Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2023 Plan. Incentive Stock Options may only be granted to employees. Following the Closing, the Company is expected to have approximately 62 employees in the United States and nine employees in Canada through our wholly-owned Canadian subsidiary, seven consultants and three non-employee directors who will be eligible to be granted stock awards under the 2023 Plan.

Administration

The 2023 Plan will be administered by our board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). To the extent desirable to qualify transactions under the 2023 Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated un the 2023 Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2023 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2023 Plan; (ii) select the service providers to whom stock awards may be granted under the 2023 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2023 Plan; (iv) approve forms of stock award agreements for use under the 2023 Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2023 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2023 Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2023 Plan and stock awards granted pursuant to the 2023 Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2023 Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2023 Plan; (x) modify or amend each stock award (subject to the terms of the 2023 Plan); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2023 Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2023 Plan.

To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2023 Plan to one or more of our directors or officers. To the extent permitted by applicable laws, the Plan Administrator may delegate to one or more officers who may be (but are not required to be) insiders subject to Section 16 of the Exchange Act, the authority to do any of the following (i) designate employees who are not insiders to be recipients of stock awards, (ii) determine the number of shares to be subject to such stock awards granted to such designated employees, and (iii) take any and all actions on behalf of the Plan Administrator other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates; provided, however, that the Plan Administrator resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of shares that may be subject to the stock awards granted by such officer and that such officer may not grant a stock award to himself or herself. Any stock awards will be granted on the form of award agreement most recently approved for use by the Plan Administrator, unless otherwise provided in the resolutions approving the delegation authority.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the Determination Date (as defined in the 2023 Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “—Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $0.10 million, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be ten years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. A stock option may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such stock option; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

If a participant ceases to be a service provider other than for “Cause” (as defined in the 2023 Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of common stock on the date of grant. An SAR may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If an SAR is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such SAR; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. Upon exercise of an SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of common stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock. Restrictions may lapse upon the completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for each unvested share or RSU; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “—Performance Goals” for more information.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid. During the period of restriction, such dividends or other distributions shall be subject to the same restrictions and risk of forfeiture as the shares of restricted stock with respect to which the dividends accrue and shall not be paid or distributed unless and until such related shares have vested and been earned.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may but are not required to be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Administrator.

Performance Goals

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2023 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the board of directors, shall not exceed $0.50 million in total value for any non-employee director (“Outside Director”) (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3 month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

Change in Time Commitment

In the event a participant’s regular level of time commitment in the performance of his or her services for us or one of our affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such stock award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such stock award (in accordance with Section 409A, as applicable). In the event of any such reduction, the participant will have no right with respect to any portion of the stock award that is so amended.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2023 Plan, a stock award granted under the 2023 Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Compensation Recovery Policy”). The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws. For the avoidance of doubt, each participant will be subject to compliance with applicable laws, the Company’s Code of Ethics and Business Conduct, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Code of Ethics and Business Conduct, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in respect of, any award under the 2023 Plan and (ii) any awards under the 2023 Plan which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Compensation Recovery Policy ceases to apply to such awards and any other vesting conditions applicable to such awards are satisfied.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of common stock or other securities of us or other significant corporate transaction, or other change affecting common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2023 Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock or (iv) a Change in Control (as defined in 2023 Plan), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding stock award and lapse of our right to repurchase or re-acquire shares acquired under a stock award or lapse of forfeiture rights with respect to shares acquired under a stock award; (e) the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto; or (f) the cancellation of outstanding stock awards in exchange for no consideration.

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the 2023 Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2023 Plan

The 2023 Plan will continue in effect for a term of 10 years measured from the date the 2023 Plan was approved by the Board, unless terminated earlier under the terms of the 2023 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2023 Plan.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant (“Section 83(b) election”). The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.

We will be entitled to a tax deduction in connection with a stock award under the 2023 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The 2023 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the 2023 Plan. We have not approved any stock awards under the 2023 Plan in connection with the Merger. All future awards to directors, executive officers, employees and consultants under the 2023 Plan are discretionary and cannot be determined at this time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Below, we describe transactions since January 1, 2021, in which the amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years, between the Company and any of our directors, executive officers, or beneficial holders of more than 5% of Serve’s pre-Merger capital stock. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Merger.

Secured Subordinated Promissory Note with Ali Kashani

On June 28, 2023, Serve issued a Secured Subordinated Promissory Note (the “Kashani Note”) to Ali Kashani, a holder of greater than 5% of the pre-Merger capital stock of Serve who serves as Chief Executive Officer and is a member of the Serve Board of Directors, in exchange for a loan with the aggregate principal amount of $449,000. Pursuant to the Kashani Note, the loan accrued interest on the unpaid principal amount at a rate of 7.67% per annum, computed as simple interest. Dr. Kashani was entitled to an exit fee equal to 16% of the stated principal amount of the Kashani Note, less the total amount of interest that accrued on the Kashani Note prior to the Closing of the Merger (the “Kashani Exit Fee”). Serve paid the Kashani Exit Fee and repaid the Kashani Note upon the Closing of the Merger. On August 4, 2023, payment of $520,840 was made to Ali Kashani as repayment of the promissory note, which includes $449,000 in principal and $71,840 in interest. No additional fees were paid.

Related Party Transactions with Uber Technologies Inc.

As described elsewhere in this prospectus, Serve is a spin-off of Uber. Serve was initially formed in 2017 as the X division of Postmates, which was acquired by Uber in 2020. Uber held greater than 5% of Serve’s pre-Merger capital stock.

Master Framework Agreement and Project Plan

Uber and the Company entered into the Master Framework Agreement, effective September 3, 2021 (as amended, the “Master Framework Agreement”), the Master Framework Agreement was amended by that certain Amendment No. 1 to the Master Framework Agreement, dated June 7, 2022 and subsequently amended by that certain Amendment No. 2 to the Master Framework Agreement, dated January 12, 2023 (“Amendment No. 2”). Pursuant to the Master Framework Agreement, the Company agreed to provide delivery robots for Uber deliveries and Uber to pay delivery fees based on the services provided by the delivery robots.

The Company and Uber entered into separate Project Plans on February 3, 2022 and May 26, 2022, respectively (each a “Project Plan” and collectively the “Project Plans”). Each of these Project Plans is governed by the terms of the Master Framework Agreement. Pursuant to the Project Plans, the Company and Uber have agreed to meet monthly to discuss completion dates and key milestones for the Master Framework Agreement and to establish operating areas.

Contribution and License Agreement

On February 24, 2021, the Company entered into a Contribution and License Agreement (the “Contribution Agreement”) with Postmates LLC, a wholly-owned subsidiary of Uber. Pursuant to the Contribution Agreement, Postmates contributed assets and liabilities of Serve and Serve assumed those assets and liabilities and Postmates retained licenses for certain IP.

Wavemaker – Side Letter

On December 5, 2022, the Company and Wavemaker Pacific 4, L.P. entered into a SAFE along with a side letter to the SAFE dated as of December 15, 2022 (the “Wavemaker Side Letter”). Wavemaker Pacific 4, L.P. holds greater than 5% of Serve’s pre-Merger capital stock. Pursuant to the Wavemaker Side Letter, Wavemaker Pacific 4, L.P. is granted preemptive rights to purchase preferred stock sold in an equity financing, among other rights.

NEO 2.0 LP – Side Letter

On December 1, 2022, the Company, NEO 2.0, L.P. (“NEO 2.0”) and NEO 2.0a, L.P. (“NEO 2.0a,” and together with NEO 2.0, the “NEO Entities”) entered into a SAFE along with a side letter dated as of December 5, 2022 (the “NEO Entities Side Letter”). The NEO Entities own greater than 5% of Serve’s pre-Merger capital stock. Pursuant to the NEO Entities Side Letter, the NEO entities are granted preemptive rights to purchase preferred stock sold in an equity financing, among other rights.

Related Party Transactions with NVIDIA

Business Collaboration Agreement

On February 2, 2022, the Company and NVIDIA entered into a business collaboration agreement (the “Business Collaboration Agreement”) pursuant to which the Company and NVIDIA agreed to collaborate on the potential integration of NVIDIA’s AI capabilities into the Company’s robots, among other things.

NVIDIA Side Letter

On October 4, 2021, the Company and NVIDIA entered into a Series Seed Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”) and a SAFE. Pursuant to the Preferred Stock Purchase Agreement NVIDIA agreed to purchase 320,646 shares of Series Seed Preferred Stock from the Company. The SAFE was of a stated purchase amount of $9,000,000. On February 4, 2022, the Company and NVIDIA entered into a side letter (the “NVIDIA Side Letter”) pursuant to which the Company granted NVIDIA contractual management rights including inspection rights and a right of first refusal, among other things.

Equity Financings

2021 SAFEs

In a series of transactions closing between January 29, 2021 and March 16, 2021, Serve issued SAFEs for an aggregate purchase amount of $6,750,000 to investors of Serve (the “2021 SAFEs”). The 2021 SAFEs were converted into shares of Series Seed-2 Preferred Stock on October 4, 2021. The following table summarizes the purchase of 2021 SAFEs by related persons:

Purchaser	Aggregate Purchase Price for 2021 SAFES
Ali Kashani(1)	$5,000
Future VC, LLC(2)	$25,000
NEO 2.0, L.P.(3)	$2,500,000
Olivier Vincent(4)	$10,000
Pourdad Capital Corp.(5)	$50,000
Postmates, LLC(6)	$1,000,000

(1)	Ali Kashani holds greater than 5% of the pre-Merger capital stock of Serve, serves as Chief Executive Officer and is a member of the Serve Board of Directors.

(2)	James Buckly Jordan is the manager of Future VC, LLC and serves as a member of the Serve Board of Directors.

(3)	The general partner of NEO 2.0., L.P. is NEO GP 2.0, LLC (“NEO GP”). NEO GP and its affiliates hold greater than 5% of the pre-Merger capital stock of Serve.

(4)	Olivier Vincent serves as a member of the Serve Board of Directors.

(5)	Pourdad Capital Corp is controlled by Ali Pourdad, who is a member of the Serve Board of Directors.

(6)	Postmates, LLC is a wholly-owned subsidiary of Uber, which holds greater than 5% of the pre-Merger capital stock of Serve. Sarfraz Maredia is VP, Head of Americas, Delivery at Uber and serves as a member of the Serve Board of Directors.

October and November 2021 Seed Round

On October 4, 2021, Serve entered into the Series Seed Preferred Stock Purchase Agreement, pursuant to which it issued 3,847,756 shares of Series Seed Preferred Stock. Pursuant to the Preferred Stock Purchase Agreement, the Company issued 3,037,227 shares of Series Seed-1 Preferred Stock, 2,599,497 shares of Series Seed-2 Preferred Stock and 445,347 shares of Series Seed-3 Preferred Stock as a result of SAFE conversions. In addition to the issuance of shares, the 2021 SAFEs were converted to Series Seed-2 Preferred Stock and Series Seed-1 Preferred Stock. The following table summarizes the purchase of Series Seed Preferred Stock and the conversion of the 2021 SAFEs by related persons:

Purchaser	Shares of Series Seed Preferred Stock Purchased		Aggregate Purchase Price	Aggregate Purchase Price of 2021 SAFEs	Series Seed- 1 Preferred Stock Issued for 2021 SAFEs	Series Seed- 2 Preferred Stock Issued for 2021 SAFEs
Ali Kashani(1)	—		—	$5,000.00	—	2,290
NEO 2.0, L.P.(2)	240,641		$750,487.09	$2,468,706.24	—	1,130,826
NEO 2.0a, L.P.(2)	3,050		$9,512.04	$31,292.56	—	14,334
Olivier Vincent(3)	—		—	$10,000	—	4,580
Postmates, LLC(4)	160,323		$499,999.35	$1,000,000	3,037,227	—
Pourdad Capital Corp.(5)	16,032		$49,999.00	$50,0000.00	—	22,903
Wavemaker Pacific 4, L.P.(6)	961,939		$2,999,999.16	—	—	—
Wavemaker Global Select II, LLC(6)	245,995		$767,184.61	—	—	—
Wavemaker Global Select II, LLC(6)	574,212	(7)	$1,790,794.96	—	—	—

(1)	Ali Kashani holds greater than 5% of the pre-Merger capital stock of Serve, serves as Chief Executive Officer and is a member of the Serve Board of Directors.

(2)	The general partner of each of NEO 2.0., L.P. and NEO 2.0a, L.P. is NEO GP. NEO GP and its affiliates hold greater than 5% of the pre-Merger capital stock of Serve.

(3)	Olivier Vincent serves as a member of the Serve Board of Directors.

(4)	Postmates, LLC is a wholly-owned subsidiary of Uber, which holds greater than 5% of the pre-Merger capital stock of Serve. Sarfraz Maredia is VP, Head of Americas, Delivery at Uber and serves as a member of the Serve Board of Directors.

(5)	Pourdad Capital Corp is controlled by Ali Pourdad, who is a member of the Serve Board of Directors.

(6)	Wavemaker Pacific 4, L.P. holds greater than 5% of Serve’s pre-Merger capital stock.

(7)	Purchased in a subsequent closing on November 24, 2021.

Preferred Warrants

On October 4, 2021, Serve issued a warrant to purchase 160,323 shares of Series Seed Preferred Stock at an exercise price of $3.12 per share to Wavemaker Global Select II, LLC. All of these warrants were transferred on April 19, 2023, with 80,162 being transferred to James Buckly Jordan, a member of the Serve Board of Directors.

2022 SAFEs

Between February 4, 2022 and March 9, 2022, Serve issued SAFEs for an aggregate purchase amount of $10.59 million to investors of Serve (the “February 2022 SAFEs”). Between December 1, 2022 and January 18, 2023, Serve issued SAFEs for an aggregate purchase amount of $4.97 million to investors of Serve (the “December 2022 SAFEs” and, together with the February 2022 SAFEs, the “2022 SAFEs”). The following table summarizes the purchase of 2022 SAFEs by related persons:

Purchaser	Aggregate Purchase Price for 2022 SAFEs
NEO 2.0, L.P.(1)	$987,482.99
NEO 2.0a, L.P.(1)	$12,517.01
NVIDIA	$9,000,000
Postmates, LLC(2)	$2,000,000
Wavemaker Pacific 4, L.P.(3)	$1,000,000

(1)	The general partner of each of NEO 2.0., L.P. and NEO 2.0a, L.P. is NEO GP. NEO GP and its affiliates hold greater than 5% of the pre-Merger capital stock of Serve.

(2)	Postmates, LLC is a wholly-owned subsidiary of Uber, which holds greater than 5% of the pre-Merger capital stock of Serve. Sarfraz Maredia is VP, Head of Americas, Delivery at Uber and serves as a member of the Serve Board of Directors.

(3)	Wavemaker Pacific 4, L.P. holds greater than 5% of Serve’s pre-Merger capital stock.

Registration Rights Agreement

The description set forth above under the caption “Description of the Merger, the Private Placement, and Related Transactions—Registration Rights” is incorporated herein by reference. All of our directors, executive officers and holders of more than 5% of our capital stock are parties to the Registration Rights Agreement.

Participation in Private Placement

Certain of our existing investors, including investors affiliated with certain of our directors and officers, have purchased an aggregate of 1,258,221 shares of our common stock in the Private Placement, for an aggregate gross purchase price of $5.01 million. Such purchases were made on the same terms as the shares that were sold to other investors in the Private Placement and not pursuant to any pre-existing contractual rights or obligations. Each of NVIDIA, and Postmates, LLC, who hold more than 5% of our capital stock, and Olivier Vincent and Ali Kashani participated in the Private Placement.

Other Transactions

We have granted stock options to our executive officers and our directors. For a description of these stock options, see the sections titled “Executive Compensation.”

Indemnification Agreements

We maintain indemnification agreements with each of our current directors and executive officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors. Subsequently, our audit committee adopted a charter which requires the audit committee to conduct appropriate review and oversight of related party transactions.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

DETERMINATION OF SALE PRICE

The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $4.00 per share until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $4.00 at which the selling stockholders may sell their shares pursuant to this prospectus was determined based upon the purchase price per share of common stock in the Private Placement in July through October 2023. The Sale Price was negotiated between our current management and predecessors based on, among other things, valuation ascribed to Serve in the last round of financing prior to the Private Placement, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets and such other factors as were deemed relevant. The Sale Price does not necessarily bear any relationship to our Company’s asset value, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the shares.

We have included a fixed price at which selling stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MARKET INFORMATION FOR OUR COMMON STOCK

Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another over-the-counter system; however, we cannot assure you that the common stock will become eligible for trading on the OTCQB or any other over-the-counter system.

As of October 27, 2023, we have 24,832,814 shares of common stock outstanding held by approximately 229 stockholders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 27, 2023, following the closing of the Merger and the Private Placement, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 24,832,814 shares of common stock outstanding as of October 27, 2023, after giving effect to the Merger and the Private Placement. Shares of common stock that a person has the right to acquire within 60 days of October 27, 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Serve Robotics Inc., 730 Broadway, Redwood City, CA 94063.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders
Postmates, LLC(1)	3,963,808	16.0%
NVIDIA(2)	2,676,904	10.8%
NEO 2.0 Entities(3)	1,438,228	5.8%
Mark Tompkins(4)	1,843,750	7.4%

Directors and Named Executive Officers
Ali Kashani(5)	2,358,122	9.5%
Shares subject to voting proxy(6)	6,860,053	27.6%
Touraj Parang(7)	814,847	3.3%
James Buckly Jordan(8)	809,936	3.3%
Olivier Vincent	9,928	* %
Ali Pourdad(9)	31,283	* %
Euan Abraham(10)	143,038	* %
Sarfraz Maredia	—	—%
All directors and executive officers as a group (eight persons)	7,978,833	32.2%

*	Represents beneficial ownership of less than 1%.

(1)	Postmates, LLC is the wholly-owned subsidiary of Uber Technologies Inc. The address of Uber Technologies Inc. is 1515 3rd Street, San Francisco, California 94158.

(2)	The address of NVIDIA is 2788 San Tomas Expressway, Santa Clara, California 95051.

(3)	Consists of (i) 1,420,228 shares of common stock held by NEO 2.0, L.P. and (ii) 18,000 shares of Common stock held by NEO 2.0a, L.P. The general partner of each of NEO 2.0., L.P. and NEO 2.0a, L.P. is NEO GP 2.0, LLC. Ali Partovi is the Managing Director of NEO GP 2.0, LLC and has dispositive power over the shares of common stock controlled thereby. The address of NEO GP 2.0, LLC is 2121 S. El Camino Real, Ste 200, San Mateo, California 94403.

(4)	Consists of (i) 1,687,500 shares of common stock and (ii) 156,250 shares of common stock underlying the Bridge Warrants.

(5)	Consists of (i) 2,205,309 shares of common stock held directly by Ali Kashani, (ii) 16,070 shares of common stock held by Nikki Stoddart, the spouse of Dr. Kashani, (iii) 80,350 shares of common stock held by Salma Kashani, (iv) 8,035 shares of common stock held by Ali Sadeghi Hariri, (v) 1,562 shares underlying warrants to purchase common stock which are exercisable within 60 days of October 27, 2023, and (vi) 47,603 shares of common stock underlying options which are or will become exercisable within 60 days of October 27, 2023. Dr. Kashani shares control of the shares of common stock held by Ms. Stoddart. 1,187,394 shares of common stock held by Dr. Kashani are subject to a repurchase option held by the Company in the event that Dr. Kashani’s service with the Company is terminated.

(6)	Consists of shares of common stock held by holders of pre-Merger common stock over which Dr. Kashani holds an irrevocable proxy, pursuant to the agreements between the Company and such stockholders. The Company does not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Securities Exchange Act of 1934, as amended, as Dr. Kashani exercises voting control over these shares. Dr. Kashani does not have dispositive control over these shares of common stock.

(7)	Consists of (i) 794,709 shares of Common stock held by Touraj Parang, (ii) 2,008 shares of common stock held by Armin Parang, Mr. Parang’s brother, (iii) 2,008 shares of common stock held by Payman Parang, Mr. Parang’s brother, (iv) 2,008 shares of common stock held by Shaghayegh Ahkami, Mr. Parang’s sister-in-law, (v) 2,008 shares of common stock held by Shahyar Ahkami, Mr. Parang’s brother-in-law, and (vi) 12,458 shares of common stock underlying options which are or will become exercisable within 60 days of October 27, 2023. Mr. Parang disclaims beneficial ownership of the shares of common stock held by Armin Parang, Payman Parang, Shaghayegh Ahkami and Shahyar Ahkami. 434,820 shares of common stock held by Mr. Parang are subject to a repurchase option held by the Company in the event that Mr. Parang’s service with the Company is terminated.

(8)	Consists of (i) 659,035 shares of common stock held by Wavemaker Global Select II, LLC, (ii) 9,200 shares held by Future VC, LLC, (iii) 77,291 shares of common stock held by Match Robotics VC, LLC and (iv) 64,410 shares of common stock underlying warrants to purchase common stock which are exercisable within 60 days of October 27, 2023. James Buckly Jordan is the Managing Partner of Wavemaker Global Select II, LLC and has dispositive power over the shares of common stock held thereby. Future VC, LLC and Match Robotics VC, LLC are controlled by James Buckly Jordan. The address of Wavemaker Global Select II, LLC is 1 Nanson road #03-00, Singapore 238909. The address for Future VC, LLC is 1438 9th St., Santa Monica, California 90401. The address for Match Robotics VC, LLC is 1134 11th Street, Suite 101, Santa Monica, California 90403.

(9)	Shares of common stock are held by Pourdad Capital Corp. over which Ali Pourdad has control.

(10)	Consists of (i) 155,794 options to purchase shares of common stock which are or will become exercisable within 60 days of October 27, 2023.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 18,960,989 shares of common stock. The selling stockholders acquired our securities in connection with the Merger and the Private Placement, or were pre-Merger stockholders of our predecessor, Patricia Acquisition Corp. The registration of the common stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the company or any of its affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholders	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
1161544 B.C. LTD	4,195	4,195		*
7-Ventures, LLC	357,836	357,836		*
Abundium, S.L.U.	50,000	50,000		*
Adolfo Carmona & Donna Carmona	25,000	25,000		*
Aegis Capital Corp.	--	214,349	(15)	*
Aegis Delivers Opportunity Fund LLC	1,116,886	1,116,886		*
Akita Partners LLC	14,062	17,968	(16)	*
Akshay Thakor	9,200	9,200		*
Ali Kashani(3)	59,965	61,527	(17)	*
Alireza Tahmasebzadeh	1,562	2,343	(18)	*
Amanda Rose Saccomanno	7,812	11,718	(19)	*
Amirali Aliabadi	16,327	16,327		*
Andrew Przybylski	1,840	1,840		*
Andrew Smukler	7,812	11,718	(20)	*
Anik Guha	920	920		*
Anthony Armenta	25,000	25,000		*
Arash Fasihi	28,839	28,839		*
Arjoch Holding LLC	12,750	12,750		*
Armenta 2012 Revocable Trust Dated July 13, 2012	3,680	3,680		*
Atul Sood	5,152	5,152		*
Barry Shemaria	10,937	16,405	(21)	*
Bastian Lehmann	55,207	55,207		*
Ben Bear	5,501	5,501		*
Benny Wing Fei Wong	4,600	4,600		*
Bikram Dang	7,728	7,728		*
Brian Fischhoff and Andrea Fischhoff	6,250	6,250		*

Name of Selling Stockholders	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Brian M. Kandel - Individual 401K	10,000	10,000		*
Bruce D. Singleton	15,625	23,437	(22)	*
Bruce H. Seyburn	8,750	8,750		*
Bruce Haverberg and Donna Haverberg	12,500	12,500		*
Carlos de Serpa Pimentel	15,625	23,437	(23)	*
Carroll, Michael & Carroll, Sheila	21,875	32,812	(24)	*
Casimir S. Skrzypczak	6,250	6,250		*
Christian Felipe	25,000	25,000		*
Christiane Collin	38,645	38,645		*
Christopher McGowan	6,250	6,250		*
Christopher Washburn	6,250	6,250		*
Clay Lebhar	6,250	6,250		*
Conconi FT Holdings Ltd	31,172	31,172		*
Coughdrop Capital Fund II, a series of Coughdrop Capital, LP	6,440	6,440		*
Craig H. Unger	3,125	4,687	(25)	*
David Landskowsky	--	72,235	(26)	*
Deccan Pacific Ventures, LLC	6,250	6,250		*
Delivery Hero Ventures GmbH	354,325	354,325		*
DeLoach LS Investments LLC	25,000	25,000		*
Derrick Ko	4,600	4,600		*
DiBenedetto Holdings LLC	12,500	12,500		*
Dipanshu Sharma	6,250	6,250		*
Division Street Investment Club	3,750	3,750		*
Doug Wertheimer	25,000	25,000		*
Dr. Joshua J Gooden & Janeen Gooden JTWROS	6,250	9,375	(27)	*
Dr. Mariusz J. Klin	4,687	7,030	(28)	*
Edward P. Swyer	12,500	12,500		*
Elicia W. David	6,250	6,250		*
Emre Schveighoffer	6,250	6,250		*
Eric Rubenstein	--	72,236	(29)	*
Eric S. Mischel	6,250	6,250		*
Ernest W. Moody Revocable Trust	31,250	46,875	(30)	*
Finvasco Capital Management LLC	51,527	51,527		*
Foundry Square Investors - XXI, LLC	7,360	7,360		*
Fund I, a series of Great Circle Venture, LP	14,169	14,169		*
Future VC, LLC(4)	9,200	9,200		*
Garnex, S.L.U.	50,000	50,000		*
George A. Parmer	15,625	23,437	(31)	*
Gloria Lynn Roth	9,375	14,062	(32)	*
Good AI Capital Fund I, LP	46,925	46,925		*
Goodwin Family Partnership	6,250	6,250		*
Graph Ventures 6, L.P.	36,805	36,805		*

Name of Selling Stockholders	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Gubbay Investments, LLC	7,500	7,500		*
HABD Investments Inc.	6,440	6,440		*
HAND Capital, LLC	104,894	104,894		*
Hold It Right There Holdings Ltd.	10,304	10,304		*
Ian Jacobs(5)	125,000	125,000		*
Industrious Ventures I, L.P.	128,819	128,819		*
Jaffrael, LLC	12,500	12,500		*
James Buckly Jordan(6)	--	64,410	(33)	*
James H. Wiesenberg	7,500	7,500		*
James Kuhn	6,250	6,250		*
James Robinson and Jennifer Robinson	12,500	12,500		*
James W. Lees	7,812	11,718	(34)	*
Jeffrey Shealy	46,875	70,312	(35)	*
JJW GST Irrevocable Trust	26,186	26,186		*
Joan L Bonanno TTE U/A DTD 12/05/2002 By Joan L Bonanno	53,125	60,937	(36)	*
Joel A. Stone Irrevocable Credit Shelter Trust	6,250	6,250		*
John V. Wagner Jr.	23,281	29,921	(37)	*
Jose Fune	6,250	6,250		*
Joseph A. Messah	7,812	11,718	(38)	*
Joseph O. Manzi	21,875	29,687	(39)	*
Joshua and Dana Pollick Living Trust, dated March 30, 2020	920	920		*
Joshua Schachter	9,200	9,200		*
Kent Tucker Andersen	25,000	25,000		*
Khaled Naim	6,546	6,546		*
Kirby Frank	10,000	10,000		*
Laidlaw & Company (UK) Ltd.	--	37,350	(40)	*
Lawrence Altman	6,250	6,250		*
Lawrence M. Koresko	6,250	6,250		*
Ligi Investments, LLLP	25,000	25,000		*
Lily Sarafan	18,402	18,402		*
LJ Ventures Fund II, L.P.	220,832	220,832		*
Lora G. Shealy	46,875	70,312	(41)	*
Louis Buckworth	75,000	75,000		*
Mana Ventures, LP – C1	4,833	4,833		*
Marc Greenberg	2,576	2,576		*
Marc Zarraga	6,250	6,250		*
Mark Tompkins(7)	1,687,500	1,843,750	(42)	*
Match Robotics VC, LLC(8)	77,291	77,291		*
Matthew B. Zarraga	12,500	12,500		*
Matthew G. Baebler	7,500	11,250	(43)	*
Matthew Simoncini	62,500	93,750	(44)	*
Michael M. Mainero	6,250	6,250		*
Michael O’Connell	12,500	12,500		*
Miguel Zarraga	--	2,100	(45)	*

Name of Selling Stockholders	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Minacore Industrial Group Ltd	6,248	6,248		*
Mojtaba Asgarian	2,998	2,998		*
MP Stewart LLC	31,250	46,875	(46)	*
NEO 2.0, L.P.(9)	1,420,228	1,420,228		*
NEO 2.0a, L.P.(10)	18,000	18,000		*
Network 1 Financial Securities, Inc.	--	14,739	(47)	*
Nicholas P. McGovern	15,625	23,437	(48)	*
Nicolas Barrett	12,500	12,500		*
Northlea Partners LLLP	6,250	6,250		*
NVIDIA Corporation(11)	2,676,904	2,676,904		*
Olivier Vincent(12)	9,928	9,928		*
One Planet VC, LLC	91,651	91,651		*
Pacific Premier Trust Custodian FBO Arash Afrakhtah Roth IRA	18,402	18,402		*
PACIFIC PREMIER TRUST CUSTODIAN FBO ARASH AFRAKHTEH IRA	13,093	13,093		*
Paul J. Van Der Merwe	15,625	23,437	(49)	*
Philip M. Cannella	6,250	6,250		*
Plamen Alendarov	25,000	25,000		*
Postmates, LLC(13)	3,963,808	3,963,808		*
Pourdad Capital Corp., a Bahamas corporation	31,283	31,283		*
Raana Kashani Gregg	3,680	3,680		*
Raymond J Bonanno TTE U/A DTD 12/05/2002 By Raymond J Bonanno	53,125	60,937	(50)	*
Reza Karimi	22,500	22,500		*
Richard & Mary Leslie Kingston	7,812	11,718	(51)	*
Richard David IRA Axos Clearing Custodian	12,500	12,500		*
Richard Molinsky	7,812	11,718	(52)	*
Robert Caione	15,625	23,437	(53)	*
Robert John Busch	10,000	10,000		*
Robert Swikart	12,500	12,500		*
Robert Viggiano and Angela Viggiano	12,750	12,750		*
Roberto Mendez & Eliana Cardenas JTWROS	7,812	11,718	(54)	*
Ronald Nash	25,000	25,000		*
Russell and Lindsay Cook Revocable Trust u/d/t 11/19/2018	38,645	38,645		*
Sandra Zarraga	13,750	13,750		*
Sanjay Sathe	34,793	34,793		*
Sarbjit Johl	7,812	11,718	(55)	*
Satish Rao	7,500	7,500		*
Scher Family LP	25,000	25,000		*
Scott Byer	7,812	11,718	(56)	*

Name of Selling Stockholders	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Scott Cardone	--	11,425	(57)	*
SE Fund I, a series of Great Circle Venture, LP	24,475	24,475		*
Selene Casabal	1,250	1,250		*
SER Fund I, a series of MV Funds, LP	116,975	116,975		*
Serve Robotics I, a Series of Republic Deal Room Master Fund, LP	93,140	93,140		*
Serve Robotics II, A Series of Republic Deal Room Master Fund, LP	61,776	61,776		*
Shawn P. Guttersen	31,250	46,875	(58)	*
Silicon Valley Bank	17,517	17,517		*
SourceCode Communications LLC	--	13,911	(59)	*
Spring Ventures SF LLC	25,763	25,763		*
Stephen Mut	5,000	5,000		*
Sterling Road 2, L.P.	40,640	40,640		*
Steve Cohen	12,500	12,500		*
Suhail Al Ansari	6,265	6,265		*
Suresh Patel	6,500	6,500		*
Tara Best	--	1,500	(60)	*
The Michael E. Portnoy Revocable Trust	12,500	12,500		*
The Plaice Family Living Trust	36,805	36,805		*
Think + Ventures Fund II, LP	202,429	202,429		*
Thomas Ciano & Theresa Ciano	3,750	3,750		*
Thomas Collins	20,312	30,468	(61)	*
Thomas S. Murray	46,875	70,312	(62)	*
Tiferes Ventures I, L.P.	130,931	130,931		*
Timothy Herrmann	--	16,661	(63)	*
Todd Harrigan	--	11,939	(64)	*
Tofu Properties LLC	6,250	6,250		*
Tribeca Corporate Services, LLC	--	64,409	(65)	*
Tribridge Limited	91,651	91,651		*
Venture Lending & Leasing IX, LLC	189,547	189,547		*
Viken Manoukian	7,812	11,718	(66)	*
Vincent Labarbara	--	21,037	(67)	*
Wavemaker Global Select II, LLC(14)	659,035	659,035		*
Wavemaker Pacific 4, L.P.	1,220,206	1,220,206		*
William Hunt	--	3,000	(68)	*
William R. Hunt, Jr.	3,750	3,750		*
William R. Hunt, Jr. - R/O IRA	2,500	2,500		*
Zaizhuang Cheng	4,600	4,600		*
Zero1derful Living Trust	334,928	334,928		*

*	Less than 1%

(1)	Applicable percentage ownership is based on 24,832,814 shares of our common stock outstanding as of October 27, 2023.

(2)	Assumes the sale of all shares offered in this prospectus.

(3)	Ali Kashani is our Chief Executive Officer and Chairman of our board of directors.

(4)	Future VC, LLC is controlled by James Buckly Jordan, a member of our board of directors.

(5)	Ian Jacobs is a former President, Chief Executive Officer, Chief Financial Officer, Secretary and director of Patricia Acquisition Corp, our predecessor.

(6)	James Buckly Jordan is a member of our board of directors.

(7)	Mark Tompkins is a former director of Patricia Acquisition Corp, our predecessor.

(8)	Match Robotics VC, LLC is controlled by James Buckly Jordan, a member of our board of directors.

(9)	NEO 2.0, L.P., together with NEO 2.0a, L.P. which has the same general partner, GEO 2.0., L.P., beneficially owns greater than 5% of our common stock.

(10)	NEO 2.0a, L.P., together with NEO 2.0, L.P. which has the same general partner, GEO 2.0., L.P., beneficially owns greater than 5% of our common stock.

(11)	NVIDIA beneficially owns greater than 5% of our common stock.

(12)	Olivier Vincent is a member of our board of directors.

(13)	Postmates beneficially owns greater than 5% of our common stock.

(14)	James Buckly Jordan, a member of our board of directors, is the Managing Partner of Wave Maker Global Select II, LLC.

(15)	Includes 214,349 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(16)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(17)	Includes 1,562 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(18)	Includes 781 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(19)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(20)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(21)	Includes 5,468 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(22)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(23)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(24)	Includes 10,937 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(25)	Includes 1,562 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(26)	Includes 72,235 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(27)	Includes 3,125 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(28)	Includes 2,343 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(29)	Includes 72,236 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(30)	Includes 15,625 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(31)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(32)	Includes 4,687 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(33)	Includes 64,410 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(34)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(35)	Includes 23,437 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(36)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(37)	Includes 6,640 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(38)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(39)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(40)	Includes 37,350 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(41)	Includes 23,437 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(42)	Includes 156,250 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(43)	Includes 3,750 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(44)	Includes 31,250 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(45)	Includes 2,100 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(46)	Includes 15,625 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(47)	Includes 14,739 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(48)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(49)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(50)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(51)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(52)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(53)	Includes 7,812 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(54)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(55)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(56)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(57)	Includes 11,425 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(58)	Includes 15,625 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(59)	Includes 13,911 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(60)	Includes 1,500 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(61)	Includes 10,156 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(62)	Includes 23,437 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(63)	Includes 16,661 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(64)	Includes 11,939 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(65)	Includes 64,409 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(66)	Includes 3,906 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(67)	Includes 21,037 shares of common stock issuable upon exercise of warrants held by selling stockholder.

(68)	Includes 3,000 shares of common stock issuable upon exercise of warrants held by selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $4.00 per share until such time as our common stock is quoted on the OTCQB, or another public trading market for the common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the selling stockholders;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or agents;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in the Private Placement has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep this registration statement of which this prospectus constitutes a part effective for five years from the date it is declared effective by the SEC or until the date on which all of the shares required to be registered by us have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement. See the section of this prospectus captioned “Shares Eligible for Future Sale — Registration Rights.”

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of October 27, 2023, we had 24,832,814 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Dividend Rights

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine, payable either in cash, in property or in shares of capital stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the amended and restated certificate (including any certificate of designation relating to any series of preferred stock). We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers (including voting powers), preferences, and relative, participating, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders.

Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding or above the total number of authorized shares of the class, without any further vote or action by our stockholders. Our board of directors may, without stockholder approval, authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock and could have anti-takeover effects. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of existing management and might adversely affect the market price of our common stock.

Stock Options

As of October 27, 2023, we had outstanding stock options to purchase an aggregate of 1,594,800 shares of our common stock, with a weighted-average exercise price of $0.61 per share under the 2023 Plan.

Warrants

As of October 27, 2023, we had outstanding warrants to purchase an aggregate of 1,079,290 shares of our common stock, with a weighted-average exercise price of $2.63 per share.

Registration Rights Agreement

For a description of the Registration Rights Agreement that we entered into in connection with the Merger and the Private Placement, see “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions—Registration Rights” above. All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof and incorporated herein by reference.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws following the Private Placement could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

●	Board Vacancies. Our amended and restated bylaws and certificate of incorporation provide, subject to the special rights of the holders of any series of preferred stock to elect directors, that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors, but promotes continuity of management.

●	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management—Corporate Governance—Classified Board of Directors” for additional information.

●	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

●	Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation further provide that the affirmative vote of holders of at least 66 2/3% of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least 66 2/3% of our capital stock entitled to vote generally in the election of directors, voting together as a single class, required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by the approval of a majority of the Whole Board.

●	Stockholder Action; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, our chief executive officer or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

●	Issuance of Undesignated Preferred Stock. Our amended and restated certificate of incorporation provides that our board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

●	Choice of Forum. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of us; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of ours; (c) any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws (as each may be amended from time to time); (d) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (e) any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to actions, suits or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the amended and restated certificate of incorporation provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the amended and restated certificate of incorporation provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the amended and restated certificate of incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

The amended and restated bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the amended and restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended.

The amended and restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Stock Quotation

OUR COMMON STOCK IS CURRENTLY NOT LISTED ON A NATIONAL SECURITIES EXCHANGE OR ANY OTHER EXCHANGE, OR QUOTED ON AN OVER THE COUNTER MARKET. WE INTEND TO SEEK TO CAUSE OUR COMMON STOCK TO BE QUOTED ON THE OTC MARKETS QB TIER AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT. HOWEVER, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO DO SO AND, EVEN IF WE DO SO, THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL CONTINUE TO BE QUOTED ON THE OTC MARKETS OR QUOTED OR LISTED ON ANY OTHER MARKET OR EXCHANGE, OR THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR CONTINUE.

SHARES ELIGIBLE FOR FUTURE SALE

Currently, there is not a public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market after the Merger, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of the Merger due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

As of October 27, 2023, we had 24,832,814 shares of common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 4,181,069 shares. Of those outstanding shares, no shares of common stock are freely tradable, without restriction, as of October 27, 2023. No shares issued in connection with the Merger or the Private Placement can be publicly sold under Rule 144 under the Securities Act until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K, as amended by the Form 8-K/A filed with the SEC on August 16, 2023.

Lock-up Agreements

In connection with the initial closing of the Private Placement, holders of approximately 13,145,625 shares of our common stock agreed, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lockup agreement continuing through the date 12 months after the first date on which our common stock is first traded on the OTCQB or OTCQX market maintained by OTC Markets Group, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our common stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to the registration statement of which this prospectus forms a part.

Sale of Restricted Shares

Of the 24,832,814 shares of common stock outstanding, all of such shares are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K filed with the SEC , as amended by the Form 8-K/A filed with the SEC on August 16, 2023, and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. We intend to register such shares for sale under the Securities Act but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the effective date of the Merger (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).

Registration Rights

In connection with the Merger and the Private Placement, we entered into the Registration Rights Agreement, pursuant to which we agreed that promptly, but no later than 60 calendar days from the final closing of the Private Placement, we would file, subject to customary exceptions, this Registration Statement covering the Registrable Securities. We also undertook to use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 120 calendar days after the final closing of the Private Placement.

Subject to customary exceptions, if any Registration Event occurs, we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the Sale Price; provided that the maximum amount of monetary penalties paid by us will not exceed 5% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Securities removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Securities that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Securities excluded from a registration statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Securities that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 120 days after the final closing of the Private Placement, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (c) a holder of any Registrable Securities must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be applied to the Registrable Securities pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all Registrable Securities have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent public accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that are outstanding or reserved for issuance under the Serve Plan and 2023 Plan. Such registration statement is expected to be filed as soon as practicable after 60 days following the date Serve’s “Form 10 information” was filed with the SEC on Form 8-K, as amended by the Form 8-K/A filed with the SEC on August 16, 2023. Accordingly, once such registration statement become effective, shares registered thereunder will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Boston, Massachusetts.

EXPERTS

The financial statements of Serve as of and for each of the years in the two-year period ended December 31, 2022 and 2021, have been audited by dbbmckennon, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Serve’s ability to continue as a going concern as described in Note 2 to the financial statements) included in this registration statement. Such financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Serve Robotics Inc. 730 Broadway, Redwood City, California 94063, (818) 860-1352.

INDEX TO FINANCIAL STATEMENTS

Serve Robotics Inc.

Audited Financial Statements for the Years Ended December 31, 2022 and 2021

Unaudited Condensed Financial Statements for the Six Months Ended June 30, 2023 and 2022

Serve Robotics Inc. and Patricia Acquisition Corp.

Unaudited Combined Pro Forma Financial Statements for the Year Ended December 31, 2022 and the Six Months Ended June 30, 2023

Patricia Acquisition Corp.

Audited Financial Statements for the Years Ended December 31, 2022 and 2021

Unaudited Condensed Financial Statements for the Three and Six Months Ended June 2023 and 2022

SERVE ROBOTICS, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2022 AND 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Serve Robotics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Serve Robotics, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022 and the period from January 15, 2021 (Inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s has sustained net losses and used cash flows from operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2022.

Newport Beach, California

May 22, 2023

SERVE ROBOTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$2,715,719	$7,965,861
Accounts receivable	23,697	-
Inventory	618,262	463,422
Prepaid expenses	81,339	-
Other current assets	-	11,163
Total current assets	3,439,017	8,440,446
Property and equipment, net	3,376,427	119,616
Right of use asset	1,215,968	-
Deposits	512,659	96,647
Total assets	$8,544,071	$8,656,709

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$162,034	$336,314
Accrued liabilities	37,434	-
Note payable, current	1,000,000	-
Right of use liability, current portion	483,186	-
Lease liability, current portion	2,214,348	-
Total current liabilities	3,897,002	336,314
Note payable, net of current portion	1,214,600	-
Simple agreements for future equity	13,150,745	-
Restricted stock award liability	162,747	-
Right of use liability	708,143	-
Lease liability	1,862,980	-
Total liabilities	20,996,217	336,314

Commitments and contingencies (Note 11)

Stockholders’ equity (deficit):
Series Seed preferred stock, $0.00001 par value; 4,008,079 shares authorized, 3,847,756 and 3,527,110 shares issued and outstanding as of December 31, 2022 and 2021, respectively	38	35
Series Seed-1 preferred stock, $0.00001 par value; 3,037,227 shares authorized, issued and outstanding as of both December 31, 2022 and 2021	30	30
Series Seed-2 preferred stock, $0.00001 par value; 2,599,497 shares authorized, issued and outstanding as of both December 31, 2022 and 2021	26	26
Series Seed-3 preferred stock, $0.00001 par value; 445,347 shares authorized, issued and outstanding as of both December 31, 2022 and 2021	4	4
Common stock, $0.00001 par value; 21,200,000 shares authorized, 8,913,072 and 8,850,154 shares issued, 8,495,771 and 8,850,154 shares outstanding as of December 31, 2022 and 2021, respectively	85	89
Additional paid-in capital	31,234,035	29,985,729
Subscription receivable	(165,719)	-
Accumulated deficit	(43,520,645)	(21,665,518)
Total stockholders’ equity (deficit)	(12,452,146)	8,320,395
Total liabilities and stockholders’ equity (deficit)	$8,544,071	$8,656,709

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the Period from January 15, 2021 (inception) to December 31, 2021

Revenues	$107,819	$-
Cost of revenues	1,148,426	-
Gross profit (loss)	(1,040,607)	-

Operating expenses:
General and administrative	3,786,124	2,465,570
Operations	2,035,063	924,501
Research and development	13,565,765	7,092,628
Sales and marketing	525,494	139,664
Total operating expenses	19,912,446	10,622,363

Loss from operations	(20,953,053)	(10,622,363)

Other income (expense), net:
Interest expense	(636,330)	-
Change in fair value of future equity obligations	(265,744)	(11,043,155)
Total other income (expense), net	(902,074)	(11,043,155)

Provision for income taxes	-	-
Net loss	$(21,855,127)	$(21,665,518)

Weighted average common shares outstanding - basic and diluted	8,583,409	6,997,571
Net loss per common share - basic and diluted	$(2.55)	$(3.10)

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series Seed		Series Seed-1		Series Seed-2		Series Seed-3				Additional			Total Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)

Balances at January 15, 2021 (inception)	-	$-	-	$-	-	$-	-	$-	-	$-	$-	$-	$-	$-
Issuance of founders’ stock	-	-	-	-	-	-	-	-	4,400,000	44	4,356	-	-	4,400
Issuance of restricted common stock, net of repurchases	-	-	-	-	-	-	-	-	4,450,184	45	4,601	-	-	4,646
Issuance of Series Seed preferred stock	3,527,110	35	-	-	-	-	-	-	-	-	10,999,963	-	-	10,999,998
Conversion of SAFEs into preferred stock	-	-	3,037,227	30	2,599,497	26	445,347	4	-	-	18,968,095	-	-	18,968,155
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	8,714	-	-	8,714
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(21,665,518)	(21,665,518)
Balances at December 31, 2021	3,527,110	35	3,037,227	30	2,599,497	26	445,347	4	8,850,184	89	29,985,729	-	(21,665,518)	8,320,395
Issuance of Series Seed preferred stock	320,646	3	-	-	-	-	-	-	-	-	999,996	-	-	999,999
Restricted stock purchased with recourse notes	-	-	-	-	-	-	-	-	3,510	-	4,250	(165,719)	-	(161,469)
Restricted stock awards repurchased	-	-	-	-	-	-	-	-	(357,923)	(4)	4	-	-	-
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	195,056	-	-	195,056
Warrants issued in connection with note payable	-	-	-	-	-	-	-	-	-	-	49,000	-	-	49,000
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(21,855,127)	(21,855,127)
Balances at December 31, 2022	3,847,756	$38	3,037,227	$30	2,599,497	$26	445,347	$4	8,495,771	$85	$31,234,035	$(165,719)	$(43,520,645)	$(12,452,146)

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	For the Period from January 15, 2021 (inception) to December 31, 2021
Cash flows from operating activities:
Net loss	$(21,855,127)	$(21,665,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	388,139	42,469
Stock-based compensation	195,056	8,714
Change in fair value of simple agreements for future equity	265,744	11,043,155
Amortization of debt discount	13,600
Changes in operating assets and liabilities:
Accounts receivable	(23,697)	-
Inventory	(154,840)	(463,422)
Prepaid expenses	(81,339)	-
Other current assets	11,163	(11,163)
Accounts payable	(174,278)	336,315
Accrued liabilities	37,434	-
Right of use liabilities, net	(24,641)	-
Net cash used in operating activities	(21,402,786)	(10,709,450)
Cash flows from investing activities:
Purchase of property and equipment	(3,644,950)	(162,085)
Deposits	(416,012)	(96,647)
Net cash used in investing activities	(4,060,962)	(258,732)
Cash flows from financing activities:
Proceeds from simple agreement for future equity	12,885,001	7,925,000
Proceeds from note payable	2,500,000	-
Repayments of note payable	(250,000)	-
Proceeds from lease liability financing	4,455,852	-
Repayment of lease liability financing	(378,524)
Issuance of founders’ stock	-	4,400
Issuance of restricted common stock, net of repurchases	1,278	4,645
Issuance of Series Seed preferred stock	999,999	10,999,998
Net cash provided by financing activities	20,213,606	18,934,043
Net change in cash and cash equivalents	(5,250,142)	7,965,861
Cash and cash equivalents at beginning of period	7,965,861	-
Cash and cash equivalents at end of period	$2,715,719	$7,965,861

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$622,730	$-

Supplemental disclosure of non-cash investing and financing activities:
Restricted stock award liability	$162,747	$-
Warrants issued in connection with note payable	$49,000	$-
Subscription receivable	$165,719	$-
Conversion of simple agreement for future equity into preferred stock	$-	$18,968,155

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Serve Robotics, Inc. (the “Company”) is a corporation formed on January 15, 2021 under the laws of the State of Delaware. The Company is developing next generation robots for last-mile delivery services. The Company is headquartered in Redwood City, California.

In February 2021, the Company entered into a contribution and license agreement with Postmates, LLC, a Delaware limited liability company (“Postmates”). Pursuant to the agreement, Postmates transferred over certain contracts and agreements, intellectual property and patents and hardware and equipment to the Company. As the contribution was without consideration, the agreement did not have any effect on the Company’s financial statements.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained net losses of $21,855,127 and $21,665,518 for the periods ended December 31, 2022 and 2021, respectively and has negative cash flow from operations for the periods ended December 31, 2022 and 2021. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Serve Robotics Canada Inc. All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2022 and 2021, all of the Company’s cash and cash equivalents were held at one accredited financial institution. As of December 31, 2022 and 2021, the Company had $2,465,719 and $7,715,861, respectively, in excess of insured amounts.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

See Note 4 for fair value measurement disclosures.

Accounts Receivable

Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory

Inventory is stated at the lower of cost or market value and accounted for using the specific identification cost method. As of December 31, 2022 and 2021, inventory primarily consists of robotic component parts from the Company’s suppliers. Management reviews its inventory for obsolescence and impairment annually and did not record a reserve for obsolete inventory for the years ended December 31, 2022 and 2021.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of the asset, which is three (3) to five (5) years for office equipment and two (2) years for the Company’s current robot assets. Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the balance sheets and any resulting gains or losses are included in the statement of operations in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606 – Revenue from Contracts with Customers ( “ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less. To date, The Company has not generated any revenue.

To date, the Company has generated initial revenues from its delivery services as well as branding fees. For delivery services, the Company satisfies its performance obligation when the delivery is complete, which is the point in time control of the delivered product transfers to the customer. The Company recognizes branding fees over time as performance obligations are completed over the term of the agreement.

During the year ended December 31, 2022, delivery revenue was $54,423 and branding fees were $53,575, respectively.

Cost of Revenue

Cost of revenue consists primarily of allocations of depreciation on robot assets used for revenue producing activities, personnel time related to revenue activities, and costs related to data, software and similar costs that allow the robots to function as intended and for the Company to communicate with the robots while in service.

Sales and Marketing

Sales and marketing expenses includes personnel costs and public relations expenses. Advertising costs are expensed as incurred and included in sales and marketing expense.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operations

Operations expenses primarily consists of costs for field operations personnel that support operations in cities, including supervisors and related costs.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. General and administrative expenses also include depreciation on certain property and equipment as well as amortization of allocated portions of right of use assets. These costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred. Research and development costs include product design, hardware and software costs.

Concentrations

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its consolidated balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders’ equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are recognized as incurred. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016 02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach. The Company elected the package of practical expedients available for existing contracts, which allowed the Company to carry forward our historical assessments of lease identification, lease classification, and initial direct costs. The Company also elected a policy to not apply the recognition requirements of ASC 842 for short-term leases with a term of 12 months or less.

The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)	there is an identified asset

(ii)	the Company obtains substantially all of the economic benefits of the asset

(iii)	the Company has the right to direct the use of the asset

The Company’s operating lease agreements include office and warehouse space. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each period. Potentially dilutive items outstanding as of December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Series Seed preferred stock (convertible to common stock)	3,847,756	3,527,110
Series Seed-1 preferred stock (convertible to common stock)	3,037,227	3,037,227
Series Seed-2 preferred stock (convertible to common stock)	2,599,497	2,599,497
Series Seed-3 preferred stock (convertible to common stock)	445,347	445,347
Common stock warrants	67,459	17,314
Preferred stock warrants	160,323	160,323
Stock options	1,071,946	734,378
Total potentially dilutive shares	11,229,555	10,521,196

Excluded in the table below are the number of shares that would be issuable upon the conversion of Simple Agreements for Future Equity, for which the number of shares are indeterminable. The table also excludes 417,301 shares of restricted stock considered issued but not outstanding due to vesting requirements (Note 8).

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

	Fair Value Measurements as of December 31, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Simple agreement for future equity	$-	$-	$13,150,745	$-
	$-	$-	$13,150,745	$-

The Company measures the simple agreements for future equity at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the future equity obligations uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the simple agreements for future equity related to updated assumptions and estimates are recognized within the statements of operations.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The simple agreements for future equity may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The Company utilized a probability-weighted average approach based on the estimated market value of the underlying securities and the potential settlement outcomes of the simple agreements for future equity, including a liquidity event or future equity financing as well as other settlement alternatives. Both the market value of the underlying securities and the probability of the settlement outcomes include unobservable Level 3 inputs.

As of December 31, 2022, the Company assumed a 85% probability of a liquidity and/or equity financing events as the primary ultimate settlement outcomes of the future equity obligations As of December 31, 2022, the Company calculated the potential number of shares to be converted based on the agreement terms (see Note 7) and the Company’s respective capitalization as of December 31, 2022. In 2021, the Company determined the fair value of the simple agreements for future equity prior to conversion based on the number of shares that the obligations converted into at the underlying fair value of the Series Seed preferred stock. After conversion in 2021, there were no simple agreements for future equity outstanding as of December 31, 2021.

The following table presents changes in Level 3 liabilities measured at fair value for the periods ended December 31, 2022 and 2021:

Simple
Agreement For
Future Equity
Balance at inception	$-
Issuance of simple agreements for future equity	7,925,000
Change in fair value	11,043,155
Conversion to Series Seed-1, Seed-2 and Seed-3 preferred stock	(18,968,155)
Oustanding as of December 31, 2021	-
Issuance of simple agreements for future equity	12,885,001
Change in fair value	265,744
Oustanding as of December 31, 2022	$13,150,745

5.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net at December 31:

	December 31,
	2022	2021
Office equipment	$245,747	$162,085
Robot assets	3,561,288	-
Total	3,807,035	162,085
Less: accumulated depreciation	(430,608)	(42,469)
Property and equipment, net	$3,376,427	$119,616

In November 2022, the Company capitalized $3,561,288 in its next-generation of robot assets, which were financed as part of a failed sales and leaseback transaction (Note 11). Such are held as collateral under the agreement, see Note 11.

Depreciation expense was $388,139 and $42,469 for the periods ended December 31, 2022 and 2021, respectively.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	NOTE PAYABLE

In March 2022, the Company entered into a promissory note with Silicon Valley Bank (“SVB”) for a principal amount of $2,500,000. The note matures on March 1, 2025 and bears interest at the greater of 3.25% or prime rate. The loan had interest-only payments through September 2022, and then requires monthly principal payments of $83,333, plus interest, beginning October 2022. Through December 31, 2022, the Company has made principal repayments totaling $250,000 and $2,250,000 remained outstanding. Interest expense was $58,463 for the year ended December 31, 2022, all of which was paid. The note is secured by the Company’s assets, subject to certain and permitted subordination.

In connection with the note, the Company issued SVB 50,145 warrants to purchase common stock. The warrants have an exercise price of $0.39 per share, are immediately exercisable and have a term of 12 years. The fair value of the warrant was $49,000, which was recognized as a debt discount and will be amortized to interest expense over the life of the note. During the year ended December 31, 2022, amortization of debt discount was $13,600.

As of December 31, 2022, note payable, net of unamortized discount of $35,400, was $2,214,600. The following is a summary of future principal payments owed as of December 31, 2022:

Year Ending December 31,
2023	$1,000,000
2024	1,000,000
2025	250,000
$2,250,000

7.	FUTURE EQUITY OBLIGATIONS

In 2022 and 2021, the Company entered into Simple Agreements for Future Equity (“SAFE”) for aggregate purchase amounts of $12,885,001 and $7,925,000, respectively. The 2022 agreements, which provide the right of the investors to future equity in the Company, are subject to a valuation cap of $65.0 million for $2,300,000 of the purchase amount with the remaining agreements being uncapped. The agreements have a discount rate of 80%. The 2021 agreements had a valuation cap of $35.0 million.

For the 2022 SAFEs, if there is a preferred equity financing before the termination of the SAFEs, on the initial closing of such equity financing, this SAFE will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Discount Price or Conversion Price. The Discount Price is the price per share of the Standard Preferred Stock sold in the equity financing multiplied by the Discount Rate. The Conversion Price is 1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Safe Preferred Stock. The SAFE price is the price per share equal to the valuation cap divided by the Company’s dilutive shares outstanding.

In October 2021, the Company completed an equity financing of Series Seed preferred stock (see Note8) at a price per share of $3.1187. Upon this financing, all of the outstanding SAFEs then outstanding, automatically converted into Series Seed 1-3 preferred stock. Immediately prior to the conversion, the Company recorded a fair value adjustment to reflect the number of shares that the obligations converted into at the underlying fair value of the Series Seed preferred stock. At conversion, the fair value of the obligations was $18,968,155, which were then converted into (i) 3,037,227 shares of Series Seed-1 preferred stock, (ii) 2,599,497shares of Series Seed-2 preferred stock, and (iii) 445,347 shares of Series Seed-3 preferred stock.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company has issued Series Seed, Series Seed-1, Series Seed-2 and Series Seed-3 convertible preferred stock (collectively referred to as “Preferred Stock”). As of December 31, 2022, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 10,090,150 shares of Preferred Stock, of which 4,008,079 shares were designated as Series Seed Preferred Stock, 3,037,227 shares were designated as Series Seed-1 Preferred Stock, 2,599,497 shares were designated as Series Seed-2 Preferred Stock and 445,437 shares were designated as Series Seed-3 Preferred Stock. The Preferred Stock has a par value of $0.00001 per share.

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

The Preferred Stock holders, voting together as a single class, shall be entitled to elect one director of the Company.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Company unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu, equal priority basis a non-cumulative dividend on each outstanding share of each series of Preferred Stock in an amount to 8% of the Original Issue Price per share per annum for each series of Preferred Stock. The foregoing dividends shall not be cumulative and shall be paid, when, as and if declared by the Company’s board of directors. The Original Issue Price is (i) $3.1187 per share for the Series Seed Preferred Stock, (ii) $1.2182 per share for Series Seed-1 Preferred Stock, (iii) 2.1831 per share for Series Seed-2 Preferred Stock and (iv) $2.8068 per share for Series Seed-3 Preferred Stock. After payment to Preferred stockholders, any additional dividends shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held if all holders of Preferred Stock were converted.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the preferred stockholders, on a pari passu basis, shall be entitled to a liquidation preference equal to the greater of (i) the applicable Original Issuance Price applicable to each series, plus any dividends declared but unpaid on such share and (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock. After the payment of all preferential amounts to preferred stockholders, the remaining assets available for distribution shall be distributed among common stockholders on a pro-rata basis.

As of December 31, 2022 and 2021, the liquidation preferences were as follows:

	December 31,
	2022	2021
Series Seed preferred stock	$11,999,997	$10,999,998
Series Seed-1 preferred stock	3,699,950	3,699,950
Series Seed-2 preferred stock	5,674,962	5,674,962
Series Seed-3 preferred stock	1,250,000	1,250,000
	$22,624,909	$21,624,910

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Conversion

Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $50,000,000 of gross proceeds to the Company (or $9.3561 per share), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

The conversion ratio of each series of Preferred Stock is determined by dividing the original issue price of each series by the conversion price of each series. The conversion price per share is (i) $3.1187 per share for the Series Seed Preferred Stock, (ii) $1.2182 per share for Series Seed-1 Preferred Stock, (iii) 2.1831 per share for Series Seed-2 Preferred Stock and (iv) $2.8068 per share for Series Seed-3 Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.  Accordingly, as of December 31, 2022, each share outstanding of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

In the event that the Company issues additional securities at a purchase price less than the conversion price for a series of Preferred Stock, the conversion price shall be adjusted pursuant an anti-dilution formula defined in the certificate of incorporation, as amended and restated.

Transactions

In February 2022, the Company issued 320,646 shares of Series Seed Preferred Stock for gross proceeds of $999,999, or $3.1187 per share.

In October 2021, the Company issued 3,527,110 shares of Series Seed Preferred Stock for gross proceeds of $10,999,998, or $3.1187 per share.

See Note 7 for conversion of SAFEs into preferred stock.

Common Stock

After the Company’s amended to its certificate of incorporation in February 2022, the Company authorized 21,200,000 shares of common stock at $0.00001 par value as of December 31, 2022.

Common stockholders have voting rights of one vote per share and are entitled to elect two directors of the Company. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

During the period ended December 31, 2021, the Company issued 4,400,000 shares of common stock to founders for proceeds of $4,400, or par value. Such are restricted and subject to vesting over four years.

Restricted Common Stock

During the period ended December 31, 2021, the Company issued 4,450,184 shares of restricted common stock, net of repurchases, for proceeds of $4,645. Of the restricted shares granted, 1,504,475 awards were originally subject to specified vesting milestones there were not expected to be met and therefore, no expense was recorded. In October 2022, the Company modified the milestone awards to eliminate the milestone requirements, to the extent they were still outstanding as of September 15, 2022. The shares became subject to time vesting, monthly over four years. Due to the modification, the Company recognized additional stock compensation of $137,196. The awards without milestones, vest monthly over time, generally over a four-year period with a one-year cliff.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2022, the Company issued 420,811 shares of restricted common stock for full recourse notes totaling $164,116. The shares were issued with a corresponding note receivable, a recourse loan that was collateralized by the underlying shares. The Company plans to enforce the recourse terms for the holders. As such, in accordance with ASC 505-10-45-2, the Company recognized a subscription receivable of $165,719, inclusive of interest on the note, which is included as a contra-equity on the consolidated balance sheets. The Company recorded a corresponding restricted stock award liability of $162,747 for the potential settlement if the call right for the shares of restricted common stock is exercised by the Company per the terms of the agreement, and unvested shares are repurchased. The Company reduced the liability and increased additional paid-in capital for the value of the note associated with vested shares no longer subject to the call right. In connection with this grant, the Company recognized stock compensation of $4,250.

As of December 31, 2022, inclusive of founders restricted stock described above, 2,930,262 shares of common stock had vested and 8,495,771 shares of common stock were outstanding. Total issued shares of common stock totaled 8,913,072, which includes the shares of restricted stock issued with the recourse note.

During the years ended December 31, 2022 and 2021, the Company recorded stock-based compensation pertaining to vesting of restricted common stock of $141,446 and $0, respectively.

During 2022, the Company repurchased restricted stock awards of 357,923 shares of common stock for nominal value.

9.	STOCK-BASED COMPENSATION

Serve Robotics 2021 Equity Incentive Plan

The Company has adopted the Serve Robotics 2021 Equity Incentive Plan (“2021 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 6,061,808 shares as of December 31, 2022. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. As of December 31, 2022, there were 4,989,862 shares available for grant under the 2021 Plan. Stock options granted under the 2021 Plan typically vest over a four-year period, with a 1-year cliff as well as via specified milestones.

In 2021 and 2022, the Company granted 734,378 and 796,120 options, with weighted average grant date fair values of $0.27 per share.

A summary of information related to stock options for the periods ended December 31, 2022 and 2021 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of inception	-	-	$-
Granted	734,378	$0.39
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2021	734,378	0.39	$-
Granted	796,120	$0.39
Exercised	-
Forfeited	(458,552)
Outstanding as of December 31, 2022	1,071,946	$0.39	$-

Exercisable as of December 31, 2022	211,730	$0.39	$-
Exercisable as of December 31, 2021	417	$0.39	$-

As of December 31, 2022, the weighted average duration to expiration of outstanding options was 9.2 years.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Of the 2021 options granted; 198,974 options were granted with performance conditions based on specified milestones. As of December 31, 2021, none of these milestones were met or were probable of being met and the Company did not recognize any stock-based compensation expense pertaining to these options. In October 2022, the Company agreed to modify previous common stock and option equity awards that were subject to milestone vesting, to the extent they were still outstanding as of September 15, 2022, to time based vesting. All such awards had the milestones eliminated, and vest monthly over four years. Certain shares are subject to acceleration of vesting upon termination without cause. The value of the options before and after modification were not significantly different. The additional expense upon modification is included in the overall $57,860 of stock compensation from options disclosed above.

Stock-based compensation expense for stock options of $57,860 and $7,111 was recognized under ASC 718 for the periods ended December 31, 2022 and 2021, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to approximately $303,000 as of December 31, 2022, which will be recognized over a weighted average period of 2.06 years.

The stock options were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

		For the Period from
		January 15, 2021
	Year Ended	(inception) to
	December 31,	December 31,
	2022	2021
Risk-free interest rate	2.98%	1.33%
Expected term (in years)	6.0-6.3	5.5-6.3
Expected volatility	79.1%	79.1%
Expected dividend yield	0%	0%

Warrants

In connection with the SVB note (see Note 6), the Company issued 50,145 warrants to purchase common stock. The warrants have an exercise price of $0.39 per share, are immediately exercisable and have a term of 12 years. The fair value of the warrant was $49,000. The Black-Scholes inputs used were similar to those described in stock-options above, other than the contractual term was used for expected life.

During the period ended December 31, 2021, the Company granted 17,314 warrants to purchase common stock, exercisable at $3.12 per share. The warrants were valued using the Black-Scholes option-pricing model for a fair value of $0.09 per share and $1,603 was recognized as stock-compensation expense. The warrants vest monthly over 12 months. The Black-Scholes inputs used were similar to those described in stock-options above, other than the contractual term was used for expected life.

During the period ended December 31, 2021 the Company issued 160,323 warrants to purchase shares of preferred stock, exercisable at $3.12 per share. The warrants were valued using the Black-Scholes option pricing model and have a grant-date fair value of $2.23 per share, or total fair value of $373,704 using inputs similar to those described in stock options above other than the contractual term was used for expected life. The warrants vest based on specified milestones. As of December 31, 2022 and 2021, the milestones were not met and no warrants had vested. Therefore, the Company did not recognize any stock-based compensation expense pertaining to these warrants.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Classification

Stock-based compensation expense for stock options was classified in the statements of operations as follows:

	Period Ended
	December 31,
	2022	2021
General and administrative	$23,650	$8,714
Operations	14,625	-
Research and development	152,739	-
Sales and marketing	4,042	-
	$195,056	$8,714

10.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate solely to net operating loss carryforwards. As of December 31, 2022 and 2021, the Company had net deferred tax assets before valuation allowance of $8,978,639 and $2,982,757, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$8,940,441	$2,982,757
Other temporary differences	85,998	-
Valuation allowance	(9,026,439)	(2,982,757)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the periods ended 2022 and 2021, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $9,026,439 and $2,982,757 were recorded as of December 31, 2022 and 2021, respectively. Valuation allowance increased by $6,043,682 and $2,982,757 during the periods ended December 31, 2022 and 2021, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% due to the full valuation allowance on net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amount of $31,805,199 and $10,611,018, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2021-2022 tax years remain open to examination.

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	COMMITMENTS AND CONTINGENCIES

Leases – Right of Use Asset and Liability

The Company’s operating lease agreements include office and warehouse space. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

The components of lease costs are as follows:

		Period Ended
	Financial Statement	December 31,
Type	Line Item	2022	2021
Operating lease	General and administrative	$621,388	$296,519
Total lease costs		$621,388	$296,519

Supplemental cash flow information related to leases are as follows:

	Period Ended
	December 31,
	2022	2021
Operating cash flows paid for operating leases	$381,457	$-
Right-of-use assets obtained in exchange for operating lease obligations	$1,535,230	$-

Supplemental balance sheet information related to leases are as follows:

	December 31,
	2022	2021
Weighted-average remaining lease term (in years)	2.30	n/a
Weighted-average discount rate	7.25%	n/a

Maturities of lease liabilities, as of December 31, 2022, are as follows:

Year Ending December 31,	Operating Leases
2023	$483,186
2024	527,983
2025	214,776
Total lease payments	1,225,945
Less: imputed interest	(34,616)
Total lease obligations	$1,191,329

SERVE ROBOTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Finance Lease – Failed Sales-Leaseback

In November 2022, the Company entered into a lease agreement with Farnam Capital for its next-generation of robot assets. As per ASC 842-40-25-1, the transaction was considered a failed sales and leaseback and therefore, the lease was accounted for as a financing agreement. In total, the Company received proceeds of $4,455,852 related to robot assets constructed that are held as collateral. The agreement calls for payments through October 31, 2024 of $189,262 and required a security deposit of $378,524. Through December 31, 2022, the Company has made principal repayments totaling $378,524. Furthermore, the Company paid $544,422 in interim payments during the asset construction process which was recorded as interest expense. The outstanding lease liability at December 31, 2022 was $4,077,328. The Company has the option to purchase the assets at the end of the lease for 40% of the original equipment cost.

Future principal payments as of December 31, 2022 were as follows:

Year Ending December 31,	Lease Liability
2023	$2,214,348
2024	1,862,980
Total	$4,077,328

Commitments

On December 31, 2021, the company entered into a strategic supply agreement with a manufacturer of component parts used for the Company’s robot assets.  The agreement calls for a minimum of $2.3 million in purchases over a two-year period ending December 2023.  At the end of the two-year period, the vendor may invoice the Company for any shortfall in orders.

The company has minimum spend agreements related to simulation software and storage services. The purchase commitments extend for a period of two to three years.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

12.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 19, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

In April 2023, the Company received bridge financing totaling $3,000,000 in principal, due in six months from the note date. The bridge financing bear interest at 10% per annum and are payable six months from the date of the bridge financing, subject to conversion. Upon the Company’s planned reverse merger (“PIPE Offering”), the note will convert into shares of common stock at a conversion price equal to 80% of the price per the PIPE offering. Th note is secured by the assets of the Company, and subordinated to the Company’s Silicon Valley Bank loan.

In connection with the bridge financing, the Company granted the lender warrants to purchase common stock equal to 50% of the number of shares of common stock into which the loan is convertible into.

Through the issuance date, the Company has received proceeds from SAFEs totaling $2,666,953 with similar terms to the SAFEs in Note 7.

Serve Robotics Inc.

SERVE ROBOTICS INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$18,912	$2,715,719
Accounts receivable	-	23,697
Inventory	622,966	618,262
Prepaid expenses	65,086	81,339
Deferred offering costs	352,617	-
Total current assets	1,059,581	3,439,017
Property and equipment, net	2,445,148	3,376,427
Right of use asset	1,003,574	1,215,968
Deposits	512,659	512,659
Total assets	$5,020,962	$8,544,071

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$866,904	$162,034
Accrued liabilities	63,840	37,434
Note payable, current	1,000,000	1,000,000
Note payable - related party, net	335,160	-
Convertible notes payable, net of debt discount	2,655,949	-
Derivative liability	601,000	-
Right of use liability, current portion	556,124	483,186
Lease liability, current portion	2,271,144	2,214,348
Total current liabilities	8,350,121	3,897,002
Note payable, net of current portion	722,767	1,214,600
Simple agreements for future equity	17,054,609	13,150,745
Restricted stock award liability	157,271	162,747
Right of use liability	399,649	708,143
Lease liability	687,836	1,862,980
Total liabilities	27,372,253	20,996,217

Commitments and contingencies (Note 10)

Stockholders’ equity (deficit):
Series Seed preferred stock, $0.00001 par value; 4,008,079 shares authorized, 3,847,756 shares issued and outstanding as of both June 30, 2023 and December 31, 2022	38	38
Series Seed-1 preferred stock, $0.00001 par value; 3,037,227 shares authorized, issued and outstanding as of both June 30, 2023 and December 31, 2022	30	30
Series Seed-2 preferred stock, $0.00001 par value; 2,599,497 shares authorized, issued and outstanding as of both June 30, 2023 and December 31, 2022	26	26
Series Seed-3 preferred stock, $0.00001 par value; 445,347 shares authorized, issued and outstanding as of both June 30, 2023 and December 31, 2022	4	4
Common stock, $0.00001 par value; 21,200,000 shares authorized, 8,612,580 and 8,913,072 shares issued and 8,127,433 and 8,495,771 shares outstanding as of June 30, 2023 and December 31, 2022, respectively	81	85
Additional paid-in capital	31,441,776	31,234,035
Subscription receivable	(168,223)	(165,719)
Accumulated deficit	(53,625,023)	(43,520,645)
Total stockholders’ equity (deficit)	(22,351,291)	(12,452,146)
Total liabilities and stockholders’ equity (deficit)	$5,020,962	$8,544,071

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Six Months Ended
	June 30,
	2023	2022

Revenues	$102,261	$27,356
Cost of revenues	758,628	379,681
Gross loss	(656,367)	(352,325)

Operating expenses:
General and administrative	1,986,806	1,713,452
Operations	1,114,335	874,407
Research and development	4,208,634	6,013,467
Sales and marketing	362,718	278,098
Total operating expenses	7,672,493	8,879,424

Loss from operations	(8,328,860)	(9,231,749)

Other income (expense), net:
Interest expense, net	(538,606)	(14,917)
Change in fair value of simple agreements for future equity	(1,236,912)	4,506
Total other income (expense), net	(1,775,518)	(10,411)

Provision for income taxes	-	-
Net loss	$(10,104,378)	$(9,242,160)

Weighted average common shares outstanding - basic and diluted	8,311,602	8,701,369
Net loss per common share - basic and diluted	$(1.22)	$(1.06)

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

UNAUDITED

	Series Seed		Series Seed-1		Series Seed-2		Series Seed-3				Additional			Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity (Deficit)

Balances at December 31, 2021	3,527,110	$35	3,037,227	$30	2,599,497	$26	445,347	$4	8,850,184	$89	$29,985,729	$-	$(21,665,518)	$8,320,395
Issuance of Series Seed preferred stock	320,646	3	-	-	-	-	-	-	-	-	999,996	-	-	999,999
Restricted stock awards repurchased	-	-	-	-	-	-	-	-	(297,630)	(3)	3	-	-	-
Warrants issued in connection with note payable	-	-	-	-	-	-	-	-	-	-	49,000	-	-	49,000
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	20,083	-	-	20,083
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(9,242,160)	(9,242,160)
Balances at June 30, 2022	3,847,756	$38	3,037,227	$30	2,599,497	$26	445,347	$4	8,552,554	$86	$31,054,811	$-	$(30,907,678)	$147,317

Balances at December 31, 2022	3,847,756	$38	3,037,227	$30	2,599,497	$26	445,347	$4	8,495,771	$85	$31,234,035	$(165,719)	$(43,520,645)	$(12,452,146)
Vested restricted stock purchased with recourse notes	-	-	-	-	-	-	-	-	7,020	-	6,869	(2,504)	-	4,365
Restricted stock awards repurchased	-	-	-	-	-	-	-	-	(375,358)	(4)	-	-	-	(4)
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	200,872	-	-	200,872
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(10,104,378)	(10,104,378)
Balances at June 30, 2023	3,847,756	$38	3,037,227	$30	2,599,497	$26	445,347	$4	8,127,433	$81	$31,441,776	$(168,223)	$(53,625,023)	$(22,351,291)

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(10,104,378)	$(9,242,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	931,279	20,392
Stock-based compensation	200,872	20,083
Change in fair value of simple agreements for future equity	1,236,912	(4,506)
Amortization of debt discount	466,706	6,444
Interest on recourse loan	(2,504)	-
Changes in operating assets and liabilities:
Accounts receivable	23,697	(12,640)
Inventory	(4,704)	(4,746,976)
Prepaid expenses	16,253	(32,907)
Accounts payable	704,870	(85,741)
Accrued liabilities	(36,045)	-
Right of use liabilities, net	(23,163)	125,068
Net cash used in operating activities	(6,590,205)	(13,952,943)
Cash flows from investing activities:
Purchase of property and equipment	-	(83,662)
Deposits	-	(389,636)
Net cash used in investing activities	-	(473,298)
Cash flows from financing activities:
Proceeds from simple agreement for future equity	2,666,953	10,585,001
Proceeds from note payable	-	2,500,000
Proceeds from convertible note payable	2,798,410	-
Proceeds from note payable, related party	399,000	-
Repayments of note payable	(500,000)	-
Repayment of lease liability financing	(1,118,348)	-
Deferred offering costs	(352,617)	-
Issuance of Series Seed preferred stock	-	999,999
Net cash provided by financing activities	3,893,398	14,085,000
Net change in cash and cash equivalents	(2,696,807)	(341,241)
Cash and cash equivalents at beginning of period	2,715,719	7,965,861
Cash and cash equivalents at end of period	$18,912	$7,624,620

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$79,866	$-

Supplemental disclosure of non-cash investing and financing activities:
Vested restricted stock purchased with recourse notes	$6,869	$-
Derivative liability in connection with convertible note	$601,000	$-
Debt discount issued as accrued liability	$63,840	$-
Warrants issued in connection with note payable	$-	$49,000

See accompanying notes to consolidated financial statements.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1. NATURE OF OPERATIONS

Serve Operating Co. (formerly known as Serve Robotics, Inc.) (the “Company” or “Serve”) is a corporation formed on January 15, 2021 under the laws of the State of Delaware. The Company is developing next generation robots for last-mile delivery services. The Company is headquartered in Redwood City, California.

In February 2021, the Company entered into a contribution and license agreement with Postmates, LLC, a Delaware limited liability company (“Postmates”). Pursuant to the agreement, Postmates transferred over certain contracts and agreements, intellectual property and patents and hardware and equipment to the Company. As the contribution was without consideration, the agreement did not have any effect on the Company’s consolidated financial statements.

On July 31, 2023, the board of directors of Patricia Acquisition Corp., a Delaware corporation (“Patricia”) and all of its pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on July 31, 2023, and through which Patricia changed its name to “Serve Robotics Inc.”

On July 31, 2023, Patricia’s wholly-owned subsidiary, Serve Acquisition Corp., a corporation formed in the State of Delaware on July 10, 2023 (“Acquisition Sub”), merged with and into the Company. Pursuant to this transaction (the “Merger”), the Company was the surviving corporation and became Patricia’s wholly owned subsidiary, and all of the outstanding stock of Serve was converted into shares of Patricia’s common stock. All of Serve’s outstanding warrants and options were assumed by Patricia. Following the consummation of the Merger, Serve changed its name to “Serve Operating Co.”

As a result of the Merger, Patricia acquired the business of Serve and will continue the existing business operations of Serve as a public reporting company under the name Serve Robotics Inc. In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the Company was determined the accounting acquirer. Patricia’s historical financial statements before the Merger will be replaced with the historical financial statements of Serve before the Merger in future filings with the SEC.

2. GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained net losses of $10,104,378 and $9,242,160 for the six months ended June 30, 2023 and 2022, respectively and has negative cash flow from operations for the six months ended June 30, 2023 and 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Serve Robotics Canada Inc. All inter-company transactions and balances have been eliminated on consolidation.

Unaudited Interim Financial Information

The unaudited interim consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, within the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods presented and of the financial condition as of the date of the interim balance sheet. The financial data and the other information disclosed in these notes to the interim consolidated financial statements related to the six-month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the periods ended December 31, 2022 and 2021 and notes thereto that are included in the Company’s Form 8-K filed on August 4, 2023.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuations of common stock and options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At June 30, 2023 and December 31, 2022, all of the Company’s cash and cash equivalents were held at one accredited financial institution. As of June 30, 2023 and December 31, 2022, the Company had $0 and $2,465,719 in excess of insured amounts, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of six months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

SERVE ROBOTICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

See Note 4 for fair value measurement disclosures.

Inventory

Inventory is stated at the lower of cost or market value and accounted for using the specific identification cost method. As of June 30, 2023 and December 31, 2022, inventory primarily consists of robotic component parts from the Company’s suppliers. Management reviews its inventory for obsolescence and impairment annually and did not record a reserve for obsolete inventory for the six months ended June 30, 2023 and 2022.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of the asset, which is three (3) to five (5) years for office equipment and two (2) years for the Company’s robot assets. Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the balance sheets and any resulting gains or losses are included in the statement of operations in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of June 30, 2023, the Company had capitalized $352,617 in deferred offering costs.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606 – Revenue from Contracts with Customers (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

To date, the Company has generated initial revenues from its delivery services as well as branding fees. For delivery services, the Company satisfies its performance obligation when the delivery is complete, which is the point in time control of the delivered product transfers to the customer. The Company recognizes branding fees over time as performance obligations are completed over the term of the agreement.

During the six months ended June 30, 2023, delivery revenue was $57,719 and branding fees were $37,750, respectively. During the six months ended June 30, 2022, delivery revenue was $14,716 and branding fees were $12,640, respectively.

Cost of Revenue

Cost of revenue consists primarily of allocations of depreciation on robot assets used for revenue producing activities, personnel time related to revenue activities, and costs related to data, software and similar costs that allow the robots to function as intended and for the Company to communicate with the robots while in service.

Sales and Marketing

Sales and marketing expenses includes personnel costs and public relations expenses. Advertising costs are expensed as incurred and included in sales and marketing expense.

Operations

Operations expenses primarily consists of costs for field operations personnel.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. General and administrative expenses also include depreciation on property and equipment as well as amortization of right of use assets. These costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred. Research and development costs include product design, hardware and software costs.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016 02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach. The Company elected the package of practical expedients available for existing contracts, which allowed the Company to carry forward our historical assessments of lease identification, lease classification, and initial direct costs and did not require retrospective medication. The Company also elected a policy to not apply the recognition requirements of ASC 842 for short-term leases with a term of 12 months or less.

The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)	there is an identified asset

(ii)	the Company obtains substantially all of the economic benefits of the asset

(iii)	the Company has the right to direct the use of the asset

The Company’s operating lease agreements include office and warehouse space. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2023 and December 31, 2022, diluted net loss per share is the same as basic net loss per share for each period. Potentially dilutive items outstanding as of June 30, 2023 and 2022 is as follows:

	June 30,
	2023	2022
Series Seed preferred stock (convertible to common stock)	3,847,756	3,847,756
Series Seed-1 preferred stock (convertible to common stock)	3,037,227	3,037,227
Series Seed-2 preferred stock (convertible to common stock)	2,599,497	2,599,497
Series Seed-3 preferred stock (convertible to common stock)	445,347	445,347
Common stock warrants	17,314	67,459
Preferred stock warrants	160,323	160,323
Convertible note payable	3,751,875	-
Stock options	1,979,800	803,687
Unvested restricted common stock issued not outstanding	410,281	-
Total potentially dilutive shares	16,249,420	10,961,296

Excluded in the table below are the number of shares that would be issuable upon the conversion of Simple Agreements for Future Equity, for which the number of shares are indeterminable.

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

	Fair Value Measurements as of June 30, 2023 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Simple agreement for future equity	$-	$-	$17,054,609	$17,054,609
Derivative liability	-	-	601,000	601,000
	$-	$-	$17,655,609	$17,655,609

Simple Agreements for Future Equity

The Company measures the simple agreements for future equity at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the future equity obligations uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the simple agreements for future equity related to updated assumptions and estimates are recognized within the statements of operations.

The simple agreements for future equity may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

The Company utilized a probability-weighted average approach based on the estimated market value of the underlying securities and the potential settlement outcomes of the simple agreements for future equity, including a liquidity event or future equity financing as well as other settlement alternatives. Both the market value of the underlying securities and the probability of settlement outcomes include unobservable Level 3 inputs.

As of June 30, 2023 and December 31, 2022, the Company assumed a 93% and 85% probability, respectively, of a liquidity and/or equity financing events as the primary ultimate settlement outcomes of the future equity obligations. The Company calculated the potential number of shares to be converted based on the agreement terms (see Note 7) and the Company’s respective capitalization as of June 30, 2023 and December 31, 2022.

Derivative Liability

In connection with the Company’s convertible notes, the Company recorded a derivative liability (see Note 6). The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The fair value of the derivative liability is valued using a probability-weighted scenario analysis utilizing the terms of the notes and assumptions regarding cash settlement, conversion to equity and alternative outcome.

During the six months ended June 30, 2023, the Company determined a 100% probability of conversion upon the Merger (see Note 11).

The following table sets forth a summary of changes in the fair value of our Level 3 financial instrument liabilities for the six months ended June 30, 2023:

	Simple	Embedded
	Agreement For	Derivative
	Future Equity	Liability	Total
Outstanding as of December 31, 2022	$13,150,745	$-	$13,150,745
Issuance of simple agreements for future equity	2,666,953	-	2,666,953
Issuance of embedded derivative liability	-	601,000	601,000
Change in fair value	1,236,911	-	1,236,911
Outstanding as of June 30, 2023	$17,054,609	$601,000	$17,655,609

5. PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net:

	June 30,	December 31,
	2023	2022
Office equipment	$245,747	$245,747
Robot assets	3,561,288	3,561,288
Total	3,807,035	3,807,035
Less: accumulated depreciation	(1,361,887)	(430,608)
Property and equipment, net	$2,445,148	$3,376,427

Depreciation expense was $931,279 and $20,392 for the six months ended June 30, 2023 and 2022, respectively.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

6. NOTE PAYABLE

In March 2022, the Company entered into a promissory note with Silicon Valley Bank (“SVB”) for a principal amount of $2,500,000. The note matures on March 1, 2025 and bears interest at the greater of 3.25% or prime rate. The loan had interest-only payments through September 2022, and then requires monthly principal payments of $83,333, plus interest, beginning October 2022. During the six months ended June 30, 2023, the Company made repayments totaling $500,000 and $1,750,000 remained outstanding. Interest expense was $41,287 for the six months ended June 30, 2023, all of which was paid. The note is subject to subordination related to leased assets of the Company.

In connection with the note, the Company issued SVB 50,145 warrants to purchase common stock. The warrants have an exercise price of $0.39 per share, are immediately exercisable and have a term of 12 years. The fair value of the warrant was $49,000, which was recognized as a debt discount and will be amortized to interest expense over the life of the note. During the six months ended June 30, 2023, amortization of debt discount was $8,167.

As of June 30, 2023, note payable, net of unamortized discount of $27,233, was $1,722,767.

Convertible Note Payable

In April 2023, the Company received bridge financing totaling $3,001,500 in principal for which the Company received $2,798,410 in net proceeds (the “April Notes”). As a result, the Company incurred fees of $203,090 which was recorded as a debt discount. The April Notes bear interest at 10% per annum and are payable six months from the date of the bridge financing, subject to conversion. Upon the Company’s planned reverse merger (“PIPE Offering”), the April Notes will convert into shares of common stock at a conversion price equal to 80% of the price per the PIPE offering. The April Notes are secured by the assets of the Company and are subordinated to the Company’s Silicon Valley Bank loan. Upon the closing of the Merger and the Private Placement (see Note 11), the outstanding principal amount of the Bridge Notes was automatically converted into 937,961 shares of our common stock at a conversion price of $3.20 per share. Furthermore, accrued interest on the April Notes were forgiven; therefore, no interest was recognized as of June 30, 2023.

The Company evaluated the terms of the conversion features of the April Notes as noted above in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock, and determined they are not indexed to the Company’s common stock and that the conversion feature, which is akin to a redemption feature, meet the definition of a liability. The notes contain an indeterminate number of shares to settle with conversion options outside of the Company’s control. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. Upon issuance of the April Notes, the Company recognized a derivative liability at a fair value of $601,000, which is recorded as a debt discount and was amortized over the life of the notes. There was no change in fair value to the derivative liability as of June 30, 2023.

As a result of the April Notes, the Company recognized an aggregate debt discount of $804,090. Through June 30, 2023, $458,539 of the debt discount was amortized to interest expense. At June 30, 2023, the outstanding balance of the April Notes, less unamortized discount of $345,551, was $2,655,949.

In connection with the April Notes, the Company granted the lender warrants to purchase common stock equal to 50% of the number of shares of common stock into which the loan is convertible into at an exercise price equal to the conversion price ($3.20 per share, see Note 11). Furthermore, the Company granted warrants to the placement agent equal to 8% of the number of shares of common stock into which April Notes, other than those purchased by insider investors, would convert at the closing of the Merger, with an exercise price equal to the conversion price ($3.20 per share, see Note 11). As the issuance of the warrants noted above were contingent on the closing of the Merger and terms were not known until the contingency was resolved, they were not considered granted until July 31, 2023 (see Note 11) and no value was recognized in the consolidated financial statements as of June 30, 2023.

Note Payable – Related Party

In June 2023, the Company issued a senior secured promissory note to its Chief Executive Officer for up to $500,000. Through June 30, 2023, the Company received $399,000 in proceeds. The note was to bear interest at 7.67% per annum and mature upon the Merger. The agreement contained a clause that the terms would be updated if subsequent notes were issued at a more favorable term. Accordingly, based on loans in July 2023 (See Note 11), notes were issued that contained a 16% exit fee. Accordingly, the terms of the note were deemed modified.

Accordingly, the Company recognized an accrued exit fee of $63,840, which was included as a debt discount and will be amortized to interest expense over the life of the loan. As of June 30, 2023, note payable - related party, net of the debt discount of $63,840, was $335,160. Subsequent to June 30, 2023, an additional $50,000 was advanced under the note.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

7. FUTURE EQUITY OBLIGATIONS

In 2023, the Company entered into Simple Agreements for Future Equity (“SAFE”) for aggregate purchase amounts of $2,666,953. The 2023 agreements, which provide the right of the investors to future equity in the Company, are subject to a valuation cap of $65.0 million. The agreements have a discount rate of 80%.

If there is a preferred equity financing before the termination of the SAFEs, on the initial closing of such equity financing, this SAFE will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Discount Price or Conversion Price. The Discount Price is the price per share of the Standard Preferred Stock sold in the equity financing multiplied by the Discount Rate. The Conversion Price is 1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Safe Preferred Stock. The SAFE price is the price per share equal to the valuation cap divided by the Company’s dilutive shares outstanding. See Note 11 for conversion subsequent to June 30, 2023.

8. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has issued Series Seed, Series Seed-1, Series Seed-2 and Series Seed-3 convertible preferred stock (collectively referred to as “Preferred Stock”). As of June 30, 2023, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 10,090,150 shares of Preferred Stock, of which 4,008,079 shares were designated as Series Seed Preferred Stock, 3,037,227 shares were designated as Series Seed-1 Preferred Stock, 2,599,497 shares were designated as Series Seed-2 Preferred Stock and 445,437 shares were designated as Series Seed-3 Preferred Stock. The Preferred Stock has a par value of $0.00001 per share.

The liquidation preferences were as follows:

	June 30,	December 31,
	2023	2022
Series Seed preferred stock	$10,999,998	$10,999,998
Series Seed-1 preferred stock	3,699,950	3,699,950
Series Seed-2 preferred stock	5,674,962	5,674,962
Series Seed-3 preferred stock	1,250,000	1,250,000
	$21,624,910	$21,624,910

Transactions

In February 2022, the Company issued 320,646 shares of Series Seed Preferred Stock for gross proceeds of $999,999, or $3.12 per share.

Upon consummation of the Merger in July 2023, all shares of Serve Preferred Stock were converted into the shares of common stock of the newly merged entity.

Common Stock

After the Company’s amended to its certificate of incorporation in February 2022, the Company authorized 21,200,000 shares of common stock at $0.00001 par value as of June 30, 2023.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Restricted Common Stock

During 2022, the Company issued 420,811 shares of restricted common stock for recourse notes totaling $164,116. The shares were issued with a corresponding note receivable, a recourse loan that was collateralized by the underlying shares. The Company plans to enforce the recourse terms for the holders. As such, in accordance with ASC 505-10-45-2, the Company recognized a subscription receivable of $165,719, inclusive of interest on the note, which is included as a contra-equity on the consolidated balance sheets. The Company recorded a corresponding restricted stock award liability of $162,747 for the potential settlement if the call right for the shares of restricted common stock is exercised and unvested shares repurchased. The Company reduced the liability and increased additional paid-in capital for the value of the note associated with vested shares no longer subject to the call right. During the six months ended June 30, 2023, 7,020 shares of restricted common stock vested for a value of $6,869. As of June 30, 2023, the subscription receivable balance was $168,223 and the corresponding restricted stock award liability was $157,271.

As of June 30, 2023, inclusive of founders’ restricted stock issued in 2021, 3,963,954 shares of common stock had vested and 8,127,433 total shares of common stock were outstanding. Total issued shares of common stock were 8,537,714, which includes the shares of restricted stock issued with the recourse note.

During the six months ended June 30, 2023 and 2022, the Company recorded stock-based compensation pertaining to vesting of restricted common stock of $145,775 and $0, respectively.

During the six months ended June 30, 2023 and 2022, the Company repurchased restricted stock awards of 375,358 and 280,800 shares of common stock, respectively, for nominal value.

9. STOCK-BASED COMPENSATION

Serve Robotics 2021 Equity Incentive Plan

The Company has adopted the Serve Robotics 2021 Equity Incentive Plan (“2021 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 6,061,808 shares as of June 30, 2023. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. As of June 30, 2023, there were 4,082,008 shares available for grant under the 2021 Plan. Stock options granted under the 2021 Plan typically vest over a four-year period, as well as via specified milestones.

A summary of information related to stock options for the six months ended June 30, 2023 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2022	1,071,946	$0.39	$-
Granted	952,678	0.60
Exercised	-	-
Forfeited	(44,824)	0.39
Outstanding as of June 30, 2023	1,979,800	$0.49	$384,542

Exercisable as of June 30, 2023	368,459	$0.41	$108,305
Exercisable as of December 31, 2022	211,730	$0.39	$-

As of June 30, 2023, the weighted average duration to expiration of outstanding options was 9.05 years.

Stock-based compensation expense for stock options of $55,097 and $20,083 was recognized under ASC 718 for the six months ended June 30, 2023 and 2022, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to approximately $563,000 as of June 30, 2023, which will be recognized over a weighted average period of approximately 3 years.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

The stock options were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

	Six Months Ended
	June 30,
	2023	2022
Risk-free interest rate	3.86%	1.90%
Expected term (in years)	5.52-6.27	6.2-6.27
Expected volatility	75.0%	79.1%
Expected dividend yield	0%	0%

Warrants

See Note 6 for warrants to be issued with the April Notes.

Classification

Stock-based compensation expense for stock options was classified in the statements of operations as follows:

	Six Months Ended
	June 30,
	2023	2022
General and administrative	$21,315	$2,397
Operations	18,302	1,114
Research and development	154,185	16,220
Sales and marketing	7,070	352
	$200,872	$20,083

10. COMMITMENTS AND CONTINGENCIES

Leases – Right of Use Asset and Liability

The Company’s operating lease agreements include office and warehouse space. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The components of lease costs are as follows:

		Six Months Ended
	Financial Statement	June 30,
Type	Line Item	2023	2022
Operating lease	General and administrative	$411,770	$134,772
Total lease costs		$411,770	$134,772

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Supplemental cash flow information related to leases are as follows:

	Six Months Ended
	June 30,
	2023	2022
Operating cash flows paid for operating leases	$273,570	$161,418
Right-of-use assets obtained in exchange for operating lease obligations	$-	$944,188

Supplemental balance sheet information related to leases are as follows:

	June 30,	December 31,
	2023	2022
Weighted-average remaining lease term (in years)	1.81	2.30
Weighted-average discount rate	7.25%	7.25%

Finance Lease – Failed Sales-Leaseback

In November 2022, the Company entered into a lease agreement with Farnam Capital for its next-generation of robot assets. As per ASC 842-40-25-1, the transaction was considered a failed sales-leaseback and therefore the lease was accounted for as a financing agreement. In total, the Company received proceeds of $3,561,288 related to robot assets constructed with the same value that are held as collateral. The agreement calls for monthly payments through October 31, 2024 of $189,262 and required a security deposit of $378,524. During the six months ended June 30, 2023, the Company made repayments totaling $1,118,348. The outstanding liability at June 30, 2023 was $2,958,980. The Company has the option to purchase the assets at the end of the lease for 40% of the original equipment cost.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

11. SUBSEQUENT EVENTS

On July 31, 2023, the board of directors of Patricia and all of its pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on July 31, 2023, and through which Patricia changed its name to “Serve Robotics Inc.”

On July 31, 2023, Patricia’s wholly-owned subsidiary, Acquisition Sub, merged with and into the Company. Pursuant to this transaction (the “Merger”), the Company was the surviving corporation and became Patricia’s wholly owned subsidiary, and all of the outstanding stock of Serve was converted into shares of Patricia’s common stock. All of Serve’s outstanding warrants and options were assumed by Patricia. Following the consummation of the Merger, Serve changed its name to “Serve Operating Co.”

As a result of the Merger, Patricia acquired the business of Serve and will continue the existing business operations of Serve as a public reporting company under the name Serve Robotics Inc. In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the Company was determined the accounting acquirer. Patricia’s historical financial statements before the Merger will be replaced with the historical financial statements of Serve before the Merger in future filings with the SEC.

SERVE ROBOTICS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

At the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each of Serve’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.8035 shares of Patricia’s common stock (the “Common Share Conversion Ratio”) (in the case of shares held by accredited investors), with the maximum number of shares of our common stock issuable to the former holders of Serve’s capital stock equal to 20,948,917 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 3,500,000 shares of Patricia’s common stock owned by its stockholders prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, (i) options to purchase 1,984,951 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger under Serve’s 2021 Stock Plan (the “Serve Plan”) were assumed and converted into options to purchase 1,594,800 shares of Patricia’s common stock, (ii) warrants to purchase 17,314 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 13,911 shares of Patricia’s common stock, (iii) warrants to purchase 160,323 shares of Serve’s Series Seed preferred stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 128,819 shares of Patricia’s common stock and (iv) simple agreement for future equity (“SAFEs”) totaling $15,551,953 were converted into 4,372,613 shares of Patricia’s common stock.

Immediately following the Effective Time of the Merger, Patricia (the merged entity) sold 3,720,339 shares of its common stock in a private placement offering at a purchase price of $4.00 per share (the “Sale Price”). The private placement offering is referred to herein as the “Private Placement.”

The aggregate gross proceeds from the Private Placement were approximately $14.1 million (including the aggregate principal amount of April Notes converted as described above, and before deducting placement agent fees and expenses of the Private Placement, which are estimated at $1.6 million).

In addition, as a result of the foregoing, Patricia issued to the holders of the April Notes prior to their conversion, Bridge Warrants to purchase 468,984 shares of our common stock.

Secured Subordinated Promissory Notes

On July 6, 2023, Serve issued Secured Subordinated Promissory Notes (the “Promissory Notes”) to accredited investors in an aggregate principal loan amount of $750,000. Pursuant to the Promissory Notes, the loans accrued interest on the unpaid principal amount at a rate of 18.00% per annum, computed as simple interest. Each holder of the Promissory Notes was entitled to an exit fee equal to 16% of the stated principal amount of such holder’s Promissory Note, less the total amount of interest that accrued on such Promissory Note prior to the Closing of the Merger (the “Exit Fee”). Serve repaid the Promissory Notes and the Exit Fee upon the Closing of the Merger.

Management has evaluated subsequent events through August 15, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

Serve Robotics Inc. and Patricia Acquisition Corp.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We were incorporated as Patricia Acquisition Corp. (“Patricia”) in the State of Delaware on November 9, 2020. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On July 31, 2023, our board of directors and all of our pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on July 31, 2023, and through which we changed our name to “Serve Robotics Inc.” On July 31, 2023, our board of directors also adopted restated bylaws.

On July 31, 2023, our wholly-owned subsidiary, Serve Acquisition Corp., a corporation formed in the State of Delaware on July 10, 2023 (“Acquisition Sub”), merged with and into Serve Robotics Inc., a privately held Delaware corporation (“Serve”). Pursuant to this transaction (the “Merger”), Serve was the surviving corporation and became our wholly owned subsidiary, and all of the outstanding stock of Serve was converted into shares of our common stock. All of Serve’s outstanding warrants, options and stock appreciation rights were assumed by us. Following the consummation of the Merger, Serve changed its name to “Serve Operating Co.”

As a result of the Merger, we acquired the business of Serve and will continue the existing business operations of Serve as a public reporting company under the name Serve Robotics Inc.

The Merger is being accounted for as a reverse-merger and recapitalization. Serve is the acquirer for financial reporting purposes, and Patricia is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. Consequently, the assets, liabilities and operations that will be reflected in the historical financial statements prior to the Merger will be those of Serve and will be recorded at the historical cost basis of Serve, and the consolidated financial statements after completion of the Merger will include the assets, liabilities and results of operations of Serve up to the day prior to the closing of the Merger and the assets, liabilities and results of operations of the combined company from and after the closing date of the Merger. The unaudited pro forma combined financial information is based on individual historical financial statements of Serve and Patricia prepared under U.S. GAAP and is adjusted to give effect to the Merger Agreement.

The unaudited pro forma combined balance sheets as of June 30, 2023 for Serve and Patricia give effect to the Merger as if it had been consummated on June 30, 2023 and include all necessary transaction accounting adjustments, including those that are not expected to have a continuing impact. The unaudited pro forma combined statements of operations for the six months ended June 30, 2023 give effect to the Merger as if it had been consummated on January 1, 2023 and include all necessary transaction accounting adjustments, including those that are not expected to have a continuing impact. The unaudited pro forma combined statements of operations for the year ended December 31, 2022 give effect to the Merger as if it had been consummated on January 1, 2022 and include all necessary transaction accounting adjustments, including those that are not expected to have a continuing impact. The notes to the unaudited pro forma combined financial information describe the pro forma amounts and adjustments presented below.

The unaudited pro forma combined financial information does not purport to represent what the combined company’s results of operations and comprehensive loss or financial position would actually have been had the Merger occurred on the dates described above or to project the combined company’s results of operations or financial position for any future date or period.

The unaudited pro forma combined financial information should be read together with (1) Serve’s audited consolidated financial statements as of and for the year ended December 31, 2022, (2) Patricia’s audited financial statements as of and for the year ended December 31, 2022, (3) Serve’s unaudited consolidated financial statements as of and for the six months ended June 30, 2023, and (4) Patricia’s unaudited consolidated financial statements as of and for the six months ended June 30, 2023,

Serve Robotics, Inc. and Patricia Acquisition Corp.

Unaudited Pro Forma Combined Balance Sheets

As of June 30, 2023

	Serve		Pro Forma		Combined
	Robotics	Patricia	Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$18,912	$9,236	$10,195,039	(a)	$10,223,187
Accounts receivable	-	-	-		-
Inventory	622,966	-	-		622,966
Prepaid expenses and other current assets	65,086	-	-		65,086
Deferred offering costs	352,617	-	-		352,617
Total current assets	1,059,581	9,236	10,195,039		11,263,856
Property and equipment, net	2,445,148	-	-		2,445,148
Deposits	512,659	-	-		512,659
Right of use asset	1,003,574	-	-		1,003,574
Total assets	$5,020,962	$9,236	$10,195,039		$15,225,237

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$866,904	10,600	$-		$877,504
Accrued liabilities	63,840	-	-		63,840
Note payable - stockholder	-	151,500	-		151,500
Note payable, current	1,000,000	-	-		1,000,000
Note payable - related party, net	335,160	-	(335,160)	(g)	-
Convertible note payable, net of debt discount	2,655,949	-	(2,655,949)	(g)	-
Derivative liability	601,000	-	(601,000)	(g)	-
Lease liability, current portion	2,271,144	-	-		2,271,144
Right of use liability, current portion	556,124	-	-		556,124
Total current liabilities	8,350,121	162,100	(3,592,109)		4,920,112
Note payable, net of current portion	722,767	-	-		722,767
Simple agreements for future equity	17,054,609	-	(17,054,609)	(b)	-
Restricted stock award liability	157,271	-	-		157,271
Right of use liability	399,649	-	-		399,649
Lease liability	687,836	-	-		687,836
Total liabilities	27,372,253	162,100	(20,646,718)		10,479,744

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value, 10,090,150 shares authorized, 9,929,827 shares issued and outstanding, actual (pre-conversion); $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding, pro forma	90	-	(99)	(c)	-
Common stock, $0.0001 par value, 8,612,580 shares issued, 8,127,433 shares outstanding, actual (pre conversion); $0.0001 par value, 24,821,337 shares issued, 24,431,521 shares outstanding, pro forma	81	500			2,468
			437	(b)
			(500)	(d)
			1,857	(e)
		-	94	(g)
Additional paid-in capital	31,441,776		17,054,172	(b)	60,995,422
			99	(c)
			500	(d)
			(1,857)	(e)
			3,256,856	(g)
			10,530,199	(a)
Subscription receivable	(168,223)	-	(153,364)	(f)	(321,587)
Accumulated deficit	(53,625,023)	(153,364)	153,364	(f)	(53,864,423)
Total stockholders’ equity (deficit)	(22,351,291)	(152,864)	30,841,757		8,337,603
Total liabilities and stockholders’ equity (deficit)	$5,020,962	$9,236	$10,195,039		$15,225,237

Serve Robotics, Inc. and Patricia Acquisition Corp.

Unaudited Pro Forma Combined Statements of Operations

Six Months Ended June 30, 2023

	Serve Robotics	Patricia	Pro Forma Adjustments	Notes	Combined Pro Forma
Revenues	$102,261	$-	$-		$102,261
Cost of revenues	758,628	-	-		758,628
Gross profit	(656,367)	-	-		(656,367)

Operating expenses:
General and administrative	1,986,806	29,321	-		2,016,127
Operations	1,114,335	-	-		1,114,335
Research and development	4,208,634	-	-		4,208,634
Sales and marketing	362,718	-	-		362,718
Total operating expenses	7,672,493	29,321	-		7,701,814

Loss from operations	(8,328,860)	(29,321)	-		(8,358,181)

Other income (expense):
Interest expense, net	(538,606)	-	-		(538,606)
Change in fair value of simple agreements for future equity	(1,236,912)	-	1,236,912	(h)	-
Total other income (expense), net	(1,775,518)	-	1,236,912		(538,606)

Income tax benefit (provision)	-	-	-		-
Net loss	$(10,104,378)	$(29,321)	$1,236,912		$(8,896,787)

Weighted average common shares outstanding - basic and diluted	8,311,602	5,000,000			24,498,469
Net loss per common share - basic and diluted	$(1.22)	$(0.01)			$(0.36)

Serve Robotics, Inc. and Patricia Acquisition Corp.

Unaudited Pro Forma Combined Statements of Operations

Year Ended December 31, 2022

	Serve		Pro Forma		Combined
	Robotics	Patricia	Adjustments	Notes	Pro Forma
Net revenues	$107,819	$-	$-		$107,819
Cost of net revenues	1,148,426	-	-		1,148,426
Gross profit	(1,040,607)	-	-		(1,040,607)

Operating expenses:
General and administrative	3,786,124	51,354	-		3,837,478
Operations	2,035,063	-	-		2,035,063
Research and development	13,565,765	-	-		13,565,765
Sales and marketing	525,494	-	-		525,494
Total operating expenses	19,912,446	51,354	-		19,963,800

Loss from operations	(20,953,053)	(51,354)	-		(21,004,407)

Other income (expense):
Interest expense, net	(636,330)	-	-		(636,330)
Change in fair value of simple agreements for future equity	(265,744)	-	265,744	(h)	-
Total other income (expense), net	(902,074)	-	265,744		(636,330)

Income tax benefit (provision)	-	-	-		-
Net loss	$(21,855,127)	$(51,354)	$265,744		$(21,640,737)

Weighted average common shares outstanding - basic and diluted	8,583,409	5,000,000		(i)	24,716,866
Net loss per common share - basic and diluted	$(2.55)	$(0.01)			$(0.88)

Serve Robotics, Inc. and Patricia Acquisition Corp.

Notes to Unaudited Pro Forma Financial Statements

Pro Forma Adjustments

a)	To reflect the net proceeds from the Private Placement less transaction expenses, including: placement agent commissions, professional fees for legal advisors and independent accountants and escrow agent. Pursuant to the Private Placement, as of the initial closing on July 31, 2023, and subsequent closings on August 31, 2023 and October 26, 2023, we issued 3,183,671 shares of common stock for gross proceeds of $12.7 million.

b)	To record the conversion of simple agreements for future equity of Serve into shares of our common stock upon the Merger.

c)	To record the conversion of the convertible preferred stock of Serve into shares of our common stock upon the Merger.

d)	To record the cancellation of shares of common stock of Patricia outstanding immediately prior to the Merger.

e)	To record the additional paid-in capital and common stock adjustments to reflect the common share outstanding at par value of $0.0001 per share after the Merger.

f)	To eliminate the historical accumulated deficit of Patricia upon connumeration of the Merger.

g)	To record the conversion of the Bridge Notes into 937,961 shares of our common stock upon the Merger. The accompanying derivative liability was also converted to additional paid-in capital upon this conversion.

h)	The unaudited pro forma statements of operations reflect an adjustment to reverse the change in fair value of simple agreements for future equity as if the SAFEs had converted at the beginning of each period.

i)

Represents the pro forma shares of our common stock outstanding upon the Merger and the Private Placement. Refer below for a reconciliation of the historical and pro forma weighted average shares outstanding used in computing basic and diluted net loss per share:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Weighted average common shares outstanding, basic and diluted - actual	8,311,602	8,583,409
Common share conversion ratio per Merger	.80350	.80350
	6,678,372	6,896,769
Conversion of preferred into common shares upon Merger	7,969,383	7,969,383
Conversion of SAFEs into common shares upon Merger	4,372,613	4,372,613
Conversion of bridge notes into common shares upon Merger	937,961	937,961
Patricia's public stockholders	1,500,000	1,500,000
Common shares issued upon Private Placement	3,183,671	3,183,671
Weighted average common shares outstanding, basic and diluted - pro forma	24,642,000	24,860,397

Pro forma anti-dilutive items as of June 30, 2023 and December 31, 2022 include stock options and common and preferred stock warrants outstanding.

PATRICIA ACQUISITION CORP.

December 31, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Patricia Acquisition Corp.

Boca Raton, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Patricia Acquisition Corp. (the “Company”) as of December 31,2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRASSI & CO., CPAs, P.C.

PCAOB # 606

We have served as the Company’s auditors since 2022.

Jericho, New York

March 30, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Patricia Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Patricia Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2021 and for the period from November 9, 2020 (Inception) to December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from November 9, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from inception that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Raich Ende Malter & Co. LLP

PCAOB # 50

We have served as the Company’s auditor since 2020.

Melville, New York

March 29, 2022

PATRICIA ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$457	$271
Total current assets	457	271
Total assets	$457	$271

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$10,000	$7,500
Note payable - stockholder	114,000	64,960
Total current liabilities	124,000	72,460
Total liabilities	124,000	72,460

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(124,043)	(72,689)
Total stockholders’ deficit	(123,543)	(72,189)
Total liabilities and stockholders’ deficit	$457	$271

See accompanying notes to financial statements

PATRICIA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021

Revenue	$-	$-
General and administrative expenses	51,354	54,627
Loss from operations	(51,354)	(54,627)

Net loss	$(51,354)	$(54,627)

Weighted average common stock outstanding, basic and dilutive	5,000,000	5,000,000

Loss per share of common stock, basic and dilutive	$(0.01)	$(0.01)

See accompanying notes to financial statements

PATRICIA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2022 and 2021

	Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2020	5,000,000	$500	$(18,062)	$(17,562)
Net loss	-	-	(54,627)	(54,627)

Balances – December 31, 2021	5,000,000	500	(72,689)	(72,189)

Net loss	-	-	(51,354)	(51,354)
Balances – December 31, 2022	5,000,000	$500	$(124,043)	$(123,543)

See accompanying notes to financial statements

PATRICIA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(51,354)	$(54,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	2,500	3,000
Net cash (used in) operating activities	(48,854)	(51,627)

Cash flows from financing activities:
Proceeds from note payable - stockholder	49,040	42,460
Net cash provided by financing activities	49,040	42,460

Net change in cash	186	(9,167)
Cash - beginning of period	271	9,438
Cash - end of period	$457	$271

See accompanying notes to financial statements

PATRICIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

December 31, 2022

Note 1. Nature of Operations

Patricia Acquisition Corp. (the “Company”) was incorporated in the State of Delaware on November 9, 2020. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes

The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of December 31, 2022 and 2021, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of December 31, 2022 and 2021, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of December 31, 2022 and 2021, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has issued 5,000,000 shares of its $0.0001 par value common stock for $500 to the founders of the Company.

Note 4. Income Taxes

As of December 31, 2022 and 2021, the Company has approximately $22,300 and $11,500, respectively, in gross deferred tax assets resulting from net operating loss carry-forwards of $106,000 and $54,600, respectively, available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on December 31, 2022 and 2021 and the tax provisions attributable to loss before income taxes is as follows:

	December 31,
	2022	2021
Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	-	-

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On November 13, 2020, the Company issued a promissory note (the “Note”) to the majority stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction, after which the Company would cease to be a shell company. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of December 31, 2022 and 2021, the amount due under the note payable was $114,000 and $64,960, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of $124,043, has negative working capital of $123,543, and has a stockholders’ deficit of $123,543 as of December 31, 2022. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings on the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Contingencies - COVID-19

On March 11, 2020, the World Health Organization officially declared the outbreak of the novel coronavirus COVID-19 a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases has resulted in a widespread health crisis that has significantly adversely affected businesses of all types, economies and financial markets worldwide. The business of any potential target company with which the Company consummates a business combination could be materially and adversely affected. Furthermore, the Company may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, the Company’s ability to consummate a business combination, or the operations of a target business with which the Company ultimately consummates a business combination, may be materially adversely affected.

PATRICIA ACQUISITION CORP.

PATRICIA ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS

Current assets
Cash	$9,236	$457
Total current assets	9,236	457
Total assets	$9,236	$457

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses	$10,600	$10,000
Note payable - stockholder	151,500	114,000
Total current liabilities	162,100	124,000
Total liabilities	162,100	124,000

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(153,364)	(124,043)
Total stockholders’ deficit	(152,864)	(123,543)
Total liabilities and stockholders’ deficit	$9,236	$457

See accompanying notes to condensed financial statements

PATRICIA ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$-	$-	$-	$-
General and administrative expenses	17,839	19,190	29,321	27,078
Loss from operations	(17,839)	(19,190)	(29,321)	(27,078)
Net loss	$(17,839)	$(19,190)	$(29,321)	$(27,078)
Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

See accompanying notes to condensed financial statements

PATRICIA ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

For the Three and Six Months Ended June 30, 2022

	Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2021	5,000,000	$500	$(72,689)	$(72,189)
Net loss	-	-	(7,888)	(7,888)
Balances – March 31, 2022	5,000,000	500	(80,577)	(80,077)
Net loss	-	-	(19,190)	(19,190)
Balances – June 30, 2022	5,000,000	$500	$(99,767)	$(99,267)

For the Three and Six Months Ended June 30, 2023

	Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2022	5,000,000	$500	$(124,043)	$(123,543)
Net loss	-	-	(11,482)	(11,482)
Balances – March 31, 2023	5,000,000	500	(135,525)	(135,025)
Net loss	-	-	(17,839)	(17,839)
Balances – June 30, 2023	5,000,000	$500	$(153,364)	$(152,864)

See accompanying notes to condensed financial statements

PATRICIA ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(29,321)	$(27,078)

Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	600	2,500
Net cash used in operating activities	(28,721)	(24,578)

Cash flows from financing activities:

Proceeds from note payable - stockholder	37,500	26,980
Net cash provided by financing activities	37,500	26,980

Net change in cash	8,779	2,402
Cash - beginning of period	457	271
Cash - end of period	$9,236	$2,673

See accompanying notes to condensed financial statements

PATRICIA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Unaudited)

Note 1. Nature of Operations

Patricia Acquisition Corp. (the “Company”) was incorporated in the State of Delaware on November 9, 2020. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC.”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a compete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of June 30, 2023 and 2022, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act”. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of June 30, 2023 and December 31, 2022, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of June 30, 2023 and December 31, 2022, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has 5,000,000 shares issued and outstanding.

Note 4. Income Taxes

As of June 30, 2023 and December 31, 2022, the Company has approximately $28,400 and $22,300, respectively, in gross deferred tax assets resulting from net operating loss carry-forwards of $135,000 and $106,000, respectively, available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on June 30, 2023 and December 31, 2022, and the tax provisions attributable to loss before income taxes is as follows:

	June 30, 2023	December 31, 2022
Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	-%	-%

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable – Stockholder

On November 13, 2020, the Company issued a promissory note (the “Note”) to the majority stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction, after which the Company would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of June 30, 2023 and December 31, 2022, the amount due under the note payable was $151,500 and $114,000, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $153,364 and $152,864, respectively, as of June 30, 2023. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings on the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, except as disclosed below.

On July 31, 2023, the Company consummated the previously announced merger by and among the Company, a recently formed wholly-owned subsidiary of the Company (“Merger Sub”), and Serve Robotics Inc, a privately held Delaware corporation (“Serve”), pursuant to which Merger Sub would merge with and into Serve, with Serve continuing as the surviving entity (the “Merger”) and as the Company’s wholly-owned subsidiary, after which the Company would continue the business of Serve. The Merger occurred pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Serve, and Merger Sub.

Serve is an autonomous sidewalk delivery company. The company designs, develops and operates low-emission robots that serve people in public spaces, starting with food delivery. Serve is headquartered in Redwood City, California.

Pursuant to the terms of the Merger Agreement, all outstanding equity interests of Serve converted into shares of our Common Stock, such that the holders of Serve equity before the Merger own a majority of the outstanding shares of our Common Stock after the Merger (before giving effect to a private placement offering of Common Stock by the Company that was consummated in connection with the Merger), resulting in a change of control of the Company.

Certain other information regarding the Merger and changes to the management and share ownership of the Company is set forth in the Current Report on Form 8-K filed by the Company with the SEC on August 4, 2023, as amended (the “Super 8-K”).

The foregoing description of the Merger Agreement and Common Stock private placement and related matters does not purport to be complete and is qualified in its entirety by the terms of the actual Merger Agreement and of terms and documentation for a private placement, which are filed with the SEC as exhibits to the Super 8-K.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee	$8,381.11
Accounting fees and expenses	$25,000
Legal fees and expenses	$100,000.00
Printing and miscellaneous expenses	$7,500.00
Total	$140,881.11

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act .

As permitted by the DGCL, the Registrant’s amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company currently carries liability insurance for its directors and officers.

Certain of the Company’s directors are also indemnified by their employers with regard to service on the Company’s board of directors.

Item 15. Recent Sales of Unregistered Securities

The Bridge Financing

On April 21, 2023, in connection with the Bridge Financing, Serve offered and sold to accredited investors $3,001,500 principal amount of the Bridge Notes in a private placement. The Bridge Notes bore interest at 10% per annum and were payable on October 21, 2023, subject to earlier conversion as described below.

On July 31, 2023, upon the closing of the Merger and the initial closing of the Private Placement, the outstanding principal amount of the Bridge Notes was automatically converted into 937,961 shares of our common stock at a conversion price of $3.20 per share, and investors in the Bridge Notes received Bridge Warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock into which the Bridge Notes were converted, at an exercise price of $3.20 per share for a term of three years. If at any time after the Registration Effectiveness Date there is no effective registration statement registering for resale, or the prospectus contained therein is not available for the resale of the shares of common stock issuable upon exercise of the Bridge Warrants by the holder, the Bridge Warrants may also be exercised, in whole or in part, at such time by means of a “cashless” net exercise.

In connection with the sale of the Bridge Notes, Serve agreed to cause the Company to issue to the Bridge Brokers, upon closing of the Merger and the Private Placement, Bridge Broker Warrants to purchase a number of shares of Serve’s common stock equal to 8% of the number of shares of common stock into which the Bridge Notes, other than those purchased by Insider Investors, would convert at the closing of the Merger and Private Placement, with an exercise price per share of $3.20 and a term of three years. The Bridge Brokers were entitled to be issued Bridge Broker Warrants to purchase an aggregate of 74,662 shares of our common stock.

The private placement of the Bridge Notes, and the grant of the Bridge Warrants and Bridge Broker Warrants were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder. The Bridge Notes were sold to “accredited investors,” as defined in Regulation D, and the offering was conducted on a “reasonable best efforts” basis.

Private Placement

On July 31, 2023, in connection with the Private Placement, we issued an aggregate of 2,782,378 shares of common stock at a price of $4.00 per share for aggregate gross consideration of approximately $11.13 million to 71 accredited investors. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder.

On August 30, 2023, in connection with the Private Placement, we issued an aggregate of 257,762 shares of common stock at a price of $4.00 per share for aggregate gross consideration of approximately $1.03 million to 5 accredited investors. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder.

On October 26, 2023, in connection with the Private Placement, we issued an aggregate of 143,531 shares of common stock at a price of $4.00 per share for aggregate gross consideration of approximately $0.57 million to 8 accredited investors. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder.

Placement Agent Warrants

In connection with the Private Placement and subject to the closing of the Private Placement, we agreed to pay each of the Placement Agents, Aegis Capital Corp. and Network 1 Financial Services, Inc., each a U.S. registered broker-dealer, a cash placement fee of 8% of the gross proceeds raised from investors in the Private Placement (or 4% of gross proceeds raised from Insider Investors) and to issue to them Placement Agent Warrants consisting of (a) Placement Agent A Warrants to purchase a number of shares of our common stock equal to 8% of the number of shares of common stock sold in the Private Placement (other than to Insider Investors), with a term expiring three years after the common stock begins to trade on Nasdaq or New York Stock Exchange and an exercise price of $4.00 per share and (b) Placement Agent B Warrants to purchase 125,000 shares of common stock with the same term as the Placement Agent A Warrants and an exercise price of $0.001 per share.

The grant of the Placement Agent Warrants was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder.

Securities Issued in Connection with the Merger

On July 31, 2023, pursuant to the terms of the Merger Agreement, 3,847,756 shares of Serve’s Series Seed preferred stock, 3,037,227 shares of Serve’s Series Seed-1 preferred stock, 2,599,497 shares of Serve’s Series Seed-2 preferred stock, and 445,347 shares of Serve’s Series Seed-3 stock were converted into an aggregate of 7,978,613 shares of our common stock. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Sales of Unregistered Securities of Serve

The following list sets forth information as to all securities Serve sold from January 15, 2020, through immediately prior to the consummation of the Merger, which were not registered under the Securities Act. The following description is historical and has not been adjusted to give effect to the Merger. The proceeds from these sales were used by the Company for working capital.

1.	Between April 27, 2021 and June 25, 2021, Serve issued a total of 4,400,000 shares of Serve’s common stock at a price per share of $0.001 to stockholders of Serve for gross proceeds of $4,400. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

2.	Between April 12, 2021 and September 19, 2021, Serve issued a total of 4,559,824 shares of common stock at a price per share of $0.001 to service providers of Serve pursuant to the Serve Plan, of which 3,454,021 are outstanding for gross proceeds of $4,725.27. Serve relied upon the exemption from registration provided by Rule 701 of the Securities Act.

3.	Between August 23, 2022 and September 7, 2022, Serve issued a total of 420,811 shares of common stock at a price per share of $0.39 to service providers of Serve pursuant to the Serve Plan. Serve relied upon the exemption from registration provided by Rule 701 of the Securities Act.

4.	Between December 23, 2021 and October 8, 2022, Serve issued options to purchase a total of 1,530,498 shares of common stock at an exercise price of $0.39 per share to service providers of Serve pursuant to the Serve Plan, of which 1,032,668 are outstanding. Serve relied upon the exemption from registration provided by Rule 701 of the Securities Act.

5.	On February 24, 2021, Serve issued a simple agreement for future equity for an aggregate purchase amount of $1.00 million (the “February 2021 Safe”) to an investor of Serve. The February 2021 Safe converted into 3,037,227 shares of Serve’s Series Seed-1 Preferred Stock at a price per share of $1.2182 on October 4, 2021. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

6.	Between January 29, 2021 and March 16, 2021, Serve issued SAFEs for an aggregate purchase amount of $5.68 million (the “2021 Safes”) to investors of Serve. The 2021 Safes converted into 2,599,497 shares of Serve’s Series Seed-2 Preferred Stock at a price per share of $2.1831 on October 4, 2021. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

7.	On July 13, 2021, Serve issued a simple agreement for future equity for an aggregate purchase amount of $1.25 million (the “Bridge Safe”) to investors of Serve. The Bridge Safe converted into 445,347 shares of Serve’s Series Seed-3 Preferred Stock at a price per share of $2.8068 on October 4, 2021. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

8.	On October 4, 2021, Serve entered into a Series Seed Preferred Stock Purchase Agreement, pursuant to which the Company issued 3,847,756 shares of Serve’s Series Seed Preferred Stock at a price per share of $3.1187, 3,037,227 shares of Serve’s Series Seed-1 Preferred Stock, 2,599,497 shares of Serve’s Series Seed-2 Preferred Stock, and 445,347 shares of Serve’s Series Seed-3 Preferred Stock to stockholders of Serve. Serve raised a total of $12.00 million from the sale of Serve’s Series Seed Preferred Stock. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

9.	On October 4, 2021, Serve issued a warrant to purchase 160,323 shares of Serve’s Series Seed Preferred Stock at an exercise price of $3.12 per share. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

10.	On November 11, 2021, Serve issued a warrant to purchase 17,314 shares of Serve’s common stock at an exercise price of $3.12 per share. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

11.	Between February 4, 2022 and March 9, 2022, Serve issued SAFEs for an aggregate purchase amount of $10.59 million to investors of Serve. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

12.	On March 1, 2022, Serve issued a warrant to purchase 50,145 shares of Serve’s common stock at an exercise price of $0.39 per share. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

13.	Between December 1, 2022 and January 18, 2023, Serve issued simple agreement for future equity for an aggregate purchase amount of $4.97 million to investors of Serve. Serve relied upon the exemption from registration provided by Regulation 4(2) under the Securities Act.

14.	On March 15, 2023, Serve issued options to purchase a total of 317,660 shares of common stock at an exercise price of $0.40 per share to service providers of Serve pursuant to the Serve Plan. Serve relied upon the exemption from registration provided by Rule 701 of the Securities Act.

15.	On June 7, 2023, Serve issued options to purchase a total of 635,018 shares of common stock at an exercise price of $0.69 per share to service providers of Serve pursuant to the Serve Plan. Serve relied upon the exemption from registration provided by Rule 701 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1§	Agreement and Plan of Merger and Reorganization among the Company, Serve Acquisition Corp. and Serve Robotics Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2023)
3.1	Certificate of Merger relating to the merger of Serve Acquisition Corp. with and into Serve Robotics Inc., filed with the Secretary of State of the State of Delaware on July 31, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
3.2	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 31, 2023 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.1	Form of Bridge Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.2	Form of Bridge Broker Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.3	Form of Placement Agent A Warrant (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.4	Form of Placement Agent B Warrant (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
5.1**	Opinion of Orrick, Herrington & Sutcliffe LLP.
10.1+§	Offer Letter, dated as of March 1, 2021, by and between Touraj Parang and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.2+§	Offer Letter, dated as of October 7, 2021, by and between Euan Abraham and the Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.3+	Engagement Letter, dated as of May 18, 2023, by and between AKW Financial, LLC dba Vision Accounting & Tax (VAT) and the Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.4+	Parang Termination Payment Letter, dated as of June 23, 2021, by and between Touraj Parang and the Company (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.5+	Kashani Termination Payment Letter, dated as of September 27, 2021, by and between Ali Kashani and the Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.6	Lease Agreement, dated as of February 25, 2021, by and between Bauen Fund 2018-730, LLC and the Company (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.7§	Contribution Agreement, dated as of February 24, 2021, by and between Postmates, LLC and the Company (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.8#	Amended and Restated Side Letter to the Contribution Agreement, dated as of January 12, 2023, by and between Postmates, LLC and the Company (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.9#	Master Framework Agreement, dated as of September 3, 2021 by and between Uber Technologies Inc. and the Company (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.10#	Amendment No. 1 to the Master Framework Agreement, dated as of May 26, 2022 by and between Uber Technologies Inc. and the Company (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.11#	Amendment No. 2 to the Master Framework Agreement, dated as of January 12, 2023 by and between Uber Technologies Inc. and the Company (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.12*#	Amendment No. 3 to the Master Framework Agreement, dated as of September 6, 2023 by and between Uber Technologies Inc. and the Company.
10.13#	Project Plan #1, dated as of February 3, 2022, by and between Uber Technologies Inc. and the Company (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.14#	Project Plan #2, dated as of May 26, 2022, by and between Uber Technologies Inc. and the Company (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).

10.15	Equipment Lease Agreement, dated as of June 6, 2022, by and between Farnam Street Financial, Inc. and the Company (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.16#§	Strategic Customer Agreement, dated as of December 31, 2021, by and between Ouster, Inc. and the Company (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.17§	Loan and Security Agreement, dated as of March 1, 2022, by and between Silicon Valley Bank and the Company (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.18	First Amendment to the Loan and Security Agreement, dated as of October 11, 2022, by and between Silicon Valley Bank and the Company (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.19	Second Amendment to the Loan and Security Agreement, dated as of April 21, 2023, by and between Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.20	Third Amendment to the Loan and Security Agreement, dated as of July 28, 2023, by and between Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.21	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.22	Form of Pre-Merger Indemnification Agreement (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.23	Subscription Agreement, dated July 31, 2023, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.24	Form of Registration Rights Agreement, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.25+	2021 Stock Plan and form of award agreements (incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
10.26+	2023 Equity Incentive Plan and form of award agreements (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
16.1	Letter from Grassi & Co., CPAs, P.C. as to the change in certifying accountant, dated August 4, 2023 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2023).
23.1**	Consent of dbbmckennon, independent registered public accounting firm.
23.2**	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
23.3**	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm.
23.4**	Consent of Raich Ende Malter & Co. LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on the signature page of the initial filing of the Registration Statement).
107**	Calculation of Filing Fee
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously filed.
**	Filed herewith.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with Item 601(b)(10) of Regulation S-K. The registrant hereby agrees to furnish supplementally copies of any of the omitted portions of this exhibit to the SEC upon its request.
§	Certain exhibits or schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 1st day of November, 2023.

Serve Robotics Inc.

By:	/s/ Ali Kashani
Ali Kashani
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No.1 has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date

/s/ Ali Kashani	Chief Executive Officer, and Chairman of the Board of Directors (principal executive officer)	November 1, 2023
Ali Kashani

*	President and Chief Operating Officer and Director	November 1, 2023
Touraj Parang

*	Chief Financial Officer (principal financial and accounting officer)	November 1, 2023
April Pannell

*	Senior Vice President of Hardware Engineering	November 1, 2023
Euan Abraham

*	Director	November 1, 2023
James Buckly Jordan

*	Director	November 1, 2023
Sarfraz Maredia

*	Director	November 1, 2023
Ali Pourdad

*	Director	November 1, 2023
Olivier Vincent

*By: /s/ Ali Kashani
Ali Kashani Attorney-in-fact